As filed with the Securities and Exchange Commission on April 22, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nanosys, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	13-4182327 (I.R.S. Employer Identification Number)

2625 Hanover Street

Palo Alto, CA 94304
(650) 331-2100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Calvin Y. H. Chow

Chief Executive Officer
Nanosys, Inc.
2625 Hanover Street
Palo Alto, CA 94304
(650) 331-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Michael J. O’Donnell, Esq. Mark L. Reinstra, Esq. Julia Reigel, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Patrick A. Pohlen, Esq. Mark V. Roeder, Esq. Edward F. Vermeer, Esq. Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 463-2600

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to	Proposed Maximum
be Registered	Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	$115,000,000	$14,570.50

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated April 22, 2004

PROSPECTUS

                                    Shares

Common Stock

          This is Nanosys, Inc.’s initial public offering. Nanosys is selling all of the shares.

          We expect the initial public offering price per share to be between $          and $           per share. Currently, no public market exists for the shares. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “NNSY.”

          Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Nanosys, Inc.	$	$

          The underwriters may also purchase up to an additional                      shares from Nanosys at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The shares will be ready for delivery on or about                     , 2004.

Merrill Lynch & Co.	Lehman Brothers

CIBC World Markets	Needham & Company, Inc.

The date of this prospectus is                     , 2004.

Inside front cover description:

The chart shows photographs of our technology used in our development programs for solar cells, flexible electronics and time of flight mass spectrometry substrates. For each program, a photograph is shown of an isolated nanostructure typically used for the potential application, the nanostructure as set in the application, how the nanostructure connects to the other components used in the application and the proposed end device to be made by Nanosys.

Page

Prospectus Summary	1
Risk Factors	6
Special Note Regarding Forward-Looking Statements	19
Use of Proceeds	20
Dividend Policy	20
Capitalization	21
Dilution	23
Selected Financial Data	24
Management’s Discussion and Analysis of Financial Condition and Results of Operations	25
Business	31
Management	44
Executive Compensation	48
Principal Stockholders	54
Our Relationship and Arrangements with our Stockholders, our Officers and our Directors	56
Description of Capital Stock	62
Shares Eligible for Future Sale	66
Underwriting	68
Legal Matters	71
Experts	71
Where You Can Find Additional Information	71
Financial Statements	F-1
EXHIBIT 3.1
EXHIBIT 3.1.1
EXHIBIT 3.2
EXHIBIT 3.2.1
EXHIBIT 4.2
EXHIBIT 4.2.1
EXHIBIT 4.2.2
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.5.1
EXHIBIT 10.5.2
EXHIBIT 10.5.3
EXHIBIT 10.5.4
EXHIBIT 10.6
EXHIBIT 10.6.1
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.8.1
EXHIBIT 10.9
EXHIBIT 10.9.1
EXHIBIT 10.10
EXHIBIT 10.10.1
EXHIBIT 10.10.2
EXHIBIT 10.11
EXHIBIT 10.12
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 10.15.1
EXHIBIT 23.1

          You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          We currently have two applications pending to register Nanosys and the Nanosys logo as our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

          You should read the following summary, together with the more detailed information regarding our company, especially the “Risk Factors” section, and our financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

Nanosys, Inc.

          We develop nanotechnology-enabled products based on our unique expertise, infrastructure and intellectual property. We plan to sell our nanotechnology-enabled products to our partners and directly to end user customers. We are developing products based on our core technology that incorporate proprietary, inorganic nanostructures with integrated functionality. We are utilizing our technology to develop potential products for multiple industries such as energy, defense, electronics, life sciences and information technology. We have established and intend to continue to establish collaborations with partners and government agencies that we believe could benefit significantly from the incorporation of nanotechnology-enabled products into their end user products. Our current collaborators include E.I. DuPont de Nemours and Company, In-Q-Tel, Inc., Intel Corporation, Matsushita Electric Works, Ltd., Science Applications International Corporation and various United States government agencies. Some of our nanotechnology-enabled product development efforts include consumables for life sciences research, solar cells, flexible electronics and non-volatile memory. We have assembled an experienced business and technical team, with development and commercialization expertise, which is supported by the members of our scientific advisory board who are recognized experts in the field of nanotechnology. We have over 200 patents and patent applications which we have licensed from educational institutions and research centers or developed internally. We believe our strong team will enable us to deliver nanotechnology-enabled products for use in multiple industries.

          Nanotechnology is the ability to control or manipulate materials on the atomic scale to create structures that have novel properties and functions because of their size, shape or composition. By organizing atoms into structures of various shapes and sizes on a nanoscale, important properties including electrical, optical and physical, can be controlled. At the nanoscale, these properties can be fundamentally different than the properties of the same materials at a larger, traditional scale. When nanostructures are engineered into end user products, these products benefit from the unique properties exhibited by the nanostructures. Multiple industries are approaching the point at which their ability to economically manufacture products with increasing levels of performance and functionality is being constrained by traditional technologies. Many companies are seeking to incorporate the potential benefits of nanotechnology into their products on a timely and cost effective basis. We believe that these companies will be motivated to work with focused nanotechnology suppliers that have the expertise, infrastructure and intellectual property needed to allow these companies to incorporate nanotechnology cost effectively into their end user products.

Company Highlights

          Broadly applicable technology. We intend to apply our core technology to develop and manufacture nanotechnology-enabled products for direct sale or incorporation into end user products across multiple industries or applications. Technology we develop for one product can in many cases also be utilized for other applications or products.

          Nanotechnology and commercialization expertise. We have assembled an experienced business and technical team with development and commercialization expertise. This team has previously commercialized a number of products based on new core technology. Our internal expertise is complemented by our scientific advisory board that includes prominent nanotechnology experts from a number of leading educational institutions and research centers.

          Significant intellectual property position. We have a significant body of nanotechnology-related intellectual property, including patents and patent applications licensed to us on an exclusive basis, as well as our own patent applications and trade secrets. When combined with our technical expertise, we believe our intellectual property provides us with a strong competitive advantage in developing and commercializing nanotechnology-enabled products.

          Design and fabrication capabilities. Our proprietary computer modeling and synthesis capabilities enable us to rapidly and efficiently design and fabricate nanostructures based on our knowledge of applicable principles in chemistry, physics and engineering. We are developing processes designed for the consistent and reliable manufacture of inorganic nanostructures with desired composition, size, shape and surface chemistry and their practical and rapid integration into products.

Business Strategy

          Utilize collaborations to enter multiple markets. We plan to collaborate with partners to sell and, in many cases, co-develop products. We intend to sell to our partners nanotechnology-enabled products that they can integrate into their end user products. We intend to select partners that value nanotechnology solutions and have a development, manufacturing and sales and marketing capability to maximize the commercial potential of our nanotechnology-enabled products.

          Leverage our core technology across multiple industries and applications. We seek to employ our core technology across multiple industries and applications through collaborations to accelerate the development of our products. We believe that our core technology can simultaneously address short, medium and long-term opportunities and will reduce our dependence on any particular industry, partner or application.

          Support core technology development through commercial and government funding. We have been able to fund a significant amount of our technology development through agreements with commercial partners and United States government agencies. We intend to continue to leverage commercial and government funding to support the development of our core technology and products of interest to our partners, the government and us.

          Build common manufacturing capabilities to achieve economies of scale. We believe our core technology enables us to utilize a common set of manufacturing capabilities to supply our partners and customers with a variety of nanotechnology-enabled products. By building proprietary manufacturing capabilities that can be applied to multiple products, we believe we can benefit from manufacturing economies of scale to provide cost effective, high quality products to our partners and customers.

          Continue to expand and leverage our intellectual property position. We believe our significant intellectual property position provides us with a competitive advantage in developing and commercializing nanotechnology-enabled products. We plan to continue to expand our intellectual property position through internally generated and licensed patent rights and other intellectual property and associations with leading experts in nanotechnology.

Risks We Face

          From our inception in July 2001 through December 31, 2003, we incurred net losses of approximately $17.0 million. Our technology and potential product applications are new and still in the early stages of development. To date, we have not successfully developed any commercially available products. We are currently in the investigation phase of all of our potential products. We do not anticipate that our first products will be commercially available for at least several years, if at all. Even if we raise additional capital from collaboration agreements, we may need additional funding for our operations and we cannot assure you that it will be available on commercially reasonable terms, if at all. Our ability to achieve profitability will depend upon many factors, including our ability to:

•	further develop our technology to enable the development of our potential products;

•	enter into development and commercialization agreements with appropriate partners to facilitate product development and subsequent commercialization;

•	develop commercially viable products;

•	alone, or with our partners, convince customers of the benefits of our technology and products;

•	establish a commercial scale manufacturing capability for our products;

•	avoid infringing and successfully defend any allegations of infringing the intellectual property rights of others;

•	enforce our intellectual property rights against others;

•	comply with government and environmental regulations;

•	address any legal restrictions due to ethical concerns or export regulations; and

•	hire, train and retain qualified personnel.

Corporate Information

          We were incorporated in Delaware in July 2001. Our fiscal year ends on December 31. Our principal offices are located at 2625 Hanover Street, Palo Alto, California 94304. Our telephone number is (650) 331-2100. You can access our web site at www.nanosysinc.com. Information contained on our web site is not a part of this prospectus. In this prospectus, references to “Nanosys,” “we,” “us” and “our” refer to Nanosys, Inc., a Delaware corporation.

The Offering

Common stock offered by Nanosys	shares

Shares to be outstanding after this offering	shares

Use of proceeds	To fund the development of core technology and commercialization of our nanotechnology-enabled products, as well as general corporate purposes, including working capital, capital expenditures and potential acquisitions of complementary products, technologies and businesses.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq National Market symbol	NNSY

          The number of shares of common stock to be outstanding upon completion of this offering is based on 46,710,263 shares outstanding as of March 31, 2004, which includes 37,948,023 shares of preferred stock that will convert to common stock immediately prior to the closing of this offering and excludes:

•	991,593 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.16 per share as of March 31, 2004;

•	839,335 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.17 per share as of March 31, 2004;

•	a total of 2,065,167 shares of common stock available for future issuance under our 2001 stock plan as of March 31, 2004; and

•	a total of 3,000,000 shares of common stock available for future issuance under our 2004 stock plan, which was adopted by our board in April 2004, excluding the annual increases in the number of shares authorized under our 2004 stock plan beginning January 1, 2005. See “Executive Compensation — Incentive Plans” for a description of how these annual increases are determined.

Unless otherwise noted, this prospectus:

•	assumes the completion of a reverse for split of our outstanding capital stock prior to the effective time of this offering;

•	assumes the conversion of our preferred stock on a one for one basis into 37,948,023 shares of common stock immediately prior to the closing of this offering;

•	assumes the filing of our amended and restated certificate of incorporation increasing the number of shares of our authorized common stock from 53,500,000 shares to 120,000,000 shares prior to the closing of this offering;

•	assumes the filing of our amended and restated certificate of incorporation authorizing a class of 10,000,000 shares of undesignated preferred stock prior to the closing of this offering; and

•	assumes no exercise by the underwriters of their option to purchase additional shares of our common stock in this offering.

Summary Financial Data

          The following table sets forth a summary of our financial data for the periods presented. This summary financial information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes contained elsewhere in this prospectus.

	Period from Inception	Years Ended December 31,
	(July 12, 2001) to
	December 31, 2001	2002	2003

	(In thousands)
Statement of Operations Data:
Revenue	$—	$283	$3,039
Operating expenses*	799	7,497	12,502

Loss from operations	(799)	(7,214)	(9,463)
Net loss	$(792)	$(7,088)	$(9,169)

* Includes stock-based compensation of	$—	$41	$1,408

	December 31, 2003

	Actual	Pro Forma

		(unaudited)

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and available-for-sale investments	$38,883	$
Working capital	36,679
Total assets	43,040
Long-term liabilities	858	858
Redeemable convertible preferred stock	55,064	—
Total stockholders’ equity (deficit)	(15,882)

          The balance sheet data as of December 31, 2003 above is set forth:

•	on an actual basis; and

•	on a pro forma basis to give effect to the automatic conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering and to reflect our receipt of the estimated net proceeds from the sale of shares of common stock by us in this offering at an assumed initial public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us.

RISK FACTORS

          Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this prospectus before deciding whether to purchase our common stock. The risks and uncertainties described below are not the only risks we face. Risks and uncertainties that we currently deem immaterial or that are currently unknown may also affect our operations. If any of these risks actually occur, our business, financial condition and results of operations may suffer significantly. As a result, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

Risks Relating to Our Business

We have a history of net losses, we expect to continue to incur net losses in the foreseeable future, and may never achieve profitability.

          From our inception in July 2001 through December 31, 2003, we incurred net losses of approximately $17.0 million. Our losses have resulted principally from research and development and selling, general and administrative expenses associated with our operations. To date, we have not made any product sales and do not anticipate commercial product sales for the next several years. We expect our losses to continue for the foreseeable future. Our revenue to date has been generated from collaborative agreements with companies and governmental entities, as well as government grants. We cannot assure you that we will develop products or if developed, that these products will be commercially viable. We expect to incur substantial additional operating losses as a result of increases in expenses for research and product development, manufacturing and selling, general and administrative costs. In addition, upon the completion of this offering, we will incur substantial expenses to comply with our obligations as a public company. We may never achieve profitability. We may need additional funding for our operations and we cannot assure you that it will be available on commercially reasonable terms, if at all. Our ability to achieve profitability will depend upon many factors, including our ability to:

•	further develop our technology to enable the development of our potential products;

•	enter into development and commercialization agreements with appropriate partners to facilitate product development and subsequent commercialization;

•	develop commercially viable products;

•	alone, or with our partners, convince our customers of the benefits of our technology and products;

•	establish a commercial scale manufacturing capability for our products;

•	avoid infringing and successfully defend any allegations of infringing the intellectual property rights of others;

•	enforce our intellectual property rights against others;

•	comply with government and environmental regulations;

•	address any legal restrictions due to ethical concerns or export regulations; and

•	hire, train and retain qualified personnel.

We may need to raise additional capital in the future and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to support our business requirements or build our business.

          We currently anticipate that the net proceeds of this offering, together with our current cash, cash equivalents and available-for-sale securities, will be sufficient to meet our anticipated operating and capital requirements for at least the next year. Even if we raise capital from future collaboration agreements, we may need to raise additional capital in order to complete our development activities and to build our commercial scale manufacturing facilities. We may raise additional capital through a variety of sources, including the public equity market, private financings and debt. If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of the common stock. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully support our business requirements or build our business.

We are deploying new technology and, as a result, we may not be able to successfully develop our products.

          Our technology is new and unproven and we are still in the early stages of investigating the feasibility of using our technology to develop our potential products. Our potential products require significant and lengthy product development efforts. To date, we have not developed any commercially available products. During our product development process, we may experience technological issues that we may be unable to overcome. Because of these uncertainties, none of our potential products may be successfully developed. If we are not able to successfully develop nanotechnology-enabled products, we will be unable to generate product revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our products to obtain product revenue and achieve profitability.

          Even if our products are technologically feasible, we may not successfully develop commercially viable products on a timely basis, if at all. It will be at least several years before our first products are commercially available and during this period, superior competitive technologies may be introduced or customer needs may change resulting in our products being unsuitable for commercialization. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new products into the marketplace that are widely accepted by customers. If we are unable to cost effectively achieve commercial acceptance of our products, our business will be materially and adversely affected.

          We are developing nanotechnology-enabled products based on nanostructures that have integrated functional properties. To date, the markets we are targeting have generally not adopted nanotechnology-enabled products. We do not know when a market for these nanotechnology-enabled products will develop, if at all. In addition, nanotechnology-enabled products may achieve some degree of market acceptance in one industry but may not achieve market acceptance in other industries for which we are developing products. If the markets we are targeting fail to accept nanotechnology-enabled products or to determine that other products were superior, we may not be able to achieve commercial acceptance of our potential products.

We plan to concurrently develop a number of products and any one or all of them may fail to achieve commercial acceptance.

          We plan to concurrently develop a number of potential products utilizing our technology and know how. We expect that one or more of our potential products will not be technologically feasible or will not achieve commercial acceptance, and we cannot predict which, if any, of our products will be successfully developed or commercialized.

We have limited resources and our focus on particular nanotechnology-enabled products may result in our failure to capitalize on other opportunities.

          We have limited resources available to successfully develop and commercialize our nanotechnology-enabled products. As of March 31, 2004, we had 34 employees. There is a wide array of potential applications for nanotechnology-enabled products and our limited resources require us to focus on specific products and collaborations which may never result in commercially successful products and to forego other opportunities. Additionally, if we are unable to adequately or appropriately manage our resources for existing collaborations, we may negatively impact our relationships with our partners.

We are dependent on collaborations.

          To develop products for certain target markets, we depend on entering into collaborations to partially fund the development costs and leverage our partners’ financial, research and development, manufacturing, marketing and sales capabilities. We may not be able to enter into new collaborations for our target markets, which would limit our access to important financial, research and development, marketing and sales resources. The collaborations we have entered into to date are limited to investigating the feasibility of developing products for certain applications. Our partners are not obligated to extend these agreements to the development or commercialization phases regardless of whether we demonstrate that our potential products are technologically feasible. One partner may also react negatively to the non-extension of our collaboration with another partner. We will need to convince our current and future partners of the feasibility and benefits of using our nanotechnology-enabled products as part of their end user products, which may be time consuming. If we are unable to persuade our partners to use our nanotechnology-enabled products, we may not be able to commercialize our products or to generate revenues from product sales.

          Even if we successfully maintain or enter into new collaborations, we may have limited or no control over our partners’ development and commercialization schedule, their efforts to complete the end user products or their marketing of the end user products. Our partners may elect not to proceed with the development of our products for a variety of reasons, including their intention to develop a competing technology, changes in strategic focus or personnel, budgetary constraints, general economic conditions, environmental concerns, changes in the marketplace, regulatory issues or other reasons. We cannot assure you that any of our partners will perform their development obligations in a timely manner or will devote sufficient resources to the collaborative effort. Even if our partners elect to proceed with the development of an end user product, they may not do so at the pace we would expect. Once end user products are commercially viable, our partners may not commit the time and resources to marketing and selling these products necessary to achieve widespread commercial acceptance. If our partners fail to provide sufficient resources to the development and commercialization of the end user products or elect not to proceed, our business will be harmed.

To use our nanotechnology-enabled products, our partners will be required to integrate these products into their final products and they may not do so successfully.

          We anticipate that most of our products will be integrated into end user products by our partners. Although we intend to develop our products to be integrated with our partners’ existing manufacturing capabilities, our partners will be required to make modifications to or expand their manufacturing capabilities. Our current or future partners may not elect to integrate our products into their end user products or may not devote adequate resources to modifying their manufacturing capabilities so that our products can be successfully incorporated into their end user products.

          In some cases, a partner may determine that in order to incorporate our nanotechnology-enabled products, it would be required to adopt a new manufacturing process or capability. The adoption of a new manufacturing process or capability is resource intensive and our current and future partners may not complete the adoption or devote adequate resources to the incorporation of our nanotechnology-enabled products into those new processes or capabilities.

We do not currently have the ability to manufacture nanotechnology-enabled products in volume and will not be able to commercialize products without developing volume manufacturing capabilities.

          The manufacture of nanotechnology-enabled products is complex and will require long lead times to establish adequate facilities. We currently have one facility located in Palo Alto, California with limited manufacturing capabilities. To date, we have not demonstrated the ability to manufacture nanotechnology-

enabled products on a commercial scale. We may not be able to develop commercial scale manufacturing capabilities or produce products cost effectively. Unless we are able to economically manufacture or obtain our products in commercial quantities that meet acceptable performance and quality specifications, our business will be harmed.

We do not have a sales force and must enter into distribution agreements and original equipment manufacturer agreements to sell our products.

          We have not established, nor do we plan to establish, an end user product sales, marketing and support organization. We expect to enter into agreements with partners to incorporate our potential products into their end user products or enter into distribution agreements with third parties to sell our internally developed end user products. We may be unable to enter into these agreements on commercially acceptable terms, if at all. To date we have not entered into any of these agreements and we have no assurance that we will receive an adequate economic return from the sales of our products by our partners or distributors. Our partners and distributors could also sell competitive products. If we do not enter into these agreements or our partners or distributors do not perform as expected, we may be required to establish our own end user product sales, marketing or support organization. We may not be able to accomplish this in a timely or a cost effective manner. Regardless of whether we establish an end user product sales, marketing or support organization, it is unlikely that we will have the access to the potential end user customers that our potential partners or distributors would have and our ability to generate revenue and become profitable may be significantly impaired.

We are also dependent on government grants and contracts to fund the development of our products and we may not succeed if government funding priorities change or we are unable to renew our agreements.

          Our strategy for developing certain aspects of our core technology and products depends in part on our ability to continue to receive government grants and enter into government contracts. We may not be awarded any future government grants or enter into future government contracts. To date, grants that we have been awarded or contracts we have entered into have been for the purpose of investigating the feasibility of nanotechnology for certain applications. The applicable government agencies are not obligated to extend these agreements and in certain cases, may terminate the funding prior to expiration, regardless of whether we have demonstrated technological feasibility or have met specified milestones. In addition, we may not be successful in securing future government contracts or grants. Government priorities regarding funding for nanotechnology may change and grant funding resources may no longer be available at previous levels. If we are unsuccessful in obtaining additional government grants and contracts or if government agencies decide to reduce or discontinue support of nanotechnology, we may be required to seek alternative sources to fund the development of our products.

We may not be able to commercialize the technology we develop under government grants or contracts.

          If the applicable government agency determines that it controls the rights to the technology, we may be unable to commercialize technology that we develop under government contracts. We may also be prohibited from commercially selling certain products that we develop under government contracts or related products based on the same core technology if the government determines that the commercial availability of those products could pose a risk to national security. Any of these determinations would limit our ability to generate product revenue.

The loss of key personnel or the inability to attract, train and retain additional personnel could have a negative effect on our business.

          We believe our future success will depend upon our ability to retain highly skilled personnel, including Lawrence A. Bock, our executive chairman of the board of directors, Calvin Y. H. Chow, our chief executive officer, and J. Wallace Parce, Ph.D., our chief technical officer and vice president of research. We do not have any key person life insurance for our employees. Our employees are at will and not subject to employment contracts.

          As we seek to expand our operations, hiring of additional qualified technical and manufacturing personnel will be difficult due to the limited availability of qualified professionals. The number of people with experience in the field of nanotechnology is limited and we face intense competition for these types of employees. We may not be successful in attracting, training and retaining personnel in the future. Failure to attract, train and retain personnel, particularly technical and manufacturing personnel, would impair our ability to maintain and grow our business.

We are dependent on the services of our scientific advisors for some of our development activities and our business could be harmed if we were unable to utilize their services or obtain the rights to the intellectual property they develop.

          We depend on the services of members of our scientific advisory board to assist us with technical and business development activities. These individuals are generally employed by universities or research centers and act as consultants to us. Because they are not our employees, we do not have access to all of their time or work product and may have difficulty obtaining the amount of time and attention from these scientific advisors that we need. These scientific advisors may also have research interests that diverge from or conflict with ours. In addition, we do not have any assurance that these scientific advisors will continue to provide services to us or, if not, that they will not provide services to our competitors. If we were unable to utilize the services of these individuals, our development efforts or our relationships with new or existing partners may be harmed. Because these individuals are employed by third parties, we also face the risk that their employers will attempt to assert that development efforts these scientific advisors have undertaken on our behalf belong to their employer. Any dispute over the ownership or rights to the intellectual property developed by these scientific advisors could disrupt our business, be costly to resolve and could prevent us from developing certain technology or applications.

We licensed a substantial portion of our core technology from educational institutions and research centers and our business could be harmed if these institutions develop important intellectual property to which we do not have rights.

          We licensed a substantial portion of our core technology from educational institutions and research centers including Columbia University, Ernest Orlando Lawrence Berkeley National Laboratory, Harvard University, the Hebrew University of Jerusalem, the Massachusetts Institute of Technology, the Regents of the University of California and the University of California Los Angeles. These licenses give us the right to use certain technology previously developed by researchers at these licensors. In certain cases we also have the right to practice improvements on the licensed technology to the extent they are encompassed by the licensed patents and within our field of use. We may be unable to agree with one or more of these licensors that certain intellectual property developed by researchers at these licensors is covered by our existing licenses. In the event that the new intellectual property is not covered by our existing licenses, we would be required to negotiate a new license agreement. We may not be able to reach agreement with the licensors on the terms of the license and the terms may not permit us to sell our products at a profit after payment of royalties.

If we fail to meet our financial, technical or commercial diligence obligations under licenses granting us rights to our core technology, we may lose those rights.

          Our licenses with the educational institutions and research centers require us to meet certain financial, technical or commercial diligence requirements in order to maintain our rights to a substantial portion of our technology. Our failure to meet those requirements could lead to various adverse consequences, including the loss of exclusive rights or loss of all rights to key aspects of our core technology. We depend substantially on our partners and scientific advisory board members for the development of our products and, therefore, to help to meet our diligence obligations. We cannot predict whether we will be able to meet all diligence requirements necessary to retain rights to our licensed technology. If we lose exclusive rights to the core technology, we do not know to what extent we can mitigate that loss, our partner arrangements may terminate early and our business would be harmed.

We may not be able to produce and sell our products on commercially reasonable terms if we are required to pay unanticipated royalties.

          Our licenses with educational institutions and research centers include provisions intended to prevent us from having to pay multiple royalties at the full rate for the same product because the product utilizes more than one licensed patent. If these provisions do not operate as we anticipate and we are forced to pay royalties at the full rate on each patent we have licensed as it applies to a single product, we may not be able to sell our products for a profit. In addition, if our licensors were to conclude that the royalty limiting provisions did not apply to patents licensed from other licensors, we may be required to pay royalties at a higher rate to each licensor from which we have licensed technology. In either case, the cost of commercializing our products would increase.

We use hazardous materials in our business, and any claims relating to improper handling, storage or disposal of these materials could subject us to significant liabilities.

          Our business involves the use of a broad range of hazardous chemicals and materials. Environmental laws impose stringent civil and criminal penalties for improper handling, disposal and storage of these materials. In addition, in the event of an improper or unauthorized release of or exposure of employees or others to hazardous materials, we could be subject to civil damages due to personal injury or property damage caused by the release or exposure. A failure to comply with environmental laws could result in fines and the revocation of environmental permits, which could prevent us from conducting our business. Accordingly, any violation of environmental laws, increase in the scope of environmental laws or failure to properly handle, store or dispose of hazardous materials could result in restrictions on our ability to operate our business and could require us to incur potentially significant costs for personal injuries, property damage and environmental cleanup and remediation.

Risks Related to Competition and our Industry

We face competition from companies in multiple industries, as well as from the internal efforts of our current and potential partners and, if we fail to compete effectively, our business could suffer.

          We compete in intensely competitive markets for end user products. The nanotechnology-enabled products we are currently developing will compete directly with products incorporating conventional materials and technologies, including traditional semiconductors manufactured on the nanoscale. We believe our potential products will face significant competition from existing manufacturers in our current target markets including:

•	manufacturers of substrates for time of flight mass spectrometry equipment, such as Waters Corporation;

•	manufacturers of solar cells, such as Sharp Electronics Corporation and BP plc;

•	manufacturers of thin film electronics, such as Samsung Electronics Co., Ltd., NEC Corporation and Koninklijke Philips Electronics N.V.; and

•	manufacturers of memory products, such as Advanced Micro Devices, Inc. and Samsung.

In addition, we may also face competition from focused nanotechnology companies, such as Evident Technologies, Inc., Konarka Technologies Inc., Nantero, Inc., NanoHorizons, Inc., Nanosolar, Inc., Quantum Dot Corporation, UltraDots, Inc. and ZettaCore, Inc. and other newly created nanotechnology companies.

          We may also face significant competition from our current and future partners, such as E.I. DuPont de Nemours and Company, or DuPont, Intel and Matsushita Electric Works, which are assessing the feasibility of expanding their development and manufacturing capabilities and portfolio of intellectual property to incorporate nanotechnology-enabled components into their end user products. If our current and future partners expand their product offerings to compete directly with our nanotechnology-enabled products or actively seek to participate as vendors in the nanotechnology-enabled product market, our revenue and operating results could be negatively affected.

          We also face numerous challenges associated with overcoming the following:

•	Size and resources. Our competitors, as well as our current and future partners, may have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities.

•	Name recognition. Many of our competitors and our current and future partners have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

•	Access to information. Our current and future partners may have better access to information regarding their own manufacturing processes, which may enable them to develop nanotechnology-enabled products that can be more easily incorporated into the partners’ products.

•	Limits of product offerings. Although we intend to offer a broad range of nanotechnology-enabled products, a current or future partner may require nanotechnology-enabled products or functionalities that we do not offer. As a result, our competitors may exploit the areas in which we do not develop product offerings.

•	Reliance on internal manufacturing. We intend to manufacture our products internally rather than license the manufacturing of those products to our current and future partners. Our partners may conclude that we will be unable to supply the volume or quality of products they need. In addition, those partners may want to control key steps in their manufacturing process and will therefore want to manufacture the nanotechnology-enabled products themselves. In order to successfully integrate our proposed products with theirs, we may be required to rely on our partners for access to their manufacturing process and capabilities. If this access is restricted or denied, our nanotechnology-enabled products may not be competitive with products internally developed by our partners or others.

•	Scalability of development. A significant challenge in commercializing our nanotechnology-enabled products across multiple industries and end user products will be our ability to leverage our core technology and development efforts. Most nanotechnology-enabled products require custom development to meet application specific product requirements. To minimize custom development efforts, we will need to develop nanotechnology-enabled products that utilize our common set of our core technology and can benefit from our previous development efforts. If we are unable to achieve this, our development capabilities will be less competitive.

          If we do not compete successfully, our ability to develop and sell our products could be harmed and our business could suffer.

Nanotechnology-enabled products are new and may be viewed as being harmful to human health or the environment.

          We intend to develop and sell nanotechnology-enabled products composed of materials, such as silicon germanium, gallium arsenide, gallium nitride, cadmium selenide or indium phosphide, because of the functions and properties of nanostructures made with those materials. Nanotechnology-enabled products have no historical safety record. Because of the size or shape of the nanostructures or because they may contain harmful elements, such as arsenic and cadmium, our products could pose a safety risk to human health or the environment. In addition, some countries have adopted regulations prohibiting or limiting the use of certain products that contain certain chemicals, which may inhibit our ability to sell some end user products containing those materials. The regulation and limitation of the kinds of materials used in or to develop our products could harm our business and impair our ability to develop commercially viable products.

Public perception of ethical and social issues may limit or discourage the use of nanotechnology-enabled products, which could reduce our revenue and harm our business.

          The subject of nanotechnology has received negative publicity and has aroused public debate. Government authorities could, for social or other purposes, prohibit or regulate the use of nanotechnology. Ethical and other concerns about nanotechnology could adversely affect acceptance of our potential products or lead to government regulation of nanotechnology-enabled products.

We may be unable to export our proposed products or technology to other countries, convey information about our technology to citizens of other countries or sell certain products commercially, if the products or technology is subject to United States export or other regulations.

          We are developing certain nanotechnology-enabled products that we believe the United States and other governments may be interested in using for military and information gathering or antiterrorism activities. United States government export regulations may restrict us from selling or exporting these products into other countries, exporting our technology to those countries, conveying information about our technology to citizens of other countries or selling these products to commercial customers. We may be unable to obtain export licenses for products or technology if necessary. We do not currently have the ability to assess whether national security concerns would affect nanotechnology-enabled products generally or our business in particular and, if so, what procedures and policies we would have to adopt to comply with any existing or future regulations that may apply to us.

If export controls affecting our products are expanded, our business will be adversely affected.

          The United States government regulates the sale and shipment of numerous technologies by United States companies to foreign countries. If the United States government places expanded export controls on our technology or products, our business would be materially and adversely affected. If the United States government determines that we have not complied with the applicable export regulations, we may face penalties in the form of fines or other punishment.

Risks Related to Our Intellectual Property

Our inability to adequately protect our nanotechnology-related intellectual property could harm our business.

          Our ability to achieve commercial success will depend in part on obtaining and maintaining our nanotechnology-related intellectual property as well as successfully defending our intellectual property against third party challenges. If we or our licensors are unable to obtain and maintain patent and trade secret protection of our technology and products, our business could be harmed. In addition, we will only be able to protect our technology from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover that use.

          Patents and patent applications covering a substantial portion of our core technology are owned by third party licensors. While we have certain rights to participate in the prosecution, maintenance and enforcement of those patents and patent applications, in a majority of cases, the licensors have retained the right to prosecute, maintain and enforce the patents and patent applications. We cannot be certain that the licensors will do so in the best interests of our business. Any failure of the licensors to follow our advice or take certain actions with respect to the patents and patent applications could harm our business.

          We are obligated to fund the prosecution and maintenance of the patents and applications we acquired under the license agreements that we have with various licensors. In addition, in some cases, we have also agreed to indemnify the licensors for any actions we take with respect to developing the technology we have licensed that becomes subject to a third party claim. Our obligations to indemnify these licensors may cause us to incur unanticipated expenses and divert our management’s attention from running our business.

          Commercial application of nanotechnology is new and the scope and breadth of patent protection is uncertain. Consequently, the patent positions of nanotechnology companies have not been tested and complex legal and factual questions for which important legal principles will be developed or may remain unresolved. In addition, to date there has been relatively little litigation surrounding nanotechnology related patents, and, therefore, it is not clear whether such patents will be subject to interpretations or legal doctrines that differ from conventional patent law principles. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

          The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications or issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	it is possible that none of our pending patent applications or none of the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable products, may not provide us with any competitive advantages or may be challenged and invalidated by third parties;

•	our and our licensors’ patent applications or patents may be subject to interference, opposition or similar administrative proceedings, which could result in the patent applications failing to issue or the patents deemed invalid;

•	we may not develop additional proprietary technology that is patentable; or

•	the patents of others may have an adverse effect on our business.

          We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners and other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know how.

We may become involved in litigation or other proceedings to defend or enforce our intellectual property rights, the outcome of which could have a material adverse impact on our business.

          While we are not currently involved in any legal proceedings related to our intellectual property, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere are costly, time consuming to pursue and could result in the diversion of our limited financial and managerial resources. An adverse ruling, including an adverse decision as to the priority of our inventions, could undercut or invalidate our intellectual property position, subject us to significant damages or prevent us from using the intellectual property or selling our products. Even if we prevail, we could incur substantial costs and our management’s attention may be diverted.

          The industries for which we are investigating products are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. As our potential products progress toward commercialization in these markets, the possibility of an infringement claim against us or our partners increases. While we attempt to ensure that our products and the methods we employ to develop and manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that we infringe their proprietary rights.

          In recent years, several thousand patent applications have been filed with the United States Patent and Trademark office that refer to nanoscale materials or structures. Information contained in patent applications is generally not publicly available. Consequently, we are unable to evaluate the underlying intellectual property until these patent applications become issued or published. The process to issue patents is long and certain innovations that have not yet resulted in issued patents could have been developed prior to our intellectual property. These patents, when issued, may predate our patents and may have superior rights and superior claims or otherwise be in conflict with our technology or business processes.

          If a patent infringement suit were brought against us or our partners, we or they could be forced to stop or delay research, development, manufacturing or sales of the end user product or potential product that is the subject of the suit. We or our partners therefore may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our partners were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims. Alternatively, we could encounter delays in product introductions while we attempt to design around the patents. Our redesigned products may be inferior to our original designs or we may be unable to continue product development in the particular field.

          We may become involved in litigation or other enforcement action not only as a result of alleged infringement of a third party’s intellectual property rights, but also to protect our own intellectual property rights. Under our licenses with educational institutions and research centers, we have certain rights to enforce our intellectual property rights covered by those licenses. We cannot guarantee that our licensors or their other licensees will assist us in enforcing these rights. The patent protection strategies of our licensors or their other licensees may conflict with ours. Additionally, by seeking to enforce our rights we may expose our patents to challenges, which could result in not only loss of any enforcement action or litigation proceeding, but invalidation of our patents or those of our licensors that are subject to dispute, which could have a material adverse impact on our business.

We may be subject to damages resulting from claims that we have wrongfully used the alleged trade secrets of our employees’ former employers.

          Many of our employees were previously employed at universities or other companies, including our competitors or potential competitors. Although we have no current or pending claims against us, we may be subject to claims that we have relied on information that these employees have inadvertently or otherwise disclosed that represent the trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential products, which could severely harm our business. Even if we are successful, litigation could result in substantial costs and be a distraction to management.

A substantial portion of our technology is subject to government rights and retained rights of our licensors and we may not be able to prevent the loss of those rights or the grant of similar rights to third parties.

          A substantial portion of our technology was licensed from educational institutions and research centers funded by various government agencies. Under these funding arrangements, a government agency may obtain rights over the technology including the right to require that a compulsory license be granted to one or more third parties selected by the government agency. The grant of a license for our core technology to a third party could have a material and adverse effect on our business. In addition, our licensors retained certain rights under the licenses including the right to grant additional licenses to a substantial portion of our core technology to third parties for noncommercial academic and research use. It is difficult to monitor and enforce these uses and we cannot predict whether the third party licensors would comply with the use restrictions of their licenses. We could incur substantial expenses to enforce our rights against them.

Risks Related to this Offering

We expect that market prices of our common stock will be volatile.

          After the offering there will be few objective metrics by which our progress will be measured. Consequently, we expect that the market price of our common stock may fluctuate significantly. We do not expect to generate substantial revenue from the sale of our nanotechnology-enabled products for several years, if at all. In the absence of product revenue as a measure of our operating performance, we anticipate that investors and market analysts will assess our performance by considering factors such as:

•	our ability to enter into, maintain or extend investigation phase agreements with new and existing partners;

•	our ability to enter into or extend development and other agreements with new and existing partners to commercialize our potential products;

•	announcements regarding the status of any or all of our collaborations or products;

•	general and industry specific economic conditions, which may affect our partners’ development expenditures and commercialization of new products;

•	the success or failure of our competitors’ efforts to develop competitive products;

•	announcements regarding developments in the nanotechnology field in general;

•	the issuance of competitive patents or disallowance or loss of our patent rights; and

•	announcements regarding government funding and initiatives related to the development of nanotechnology.

          We will not have control over many of these factors but expect that our stock price may be influenced by them. As a result, our stock price may be volatile and you may lose all or part of your investment.

If securities or industry analysts do not publish research reports about our business, of if they make adverse recommendations regarding an investment in our stock, our stock price and trading volume may decline.

          The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about our business. If one or more of the analysts downgrade our stock or comment negatively on our prospects, our stock price would likely decline. If one of more of these analysts cease to cover us or our industry or fails to publish reports about our company regularly, our common stock could lose visibility in the financial markets, which could also cause our stock price or trading volume to decline.

Some of our existing stockholders can exert control over us and may not make decisions that are in the best interests of all stockholders.

          After this offering, our officers, directors and holders of more than 5% of our common stock will together control approximately      % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock, even when such a change may be in the best interests of all stockholders.

There may not be an active, liquid trading market for our common stock.

          Prior to this offering, there has been no public market for our common stock. We and the representatives of the underwriters will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our shares following this offering. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at prices acceptable to you if trading in our stock is not active.

We may be the subject of securities class action litigation due to future stock price volatility.

          In the past, when the market price of a stock has been volatile, holders of that stock have often initiated securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

We will have broad discretion in how we use the proceeds of this offering and we may not use these proceeds effectively, which may cause our stock price to decline.

          Our management will have significant flexibility in using the proceeds we receive in this offering. Because substantially all of the proceeds are not required to be allocated to any specific investment or transaction, you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways that will improve our business or market value.

We will incur increased costs as a result of complying with the laws and regulations affecting public companies.

          Complying with existing, recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes Oxley Act of 2002 and recently adopted rules of the Securities and Exchange Commission and the Nasdaq National Market, will result in significant costs to us. In addition to the significantly higher legal, accounting and internal costs, we will incur significant costs to obtain director and officer liability insurance. The impact of these laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on our board committees or as executive officers. We are presently reviewing existing and new laws and are evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur to comply with these rules or the timing of such costs. If we are unable to successfully comply with the new laws, regulations and rules, we could be subject to enforcement proceedings by the Securities and Exchange Commission or our common stock might be delisted from the Nasdaq National Market, either of which would cause the market price for our common stock to decline.

Provisions of our charter documents may have anti-takeover effects that could prevent a change in our control, even if this would be beneficial to stockholders.

          Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

•	a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;

•	a provision that prohibits our stockholders from acting by written consent without a meeting;

•	a provision that permits only the board of directors, the chief executive officer, president or the chairman to call special meetings of stockholders; and

•	a provision that requires advance notice of items of business to be brought before stockholders meetings.

          These provisions can be amended only with the vote of the holders of 66 2/3% of our outstanding capital stock.

As a new investor, you will experience immediate and substantial dilution.

          If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing stockholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $           per share, representing the difference between our pro forma net tangible book value per share as of December 31, 2003, after giving effect to this offering and an assumed initial public offering price of $           per share. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of stock options or warrants. Substantially all of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price less than the public offering price per share in this offering.

Substantially all of our outstanding shares, other than the                      shares sold in this offering, will be restricted from immediate resale but may be sold into the market beginning 180 days after this offering. These future sales could cause the market price of our common stock to drop significantly.

          After this offering, we will have outstanding                      shares of common stock, based on the 46,710,263 shares outstanding at March 31, 2004. This includes the                      shares we are selling in this offering, all of which shares may be resold in the public market immediately. Approximately 46,710,263 outstanding shares are subject to contractual restrictions on sale until 180 days after this offering. The underwriters can waive these contractual restrictions at an earlier time upon prior announcement and allow stockholders to sell their shares. As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares, particularly our directors and officers, sell them or are perceived by the market as intending to sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our, our partners’ or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results.

USE OF PROCEEDS

          We estimate that the net proceeds from the sale of                      shares of common stock by us in this offering will be approximately $          based on an assumed initial public offering price of $           per share and after deducting the underwriting discount and estimated offering expenses payable by us.

          The primary purpose of this offering is to raise capital to fund the development of our core technology and commercialization of our nanotechnology-enabled products. We also expect to use the proceeds of this offering for general corporate purposes, including working capital, capital expenditures and potential acquisitions of complementary businesses, products and technologies. We have no present commitments or agreements with respect to any acquisitions. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future growth in revenue, if any, and the amount of cash we generate from operations. Pending these uses, we intend to invest the net proceeds in interest bearing, investment grade securities.

DIVIDEND POLICY

          We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future. Subject to limited exceptions, we are restricted in our ability to pay dividends on or making distributions with respect to our capital stock by the covenants contained in our equipment line of credit with Silicon Valley Bank.

CAPITALIZATION

          The following table sets forth our unaudited capitalization as of December 31, 2003. Our capitalization is presented:

•	on an actual basis; and

•	on a pro forma basis, to reflect the automatic conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering and to reflect our receipt of the estimated net proceeds from the sale of shares of common stock by us in this offering at an assumed initial public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses payable by us.

	December 31, 2003

	Actual	Pro Forma

	(In thousands, except
	share and per share
	amounts)
Cash, cash equivalents and available-for-sale investments	$38,883	$

Liability for early exercise of stock options and restricted stock purchase awards	122		122
Notes payable current and long-term portion	1,543		1,543
Redeemable convertible preferred stock, $0.001 par value, issuable in series; 40,250,000 shares authorized; 37,948,023 shares issued and outstanding, actual; no shares issued or outstanding, pro forma	55,064		—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized and no share issued or outstanding, pro forma	—		—
Common stock, $0.001 par value; 53,500,000 shares authorized and 5,321,325 shares issued and outstanding, actual; 120,000,000 shares authorized and shares issued and outstanding, pro forma	5
Additional paid-in capital	2,334
Notes receivable from stockholders	(145)		(145)
Deferred stock compensation	(1,033)		(1,033)
Accumulated other comprehensive income	6		6
Accumulated deficit	(17,049)		(17,049)

Total stockholders’ equity (deficit)	(15,882)

Total capitalization	$40,847	$

          We also consider as outstanding 870,008 shares of common stock, which are subject to our liability of $122,000 for early exercise of stock options and restricted stock purchase awards as of December 31, 2003, but these shares are not reflected in stockholders’ equity in the table above because they were subject to our right of repurchase. In addition to the                      shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

•	832,000 shares of common stock issuable upon exercise of options and restricted stock purchase awards outstanding at a weighted average exercise price of $0.14 per share as of December 31, 2003;

•	839,335 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $0.17 per share as of December 31, 2003;

•	392,000 shares of common stock subject to option grants outstanding at a weighted average exercise price of $0.19 and 2,368,500 shares of common stock at a weighted average purchase price of $0.19 subject to restricted stock awards that we made between January 1, 2004 and March 31, 2004;

•	a total of 1,695,667 shares of common stock available for future issuance under our 2001 stock plan as of December 31, 2003; and

•	a total of 3,000,000 shares of common stock available for future issuance under our 2004 stock plan, which was adopted by our board of directors in April 2004, excluding the annual increases in the number of shares authorized under our 2004 stock plan beginning January 1, 2005. For a description of how these annual increases are determined see “Executive Compensation — Incentive Plans.”

          You should read this table together with the sections of this prospectus entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the financial statements and related notes beginning on page F-1.

DILUTION

          Our pro forma net tangible book value as of December 31, 2003 was approximately $39.2 million, or approximately $0.91 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding including the automatic conversion of all outstanding shares of our preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the           shares of common stock offered by us at an assumed initial public offering price of $           per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2003 would have been approximately $           million, or $           per share of common stock. This represents an immediate increase in pro forma net tangible book value of $           per share to existing stockholders and an immediate dilution of $           per share to new investors of common stock. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2003	$0.91
Increase per share attributable to new investors

Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

          The following table summarizes after giving effect to the offering, based on an assumed initial public offering price of $           per share, as of December 31, 2003, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid.

	Shares Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders	44,139,356	%	$54,241,125	%	$
New investors					$

Total		%		%

          The foregoing discussion and tables are based upon the number of shares issued and outstanding on December 31, 2003, assumes the automatic conversion of all shares of our preferred stock and assumes no exercise of options outstanding as of December 31, 2003. As of that date, there were 832,000 shares of our common stock issuable upon exercise of options outstanding and restricted stock awards at a weighted average exercise price of $0.14 per share. Between December 31, 2003 and March 31, 2004, we also granted options to purchase 392,000 shares of common stock at a weighted average exercise price of $0.19 and issued 2,368,500 shares of common stock pursuant to restricted stock awards at a weighted average price per share of $0.19. In addition, as of December 31, 2003, we had warrants outstanding to purchase 839,335 shares of our redeemable convertible preferred stock at a weighted average exercise price of $0.17. To the extent these options or warrants are exercised, there will be further dilution to new investors.

SELECTED FINANCIAL DATA

          The selected financial data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and related notes, and the other information contained elsewhere in this prospectus. We have derived our selected statement of operations data for the period from July 12, 2001 (inception) to December 31, 2001, and the years ended December 31, 2002 and December 31, 2003 and the selected balance sheet data as of December 31, 2002 and 2003 from the audited financial statements included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2001 were derived from the unaudited financial statements not included in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods.

	Period from
	Inception
	(July 12, 2001) to	Years Ended December 31,
	December 31,
	2001	2002	2003

	(In thousands, except share and per share
	amounts)
Statement of Operations Data:
Revenue	$—	$283	$3,039
Operating expenses:
Research and development(1)	237	5,153	9,930
Selling, general and administrative(1)	562	2,344	2,572

Total operating expenses	799	7,497	12,502

Loss from operations	(799)	(7,214)	(9,463)
Interest income (expense) and other income, net	7	126	294

Net loss	$(792)	$(7,088)	$(9,169)

Basic and diluted net loss per share	$(3.87)	$(8.94)	$(4.72)

Weighted average shares used to compute basic and diluted net loss per share	204,454	792,707	1,941,341
Pro forma basic and diluted net loss per share(2)			$(0.27)

Weighted average shares used to compute pro forma basic and diluted net loss per share(2)			34,078,191

(1) Includes stock-based compensation of the following:
Research and development	$—	$41	$1,375
Selling, general and administrative	—	—	33

Total stock-based compensation	$—	$41	$1,408

(2)	The unaudited pro forma basic and diluted net loss per share calculation assumes the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock using the as-if-converted method as of the date of issuance.

	As of

	December 31,	December 31,	December 31,
	2001	2002	2003

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and available-for-sale investments	$1,065	$10,828	$38,883
Working capital	676	7,335	36,679
Total assets	1,194	13,532	43,040
Long-term liabilities	—	1,115	858
Redeemable convertible preferred stock	1,548	16,610	55,064
Total stockholders’ deficit	(760)	(7,794)	(15,882)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          The following information should be read together with the audited financial statements and the notes thereto and other information included elsewhere in this prospectus.

Overview

          We develop nanotechnology-enabled products based on our unique expertise, infrastructure and intellectual property. We are utilizing our technology to develop potential products for multiple industries such as energy, defense, electronics, life sciences and information technology. Our technology and potential product applications are new and still in the early stages of development. To date, we have not successfully developed any commercially available products. We are currently in the investigation phase of all of our potential products. We do not anticipate that our first products will be commercially available for at least several years, if at all.

          To date, our revenue has resulted from collaborations with partners and government agencies to explore the feasibility of developing nanotechnology-enabled products. We have been able to fund a portion of our development expenses from these commercial collaborations and government grants and contracts. Our strategy for developing products depends on entering into collaborations to leverage our partners’ financial, research and development, manufacturing, marketing and sales capabilities. If we are successful in completing an investigation phase agreement, our partner typically has the right to negotiate with us for a limited period of time to extend these agreements to the development or commercialization phases. In the near term, we will have a limited number of development or commercialization agreements, if any. We cannot predict how these agreements will be structured, how we will be able to recognize revenue under these agreements or the timing of any revenue recognition. As a result, our operating results could fluctuate significantly from period to period due to the timing of our revenue recognition.

          In order to generate product sales, we will need to develop commercially viable products and the ability to manufacture those products in commercial quantities. The development and manufacture of nanotechnology-enabled products is complex and we will need to devote substantial capital resources to establish our development and manufacturing capabilities.

          From our inception on July 12, 2001 through December 31, 2003, we incurred net losses of approximately $17.0 million. We expect these losses to continue for the foreseeable future. In the next few years, we expect to incur substantial additional operating losses as a result of increases in expenses for research and development, manufacturing and selling, general and administrative costs.

Critical Accounting Estimates

          In order to prepare financial statements in accordance with accounting principles generally accepted in the United States, we make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We have identified the following critical accounting estimates that involve a higher degree of subjectivity and judgment, are susceptible to change, and materially impact our financial condition or operating performance.

Stock-Based Compensation

          We have granted stock options and restricted stock purchase awards to employees and others. Given the absence of an active market for our common stock, we are required to estimate the fair value of our common stock based on a variety of company- and industry-specific factors for the purpose of measuring the cost of the transaction and properly reflecting it in our financial statements. The significant factors considered in the estimation of the fair value of our common stock are the anticipated initial public offering price, the price paid by third parties in cash for our redeemable convertible preferred stock in April 2003, the rights and privileges of the redeemable convertible preferred stock in comparison to our common stock, the risks and uncertainties involved with ownership of our common stock and, more recently, the anticipated initial public offering price.

          We had no employee stock compensation expense reflected in our reported net loss in any period prior to 2003, as all options granted had an exercise price equal to the fair value of the underlying common stock on the date of the grant. In connection with the preparation of the financial statements necessary for the filing of our initial public offering, we have reassessed the fair value of our common stock and determined that some of the stock options and restricted stock purchase awards granted during 2003 were granted at exercise prices that were below the deemed fair value of the common stock on the date of grant. Accordingly, we recorded deferred compensation of approximately $1.1 million during 2003. The deferred compensation will be amortized on a straight-line basis over the vesting period of the related awards, generally five years. In 2003, we recorded expense for the amortization of deferred compensation of approximately $74,000 and we recorded stock-based compensation expense for nonemployees of approximately $964,000. In the first quarter of 2004, additional stock options and restricted stock purchase awards were granted at exercise prices that were below the deemed fair value on the date of grant. In the first quarter of 2004, we expect to record additional deferred compensation of approximately $11.1 million. We cannot reasonably estimate our stock-based compensation expense for non-employees because it will depend on the market price of our common stock when those shares vest.

          Our results of operations for future periods will include the amortization of deferred compensation and stock-based compensation expense for nonemployees. The amount of expense expected to be recorded in future periods related to the amortization of deferred stock-based compensation for employees is as follows (in millions):

Year ending December 31,

2004	$2.3
2005	2.4
2006	2.4
2007	2.4
2008	2.4
2009	0.2

          Please note that the amount of expense recorded in future periods related to stock-based compensation expense for nonemployees will be dependent upon the valuation of our common stock at the date of vesting of the nonemployee award. As of December 31, 2003, we had approximately 1.2 million unvested shares related to awards of stock options or restricted stock to nonemployees, at exercise or issuance prices ranging from $0.001 to $0.19 per share, which remained subject to remeasurement at fair value and may result in future nonemployee stock-based compensation expense.

Recognition of Revenue

          We recognize revenue ratably over the period during which we perform services under an agreement, provided that there is persuasive evidence of an arrangement, we are not subject to any uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection of our fees is probable. If there are acceptance requirements or uncertainties exist regarding acceptance, we do not recognize revenue until acceptance has occurred or the uncertainties have been resolved. We account for customer payments received in advance of revenue recognition as deferred revenue.

          In connection with a revenue arrangement with one customer, we issued a warrant for the purchase of redeemable convertible preferred stock. In accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), we are required to estimate the portion of the consideration received from our collaborative partner that relates to the issuance of the warrant and the portion that relates to revenue for the performance of research and development services. The warrant becomes exercisable by our collaborative partner as they make milestone payments to us. Until the warrant is fully exercisable, it is subject to remeasurement at fair value. In 2003, we received $1.0 million in cash from our collaborative partner and these proceeds were attributed entirely to the value of the warrant. Because the fair value of the warrant exceeded our estimated total cash proceeds, we did not recognize any revenue under the arrangement and therefore recorded $370,000 of stock-based compensation in research and development expense in 2003. Additional expense may be recorded in future periods if the estimated fair value of the warrant increases further. The warrant will expire if it is not exercised prior to the closing of our initial public offering.

Results of Operations

Period from Inception (July 12, 2001) to December 31, 2001 and Years Ended December 31, 2002 and December 31, 2003

Revenue

          We recognize revenue from commercial research collaborations and government contracts. We did not have any revenue from inception to December 31, 2001. Our revenue for 2002 was $283,000 and revenue for 2003 was $3.0 million.

          We recognized revenue from Matsushita Electric Works, a Japanese company, of $200,000, or 71% of revenue, in 2002, which represented all of our non-United States revenue in 2002. Revenue recognized in 2003 consisted primarily of $1.6 million, or 53% of revenue, from Matsushita Electric Works, which represented all of our non-United States revenue, $586,000, or 19% of revenue, from SAIC, and $340,000, or 11% of revenue, from Sciperio, Inc., for which we are a subcontractor under a United States government contract. The remainder of revenue in each year was derived from contracts with other corporate collaborators and United States government agencies.

          Our revenue relates to collaborations with partners and United States government agencies to evaluate the technical and market feasibility of potential products in a specified field of interest. Upon completion of an investigation phase, we typically have a given period in which to negotiate a related development, supply and commercialization agreement with our partner in the defined field. Our ability to generate revenue in future periods will be dependent upon our ability to extend current collaborations or enter into new collaborations.

Operating Expenses

Research and development

          Our research and development expenses consist primarily of personnel salary costs, license and patent fees, facility costs, supplies and professional services.

          Our research and development expenses increased from $237,000 in the period from inception to December 31, 2001 to $5.2 million in 2002. The research and development expenses in the period of inception to December 31, 2001 related to the establishment of our operations and initial licensing activities. In 2002, research and development expenses increased by $5.0 million to $5.2 million primarily due to a $1.3 million increase in laboratory and facility costs incurred to establish our scientific laboratories, $1.2 million of personnel-related costs, $830,000 in fees to outside service providers and $702,000 for the licensing and patenting of our technology.

          Our research and development expenses increased from $5.2 million in 2002 to $9.9 million in 2003. This increase of $4.7 million in 2003 was due primarily to a $1.8 million increase in personnel related costs, $1.4 million of stock-based compensation expense, $613,000 in laboratory and facility related costs and $677,000 for the licensing and patenting of our technology.

          Our research and development efforts span multiple industries and technology we develop for one industry can in many cases also be utilized in other industries. Our current development projects include consumable substrates for life sciences research, solar cells, flexible electronics and non-volatile memory. We have not tracked our historical research and development costs by project. Our technology and potential product applications are new and still in the early stage of development or under evaluation. We are unable to predict the costs to complete any of our individual research and development projects or the anticipated completion date of any of our individual research and development projects.

          We expect that total expenses related to research and development will increase in future periods as we continue to expand our headcount and facilities. In addition, total research and development expenses are expected to increase in future periods as a result of the amortization of deferred compensation for employees and stock-based compensation expense related to awards to nonemployees.

Selling, general and administrative

          Our selling, general and administrative expenses include personnel costs for finance, human resources, business development, legal and general management, as well as professional services, such as legal and accounting. Our selling, general and administrative expenses increased from $562,000 in the period from inception to December 31, 2001 to $2.3 million in 2002. Our selling, general and administrative expenses in the period of inception to December 31, 2001 related to the initial establishment of our operations. In 2002, selling, general and administrative expenses increased by $1.8 million to $2.3 million, primarily due to an $896,000 increase in personnel-related costs, a $224,000 increase in professional services, such as legal and accounting, and a $436,000 increase in facilities expenses.

          Our selling, general and administrative expenses increased from $2.3 million in 2002 to $2.6 million in 2003. This increase of $228,000 in 2003 was primarily due to a $143,000 increase in personnel related costs. We expect our selling, general and administrative expenses to increase in future periods as we continue to expand our headcount and facilities. We expect to incur additional expenses related to regulatory compliance, investor relations and other costs associated with being a public company. In addition, total selling, general and administrative expenses are expected to increase in future periods as a result of the amortization of deferred compensation for employees and stock-based compensation expense related to awards to nonemployees.

Interest income (expense) and other income, net

          Our interest income (expense) and other income, net, increased from $7,000 in the period from inception to December 31, 2001, to $126,000 in 2002. Our interest income (expense)and other income, net increased from $126,000 in 2002 to $294,000 in 2003. The increases were primarily due to interest income resulting from higher average investment balances as a result of receipt of proceeds from the sales of our redeemable convertible preferred stock that were partially offset by interest expense related to our equipment line of credit.

Income Taxes

          In the period from inception to December 31, 2001 and in 2002 and 2003, we did not have any income tax expense, as we had net operating losses.

          At December 31, 2003, we had approximately $13.9 million of net operating loss carryforwards and approximately $295,000 in federal research and development tax credit carryforwards available to offset any future taxable income we may generate. These net operating losses and tax credit carryforwards will expire beginning in 2013. Our deferred tax assets have been offset by a full valuation allowance, as the realization of such assets is uncertain. The Internal Revenue Code of 1986, as amended, places certain limitations on the annual amount of net operating loss and tax credit carryforwards that can be utilized in any particular year if certain changes in our ownership occur.

Liquidity and Capital Resources

          From inception through December 31, 2003, we raised $54.2 million in private equity financings. Our capital resources have included our equity financings in addition to payments received from partners and government agencies, as well as the proceeds from an equipment line of credit. As of December 31, 2003, our cash, cash equivalents and available-for-sale investments totaled $38.9 million.

          Net cash used in operating activities was $398,000 in the period from inception to December 31, 2001, $4.3 million in 2002 and $7.6 million in 2003. The use of cash in each period was primarily a result of expenses associated with our research and development activities and selling, general and administrative expenses. Cash used in operating activities was offset by payments received from our partners, government grants and government contracts. We expect that our cash used in operating activities will increase in future periods primarily to support anticipated increases in personnel and facilities costs. Furthermore, because of the short-term nature of our product development collaborations, our cash payments from our partners, government grants and government contracts are subject to significant variability. Accordingly, our past performance may not be indicative of our future performance.

          Net cash used in investing activities was $117,000 from the period from inception to December 31, 2001, $2.5 million in 2002 and $35.7 million in 2003. From inception to December 31, 2002, investing activities were primarily for the purchase of equipment to support our expanding operations. In 2003, we also made an investment in marketable securities, net of maturities, of $33.2 million, in addition to the purchase of equipment and leasehold improvements. We expect to continue to make significant purchases of equipment to begin the development of our manufacturing capabilities and leasehold improvements to support our growing research and development activities. Because our technology is in the early stages of development, we are unable to accurately estimate the amount of capital required to establish these manufacturing capabilities.

          Financing activities provided cash of $1.6 million for the period from inception to December 31, 2001, $16.6 million in 2002 and $38.1 million in 2003. These amounts are primarily the proceeds we received from the sale of convertible redeemable preferred stock, equipment line of credit and proceeds from the sale of common stock and exercise of stock options.

Contractual Obligations and Commercial Commitments

          Our contractual obligations as of December 31, 2003 were as follows (in thousands):

		Less than	1 to 3
	Total	1 Year	Years

Operating lease commitments*	$1,640	$806	$834
Notes payable	1,543	837	706
Contractual commitments to scientific advisors	533	178	355

Total	$3,716	$1,821	$1,895

*	Operating lease commitments exclude approximately $96,000 of rental income under a non-cancelable sublease that terminated in April 2004.

          We have entered into several license agreements with educational institutions that provide us with the right to exploit technology developed by researchers at those institutions. In connection with those licenses, we will be obligated to pay specified royalties to our licensors from sales on applicable products if they are commercialized. If we do not have any sales from commercial products, we are obligated to pay minimum royalties under the agreements. The minimum royalty obligations are waived in certain license agreements through 2004 if our expenditures in selected areas of research and development exceed specified amounts. Assuming we are unable to obtain waivers of any minimum royalty obligations, the following table reflects our future minimum royalty obligations as of December 31, 2003 (in thousands):

Future
Minimum
Year ending December 31,	Royalties

2004	$95
2005	140
2006	293
2007	436
2008	464
2009	605
2010	685
Each year thereafter	735

          We believe that the net proceeds from this offering, together with our current cash, cash equivalents and available-for-sale securities will be sufficient to meet our anticipated operating and capital requirements for at least the next year. We have no current plans, nor are we currently negotiating, to obtain additional financing following the closing of this offering. Since we anticipate incurring substantial losses for the foreseeable future, we may need to raise additional capital in order to complete our development activities and to build our commercial scale manufacturing facilities. We may raise additional capital through a variety of sources, including the public equity market, private financings, collaborative arrangements and debt. If we raise additional capital through the issuance of equity or securities convertible into equity, our stockholders may experience dilution. Those securities may have rights, preferences or privileges senior to those of the holders of the common stock. Additional financing may not be available to us on favorable terms, if at all. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully support our business requirements.

Emerging Accounting Developments

          On March 31, 2004, the Financial Accounting Standards Board issued its Exposure Draft, Share-Based Payment, which is a proposed amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally, the approach in the Exposure Draft is similar to the approach described in Statement 123. However, the Exposure Draft would require all share based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Financial Accounting Standards Board expects to issue a final standard late in 2004 that would be effective for 2005. The pro forma impact of the adoption of Statement 123 on our historical financial statements is included in the footnotes to the financial statements. We expect to continue to grant stock-based compensation to employees and the impact of the adoption of the new standard, when and if issued, may have a material impact on our future results of operations.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not hold or issue financial instruments for trading purposes or have any derivative financial instruments. To date, all of our agreements with partners and government agencies have payments denominated in United States dollars. Our exposure to market risk is limited to interest rate fluctuations due to changes in the general level of United States interest rates, particularly because the majority of our investments are in short-term debt securities. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of available-for-sale investments in a variety of interest-bearing instruments, including United States government and agency securities, high-grade United States corporate bonds, auction-rate securities issued by states of the United States, commercial paper and money market funds. The investment portfolio is subject to interest rate fluctuations and will fall in value in the event market interest rates increase. As of December 31, 2003, a hypothetical 1% increase in interest rates would result in an adverse change of approximately $200,000 in the fair value of our available-for-sale investments. As of December 31, 2002, our cash reserves were maintained in money market investment accounts and were not exposed to material market risks.

BUSINESS

Overview

          We develop nanotechnology-enabled products based on our unique expertise, infrastructure and intellectual property. We plan to sell our nanotechnology-enabled products to our partners and directly to end user customers. We are developing products based on our core technology that incorporate proprietary, inorganic nanostructures with integrated functionality. We are utilizing our technology to develop potential products for multiple industries such as energy, defense, electronics, life sciences and information technology. We have established and intend to continue to establish collaborations with partners and government agencies that we believe could benefit significantly from the incorporation of our nanotechnology-enabled products into their end user products. Our current collaborators include DuPont, In-Q-Tel, Intel, Matsushita Electric Works, SAIC and various United States government agencies. Some of our nanotechnology-enabled product development efforts include consumables for life sciences research, solar cells, flexible electronics and non-volatile memory. We have assembled an experienced business and technical team, with development and commercialization expertise, which is supported by the members of our scientific advisory board who are recognized experts in the field of nanotechnology. We have over 200 patents and patent applications which we have licensed from educational institutions and research centers or developed internally. We believe our strong team will enable us to deliver nanotechnology-enabled products for use in multiple industries.

Industry Background

          Nanotechnology is the ability to control or manipulate materials on the atomic scale to create structures that have novel properties and functions because of their size, shape or composition. These structures are typically less than 100 nanometers in size. A nanometer is one billionth of a meter, which is approximately 100,000 times smaller than the width of a human hair and is up to 100 times smaller than geometries typically used in commercial semiconductor manufacturing today. By organizing atoms into structures of different shapes and sizes on a nanoscale, important properties including electrical, optical and physical, can be controlled. At the nanoscale, these properties can be fundamentally different than the properties of the same materials at a larger, traditional scale. When nanostructures are engineered into end user products, these products benefit from the unique properties exhibited by the nanostructures. We believe that the application of nanotechnology to multiple industries will significantly improve the performance, cost and functionality of existing products and allow the development of products previously not possible. As an example, with certain traditional materials, color is varied by using different chemicals. At the nanoscale, variations in color can be achieved by varying the size of a nanostructure, rather than its chemical composition. This could improve performance and color flexibility in products, such as displays, solid state lighting and solar cells, while reducing their cost and manufacturing complexity.

          Many of the unique properties of nanostructures arise at sizes for which traditional fabrication processes, such as those used in semiconductor manufacturing, are either impractical or not possible using today’s technologies. Scientists have therefore developed methods for forming these nanostructures from the bottom up, building them atom by atom with precise control. Innovative and novel technologies are required for the design and synthesis of nanostructures, their assembly into products and their interface into end user products.

          Common materials used to create nanostructures can be organic, such as carbon, or inorganic, such as silicon. We believe that inorganic nanostructures can be created with consistent, desired characteristics in commercially required quantities in a cost effective manner. Inorganic materials are appealing for fabrication of nanostructures for several reasons:

•	there is a broad range of inorganic materials, such as silicon, silicon germanium, gallium arsenide, gallium nitride, cadmium selenide and indium phosphide, from which to create nanostructures, enabling different product properties;

•	inorganic materials can form structures in a consistent manner and allow the use of similar fabrication methods to create a wide variety of nanostructures with reproducible physical and functional characteristics;

•	significant information and expertise exists in traditional industries regarding the techniques to manipulate and interface with inorganic materials; this provides a strong foundation on which to design and build products based on nanostructures formed from these same materials; and

•	inorganic nanostructures can be synthesized atom by atom leveraging commercially available equipment, creating billions of precisely defined functional nanostructures per batch and potentially lowering the total cost of the end user product.

          While the concept of nanotechnology started in the research community several decades ago, to date nanotechnology products have had limited applications in commercial products. Nanoscale materials, however, are being utilized in a variety of basic applications, such as sunscreens, water repellant fabrics, carbon fiber tennis rackets and antistatic mats. Recently, a number of factors have converged to act as catalysts for the development of more advanced and complex nanotechnology products. Analytical instruments, such as scanning probe and electron microscopes, have been significantly improved in recent years, allowing researchers to better understand electrical, chemical and physical properties at the nanoscale. At the same time, governments have made research and development of nanotechnology a priority. For example, in December 2003 the United States adopted the 21st Century Nanotechnology Research and Development Act, which allocated approximately $3.7 billion dollars to nanotechnology development over the next four years. Governments of other major industrialized countries have also committed to advance the progress of nanotechnology by providing substantial research and development funding. In addition, multiple industries are approaching the point at which their ability to economically manufacture products with increasing levels of performance and functionality is being constrained by traditional technologies. Nanotechnology provides the potential to address these challenges.

          Many companies are seeking to incorporate the potential benefits of nanotechnology into their end user products on a timely and cost effective basis. We believe that these companies will be motivated to work with focused nanotechnology suppliers that have the expertise, infrastructure and intellectual property needed to allow them to incorporate nanotechnology cost effectively into their end user products. The development of nanotechnology-enabled products requires specialized expertise in chemistry, physics, engineering, materials science, quantum mechanics and advanced manufacturing, as well as access to intellectual property.

The Nanosys Solution

          We are developing nanotechnology-enabled products for partners and customers in multiple industries based on our unique expertise, infrastructure and intellectual property. We believe our strong team of technical and business experts and related development and commercialization capabilities will enable us to provide our partners and customers with nanotechnology-enabled products. We are utilizing our technology to develop potential products for multiple industries such as energy, defense, electronics, life sciences and information technology. The key elements of our solution include:

          Broadly applicable technology. We intend to apply our core technology to develop and manufacture nanotechnology-enabled products for direct sale or incorporation into end user products across multiple industries or applications. Technology we develop for one product can in many cases also be utilized for other applications or products. We believe this approach will enable our partners and customers to leverage the advantages of nanotechnology without requiring them to heavily invest in the resources necessary to develop in-house nanotechnology expertise and infrastructure.

          Nanotechnology and commercialization expertise. We have assembled an experienced business and technical team with development and commercialization expertise. This team has previously commercialized a number of products based on new core technology. Our internal expertise is complemented by our scientific advisory board that includes prominent nanotechnology experts from a number of leading educational institutions and research centers.

          Significant intellectual property position. We have a significant body of nanotechnology-related intellectual property, including patents and patent applications licensed to us on an exclusive basis, as well as our own patent applications and trade secrets. This intellectual property covers a variety of technologies applicable to nanostructure compositions and devices, as well as their design, manufacture and use. When combined with our technical expertise, we believe our intellectual property provides us with a strong competitive advantage in developing and commercializing nanotechnology-enabled products.

          Design and fabrication capabilities. Our proprietary computer modeling and synthesis capabilities enable us to rapidly and efficiently design and fabricate nanostructures based on our knowledge of applicable principles in chemistry, physics and engineering. We are developing processes designed for the consistent and reliable manufacture of inorganic nanostructures with desired composition, size, shape and surface chemistry and their practical and rapid integration into products.

The Nanosys Strategy

          Our objective is to become an industry leading nanotechnology company developing and manufacturing products that incorporate proprietary, inorganic nanostructures with integrated functionality for multiple industries. To facilitate the commercial adoption of our products, we have established and intend to continue to establish collaborations with partners and government agencies that we believe will benefit significantly from the incorporation of nanotechnology-enabled products into their end user products. Key strategies that we intend to implement to fulfill our objective include:

          Utilize collaborations to enter multiple markets. We plan to collaborate with partners to sell and, in many cases, co-develop products. We intend to sell to our partners nanotechnology-enabled products that they can integrate into their end user products. By leveraging our partners development, manufacturing, sales and market expertise and customer relationships, we believe the time to market of our products will be reduced. We intend to select partners who value nanotechnology solutions and have a development, manufacturing and sales and marketing capability to maximize the commercial potential of our nanotechnology-enabled products. Through this strategy, we can remain focused on our core expertise of developing and manufacturing products based on inorganic nanostructure technology.

          Leverage our core technology across multiple industries and applications. We seek to employ our core technology across multiple industries and applications through collaborations in order to accelerate the development of our products. We believe that our core technology can simultaneously address short, medium and long-term opportunities and will reduce our dependence on any particular industry, partner or application. Each of our product development efforts is intended to leverage our technology, know how and manufacturing capabilities.

          Support core technology development through commercial and government funding. We have been able to fund a significant amount of our technology development through agreements with commercial partners and government agencies. Through these collaborations, we have gained valuable knowledge about the markets for our potential products. We intend to continue to leverage commercial and government funding to support the development of our core technology and products of interest to our partners, the government and us.

          Build common manufacturing capabilities to achieve economies of scale. We believe our core technology enables us to utilize a common set of manufacturing capabilities to supply our partners with a variety of nanotechnology-enabled products. By building proprietary manufacturing capabilities that can be applied to multiple products, we believe that we can benefit from manufacturing economies of scale to provide cost effective, high quality products to our partners and customers.

          Continue to expand and leverage our intellectual property position. We believe our significant intellectual property position provides us with a competitive advantage in developing and commercializing nanotechnology-enabled products. We believe our intellectual property position is a reason why our partners seek to collaborate with us. We plan to continue to expand our intellectual property position through internally generated and licensed patent rights and other intellectual property and associations with leading experts in nanotechnology.

Product Commercialization

          All of our product development efforts are in the early stage, or in what we term the investigation phase. We cannot predict when or if we will commercialize these products. In order to diversify our development risk, we seek to develop products that we believe will have commercial applicability in the short, medium and long-term. Some of our current product development efforts include:

          Consumable Substrates for Life Sciences Research. We are developing nanostructure coatings that have a wide variety of potential applications in life sciences research. For example, we are developing a disposable plate, or substrate, coated with nanostructures for use in existing time of flight mass spectrometry instruments. Time of flight mass spectrometry is widely used in the pharmaceutical and biotechnology industries to analyze large molecules. Our substrates enable time of flight mass spectrometry to also potentially be used for the rapid and accurate analysis of small molecules for high throughput screening of potential drug candidates and synthetic chemistry. We plan to develop and manufacture this product and enter into a product marketing agreement with one or more distributors or mass spectrometry instrument manufacturers.

          Solar Cells. We are developing low cost and efficient solar cells for use in building materials, aerospace applications and portable power generation. The flexible and light weight nature of our solar cells and our ability to customize their optical properties could enable their use in a variety of products, such as architectural glass, roofing tiles, aerospace and portable power supplies. To develop nanotechnology-enabled solar cells, we are collaborating with Matsushita Electric Works and United States government agencies. We anticipate that we would manufacture the products resulting from these development efforts and would sell them to our partners or other customers for integration into their end user products.

          Flexible Electronics. We are developing high performance, flexible electronics to be used in a variety of application areas including large area and portable displays, low cost radio frequency identification tags and electronically steerable antenna arrays for wireless communications. Our thin film electronics technology may allow us to achieve the electronic performance of silicon wafers, over large areas on a light weight, flexible substrate. We expect this technology to be compatible with traditional thin film manufacturing equipment, as well as advanced printable electronics technologies. To develop our nanotechnology-enabled thin film electronics products, we are collaborating with DuPont and a United States government agency. We anticipate that we would manufacture the products resulting from these development efforts and would sell them to our partners or other customers for integration into their end user products.

          Non-Volatile Memory. We are developing nanostructures for non-volatile memory products for anticipated use in applications such as digital cameras, MP3 players and mobile phones. To develop non-volatile memory products, we are collaborating with Intel. We anticipate that we would manufacture the products resulting from these development efforts and would sell them to our collaborators or other customers for integration into a non-volatile memory device.

Collaborative Arrangements

Commercial Collaborations

          We seek to partner with leading companies across various industries to develop, manufacture and commercialize products based on our proprietary nanotechnology platform. We intend to leverage the development, manufacturing, sales and marketing capabilities of our partners. Initially, we intend to enter into product development agreements with commercial entities to explore the technical and market feasibility of developing products in specific areas of interest while at the same time expanding the underlying capability of our technology. Our collaborations typically contemplate several phases, including an investigation phase, a development phase and a commercialization phase, which may be covered in one or more agreements. We intend to enter into agreements in multiple industries simultaneously to accelerate the development of our technology across numerous product areas.

          To date we have entered into several product development collaborations to evaluate the technical and market feasibility of potential products in specified fields of interest. Under these investigation phase agreements, we are responsible for performing investigative research and development at specified levels. We typically receive research and development funding at specified periods and amounts per full time equivalent employee working on the project, payments on the achievement of specified milestones, or both. We typically retain the exclusive rights to specified categories of nanotechnology inventions made by either party as a result of the investigation phase. Upon completion of an investigation phase, we and our partner typically have a given period in which to negotiate a related development, commercialization or supply agreement in a defined field. We have not yet entered into any of these agreements and we cannot be certain that we will be able to enter into such agreements in the future. In addition to relying upon partners to fund a portion of our research and development expenses for certain of our potential products, we also plan to fund development of potential products internally and with government funding.

          We intend to expand existing collaborations and enter into new collaborations. Following successful product development either pursuant to a product development collaboration or our internal research programs, we intend to enter into original equipment manufacturer or distribution partnerships. These partnerships may be in the form of original equipment manufacturer agreements for products manufactured by us for integration by our partner into their end user products. We may also enter into distribution agreements for our partner to distribute end user products manufactured by us, in order to access the marketing expertise, customer relationships, distribution capabilities and sales force of our partner. To date, we have not entered into any original equipment manufacturer or distribution partnerships and we cannot be certain that we will be able to enter into any in the future.

      Development Agreement with Matsushita Electric Works, Ltd.

          In November 2002, we entered into a development agreement with Matsushita Electric Works to investigate the commercial feasibility of incorporating nanotechnology-enabled solar cells into building materials pursuant to which Matsushita Electric Works paid us $2.0 million. In addition, Matsushita Electric Works agreed to spend at least $2.0 million internally on the project. In February 2004, we and Matsushita Electric Works amended the agreement to extend the development period until August 2004 and Matsushita Electric Works paid us an additional $500,000. Our agreement provides that during the development period, we and Matsushita Electric Works will exclusively work together on developing these products for sale in certain Asian countries. Matsushita Electric Works also has the exclusive right to negotiate with us for a certain period following completion of the collaboration to enter into an agreement to develop and commercialize solar cells containing inorganic nanostructures for use in building materials in those countries.

Development Agreement with Intel Corporation

          In December 2003, we entered into a cooperative development agreement with Intel to investigate the feasibility of using our nanostructures in non-volatile memory devices pursuant to which Intel is obligated to pay us at least $1.9 million in exchange for performing research services unless the agreement is terminated by Intel. We granted Intel the right to exclusively negotiate with us for a specified period to enter into a development and commercialization agreement for the development of non-volatile memory devices using certain of our nanostructures, during which period we have agreed not to enter into any discussions regarding that type of product with any third party. Upon the payment of additional amounts, Intel may extend its exclusive negotiation period for another fixed period. Intel may terminate the cooperative development agreement at any time within 10 days after the completion of our six month formal review meeting, which is scheduled to occur no later than July 2004.

      Development Agreement with E.I. DuPont de Nemours and Company

          In January 2004, we entered into a cooperative development agreement with DuPont to investigate the commercial feasibility of using nanostructures for thin film electronics applications pursuant to which DuPont paid us $325,000 in exchange for performing research services during the first three months of the agreement. The agreement will terminate on May 17, 2004 unless the parties agree to continue the collaboration.

Government-Related Collaborations and Grants

          We have also entered into arrangements with United States government agencies. Our strategy for pursuing government contracts and grants is to focus on opportunities that will enable us to further our core technology development. We intend to pursue government contracts and grants that enable us to develop dual use products and technologies that may be sold in both government and commercial markets.

      Development Agreement with In-Q-Tel, Inc.

          In September 2003, we entered into a development agreement with In-Q-Tel to investigate the application of our nanostructures to flexible, high performance electronics pursuant to which In-Q-Tel is obligated to pay us up to $3.0 million in exchange for performing research services. The project with In-Q-Tel is divided into two phases: a six month feasibility phase followed by a 12 month technical development and optimization phase. In-Q-Tel paid us $1.0 million at the commencement of the first phase. In April 2004, we received a notice from In-Q-Tel to proceed to the second phase and an additional payment of $1.0 million based on the achievement of specific milestones. In-Q-Tel is committed to pay the remaining $1.0 million upon our achievement of certain other milestones. In connection with the agreement, we issued In-Q-Tel warrants for 723,085 shares of our series C preferred stock at a price of $0.001 per share. The warrants will expire if not exercised prior to the closing of this offering.

      Master Marketing and Business Development Agreement with Science Applications International Corporation, or SAIC

          In July 2003, we entered into a master marketing and business development agreement with SAIC to identify and jointly pursue United States government contract or grant opportunities relating to nanoscience and nanotechnology. Our obligations to each other under the agreement are generally nonexclusive, provided that in certain circumstances we and SAIC have a right of first offer to pursue certain government contract or grant opportunities along with the other party. Under the agreement, SAIC is obligated to pay us $1.6 million in exchange for performing research services. In addition, SAIC agreed to spend at least $600,000 internally on the project. SAIC is entitled to receive the first $2.2 million in profit, after reimbursement of our and SAIC’s costs, that we or SAIC receive under any United States government contract or grant arising out of work performed under our agreement.

Grants from and Contracts with United States Government Agencies

          Since August, 2002, we have been awarded an aggregate of more than $1.7 million in grants from or contracts with United States government agencies to fund research relating to the development of our core technology and applications in the areas of biological detection, solar power, thin-film electronics and light emitting structures. We received these grants from and entered into contracts with several government agencies, including the Defense Advanced Research Projects Agency, the National Institute of Health and the National Aeronautics and Space Administration. We retain the rights to commercialize nanotechnology-enabled products developed using the research funded under these grants or contracts.

Our Technology and Research and Development

          We are developing our core technology, which is based on a proprietary class of inorganic nanostructures, to engineer and integrate the physical, functional and performance characteristics of nanostructures for the purpose of creating products. Unlike traditional materials which are used to fabricate devices, each nanostructure can incorporate device functionality. These nanostructures, which can be made with features as small as a few nanometers, are synthesized atom by atom in a controlled chemical environment, creating precisely defined functional nanostructures. To design products for different application areas, our nanostructure fabrication process enables us to define and control many of the important chemical and physical parameters of our nanostructures, such as composition, shape, size and surface chemistry.

•	Composition: Our core technology allows us to fabricate nanostructures from one or more inorganic materials, including silicon, silicon germanium, gallium arsenide, gallium nitride, cadmium selenide and indium phosphide. Different inorganic materials can manifest different properties or perform different functions. For example, traditional integrated circuits are made from silicon, while light emitting diodes, or LEDs, are often made from gallium nitride. We can also incorporate two or more materials into each individual nanostructure, forming functional interfaces between the different materials that can provide unique electrical, optical or physical properties. Whether we are developing a solar cell, an LED or a memory device, the composition of the nanostructures can be selected to suit the application.

•	Size: Our core technology allows us to control the size of the nanostructures. While the composition of a nanostructure largely defines its overall function, we can adjust the desired functional properties by controlling the size of the nanostructure. This feature allows us to further change the performance characteristics of our products in a way that is not possible using traditional technology. For example, when using a nanostructure to form an LED, we can tailor the size of the nanostructure to select the precise color of the emitted light.

•	Shape: We can form nanostructures in a variety of shapes, including spheres, rods and wires, as well as more complex shapes. By controlling the shape, we can create additional functionality in our individual nanostructures and increase their performance, as well as, we believe, reduce the manufacturing complexity and cost of the products in which they are used.

•	Surface chemistry: While functionality results from the nanostructures’ composition, size and shape, processability arises from the material filling the space between individual nanostructures. The interface between the nanostructures and the filling materials is formed through a surface chemistry that acts as a physical and functional connection between the nanostructures and the other components in the end user product. By controlling the surface chemistry independent of the composition, size and shape of the nanostructures, we potentially can separately define and optimize functional and manufacturing characteristics.

Development Approach

          We have several core competencies that act as fundamental building blocks for developing applications from concept to product. Our core competencies include: synthesis, assembly, nano to macro interfaces, application specific formats and computer modeling and simulation. Developing our nanotechnology-enabled products requires the consistent synthesis, characterization and control of the nanostructures, which we then assemble in a directed fashion to achieve a desired function. The nano to macro interface allows us to integrate our nanostructures and their functionality into the rest of the system. Finally, the nanostructures must be incorporated into an application specific format that is compatible with the end user product. To direct nanostructure and product development throughout this process, we use computer modeling and simulation for multiple levels of the design, from the individual nanostructures to the end user application. As we develop products, we expect the resulting advances will expand and enhance our core technology, which in turn, can provide us with more application and collaboration opportunities.

          We are currently applying our core competencies to develop potential products for various applications in multiple industries. One potential product is a new type of solar cell that performs like a traditional solar cell, but can be configured like a light weight, flexible plastic. In particular, this technology has the potential to provide low cost solar power through currently available, high volume and inexpensive manufacturing techniques based on roll to roll manufacturing. Roll to roll manufacturing is a well established technique used in the photographic film, plastics, printing and paper industries. Roll to roll manufacturing has been used for decades and it is a relatively inexpensive process as compared to traditional semiconductor manufacturing.

          As an illustration of our development process, using the following steps, we have created a functioning solar cell:

•	Synthesis: We developed nanostructures for this application that are capable of light absorption, charge generation and charge conduction when incorporated into a polymer and thus act as a solar cell. We selected the composition and size and then constructed the nanostructure to absorb the sun’s light in an optimal manner and to separate resulting electrical charges.

•	Assembly: To enable high volume, inexpensive manufacturing, it is desirable to process the nanostructures while suspended in a liquid and then harden the liquid into a film. We selected a plastic matrix from which a film is made. We also designed the specific surface chemistry on the nanostructures to allow their uniform mixing into the plastic matrix. To achieve good solar efficiency, it is also desirable to have each nanostructure closely positioned to the top and bottom of the film where the electricity from each nanostructure sized solar cell will be collected. We selected the shape of the nanostructure to orient itself naturally to provide a high conductivity electrical path across the film.

•	Nano to macro interface: Each individual nanostructure generates electrical charges when it absorbs the sun’s rays. We designed the nanostructure’s surface chemistry to facilitate the transfer of electrical charges out of the nanostructure. We apply traditional electrodes to the top and bottom of the film, which is composed of trillions of nanostructure sized solar cells, to transfer electrical charges out of the film into an electrical system, such as a storage battery or electrical device.

•	Application specific format: For a solar cell, there are several application specific requirements: light must enter the device, the cell must be connected to a circuit to remove the electrical charges and the device must tolerate long-term environmental exposure. We plan to select electrodes and encapsulating films for our nanostructures to achieve the application specific requirements. For example, the layer on top of the film must be a clear conducting layer to allow light to enter the film while also conducting electricity away.

•	Computer modeling and simulation: Throughout the development process, we use computer modeling and simulation. We calculate the necessary physical and functional properties of the individual nanostructures to guide synthesis. We model the solar spectrum to determine the optimum absorption characteristics of the nanostructures. We calculate the necessary physical and functional properties of the nanostructures so that they can act as solar cells. We model the surface chemistry to optimize electrical charge transfer from the nanostructure to the electrodes and model the electrodes for optimal electrical charge transport. By modeling and simulating throughout the process, we expect to minimize the number of design iterations, thereby accelerating the entire development cycle.

          We use similar building blocks to develop and construct our other potential products as outlined above. In addition, we use similar methods to evaluate the applicability of our nanotechnology to prospective products.

Research and Development Operations

          Since our inception, we have devoted significant resources to the development of our products and technology. We conduct our research and development operations in Palo Alto, California. As of March 31, 2004, our research and development team consisted of 23 people.

          We had research and development expenses of $237,000 in the period from inception to December 31, 2001, $5.2 million in 2002 and $9.9 million in 2003. Our partners funded none of our research and development expenses from inception to December 31, 2001, $283,000 of our research and development expenses in 2002 and $3.0 million of our research and development expenses in 2003. We pursue our product development objectives by developing potential nanotechnology-enabled products internally and with those development partners identified above, but may from time to time acquire products, technologies and businesses complementary to ours or form alliances with other companies.

Patents and Other Intellectual Property

          Our strategy is to seek patents on new and improvement inventions relating to our technology that we consider important to the development of our business. As of March 31, 2004, we owned or had exclusive rights to 36 issued United States patents, five issued or granted foreign patents and 196 additional pending United States and foreign patent applications. Our owned or licensed issued or granted patents expire at various times between 2011 and 2020. Included in the patents and applications enumerated above are the 36 issued U.S. patents, the five issued or granted foreign patents and 129 pending patent applications that are licensed to us from:

•	Columbia University;

•	Ernest Orlando Lawrence Berkeley National Laboratory;

•	Harvard University;

•	Hebrew University of Jerusalem;

•	The Massachusetts Institute of Technology;

•	The Regents of the University of California; and

•	University of California Los Angeles.

          We acquired the exclusive rights to use specific patents of these educational institutions in fields that are relevant to our business. Our exclusive license with the University of California at Los Angeles is for the University’s interest in patents that are jointly owned by the University and the Hewlett-Packard Company. Some of the patent and patent applications under our license from the Massachusetts Institute of Technology are jointly owned by Lumileds Lighting, U.S. LLC. One family of patent applications under our licenses with Harvard is a co-exclusively licensed to Nantero and Nantero also has patent rights from certain other Harvard licenses as necessary to protect its rights under the co-exclusive license. Our agreements with these parties expire upon the expiration of the related patents.

          Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our technology and products as well as successfully defending these patents against third party challenges. If we or our licensors are unable to obtain and maintain patent and trade secret protection of our technology and products, our business could be harmed. In addition, we will only be able to protect our technology from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover that use.

          Patents and patent applications covering a substantial portion of our core technology are owned by our third party licensors. While we have certain rights to participate in prosecution, maintenance and enforcement of those patents and patent applications, in the majority of cases these licensors have retained the right to prosecute, maintain and enforce those patents and patent applications. We cannot be certain they will do so in the best interests of our business. Any failure on the part of the licensors to follow our advice or to take certain actions with respect to the patents and patent applications could harm our business.

          We are obligated to fund the prosecution and maintenance of the patents and applications we acquired under the license agreements that we have with various licensors. In addition, in some cases, we have also agreed to indemnify the licensors for any actions we take with respect to developing the technology we have licensed that becomes subject to a third party claim. Our obligations to indemnify these licensors may cause us to incur unanticipated expenses and divert our management’s attention from running our business.

          Commercial application of nanotechnology is new and the scope and breadth of patent protection is uncertain. Consequently, the patent positions of nanotechnology companies can be highly uncertain and involve complex legal and factual questions for which important legal principles may remain unresolved. In addition, to date there has been relatively little litigation surrounding nanotechnology related patents, and, therefore, it is not clear whether such patents will be subject to interpretations or legal doctrines that differ from conventional patent law principles. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third party patents.

          The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications or issued patents;

•	we or our licensors might not have been the first to file patent applications for these inventions;

•	it is possible that none of our pending patent applications or none of the pending patent applications of our licensors will result in issued patents;

•	our issued patents and issued patents of our licensors may not provide a basis for commercially viable products, may not provide us with any competitive advantages or may be challenged and invalidated by third parties;

•	our and our licensors’ patent applications or patents may be subject to interference, opposition or similar administrative proceedings, which could result in those patent applications failing to issue as patents or those patents being held invalid;

•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may have an adverse effect on our business.

          We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, partners or other advisors may unintentionally or willfully disclose our information to competitors. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know how.

          While we are not currently involved in any legal proceedings related to our intellectual property, the defense and prosecution of intellectual property suits, interferences, oppositions and related legal and administrative proceedings in the United States and elsewhere are costly, time consuming to pursue and could result in the diversion of our limited financial and managerial resources. The outcome of these proceedings is uncertain and could significantly harm our business. The industries for which we are investigating products are characterized by the existence of a large number of patents and frequent litigation based upon allegations of patent infringement. As our potential products progress toward commercialization in these markets, the possibility of an infringement claim against us or our collaborators increases. While we attempt to ensure that our products and the methods we employ to develop and manufacture them do not infringe other parties’ patents and other proprietary rights, competitors or other parties may assert that we infringe their proprietary rights.

          In recent years, several thousand patent applications have been filed with the United States Patent and Trademark office that refer to nanoscale materials or structures. Information contained in patent applications is generally not publicly available. Consequently, we are unable to evaluate the underlying intellectual property until these patent applications become issued or published. The process to issue patents is long and certain innovations that have not yet resulted in issued patents could have been developed prior to our intellectual property. These patents, when issued, may predate our patents and may have superior claims or superior rights or otherwise be in conflict with our technology or business processes.

          If a patent infringement suit were brought against us or our partners, we or they could be forced to stop or delay research, development, manufacturing or sales of the end user product or potential product that is the subject of the suit. We or our partners therefore may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our partners were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to cease some aspect of our business operations, as a result of patent infringement claims, which could have a material adverse impact on our business. Alternatively, we could encounter delays in product introductions while we attempt to design around the patents. Our redesigned products may be inferior to our original designs or we may be unable to continue product development in the particular field.

          We may become involved in litigation or other enforcement action not only as a result of alleged infringement of a third party’s intellectual property rights, but also to protect our own intellectual property rights. Under our licenses with educational institutions and research centers, we have certain rights to enforce our intellectual property rights covered by those licenses. We cannot guarantee that our licensors or their other licensees will assist us in enforcing these rights. The patent protection strategies of our licensors or their other licensees may conflict with ours. Additionally, by seeking to enforce our rights we may expose our patents to challenges, which could result in not only loss of any enforcement action or litigation proceeding, but invalidation of our patents or those of our licensors that are subject to dispute, which could have a material adverse impact on our business.

Competition

          We compete in intensely competitive markets for end user products. The nanotechnology-enabled products we are currently developing will compete directly with products incorporating conventional materials and technologies, including traditional semiconductors manufactured on the nanoscale. We believe our nanotechnology-enabled products will face significant competition from existing manufacturers in our target markets including:

•	manufacturers of substrates for time of flight mass spectrometry equipment, such as Waters;

•	manufacturers of solar cells, such as Sharp and BP;

•	manufacturers of thin film electronics, such as Samsung, NEC and Philips; and

•	manufacturers of memory products, such as Advanced Micro Devices and Samsung.

          In addition, we may also face competition from focused nanotechnology companies, such as Evident Technologies, Konarka, Nantero, NanoHorizons, Nanosolar, Quantum Dot, UltraDots, ZettaCore and other newly created nanotechnology companies.

          We may also face significant competition from our current and future partners, such as DuPont, Intel and Matsushita Electric Works, which are assessing the feasibility of expanding their development and manufacturing capabilities and portfolio of intellectual property to incorporate nanotechnology-enabled components into their end user products. Nanotechnology-enabled products developed by our current and future partners are designed to utilize the qualities of the partner’s own manufacturing process and may benefit from certain capacity, informational, cost and technical advantages. If our current and future partners expand their product offerings to compete directly with our nanotechnology-enabled products or actively seek to participate as vendors in the nanotechnology-enabled product market, our revenue and operating results could be negatively affected.

          We also face numerous challenges associated with overcoming the following:

•	Size and resources. Our competitors, as well as our current and future partners, may have access to substantially greater financial, engineering, manufacturing and other resources than we do, which may enable them to react more effectively to new market opportunities.

•	Name recognition. Many of our competitors and our current and future partners have greater name recognition and market presence than we do, which may allow them to market themselves more effectively to new customers or partners.

•	Access to information. Our current and future partners may have better access to information regarding their own manufacturing processes, which may enable them to develop nanotechnology-enabled products that can be more easily incorporated into the customers’ or partners’ products.

•	Limits of product offerings. Although we intend to offer a broad range of nanotechnology-enabled products, a current or future partner may require nanotechnology-enabled products or functionalities that we do not offer. As a result, our competitors may exploit the areas in which we do not develop product offerings.

•	Reliance on internal manufacturing. We intend to manufacture our products internally rather than license the manufacturing of those products to our current and future partners. Our partners may conclude that we will be unable to supply the volume or quality of products they need. In addition, those partners may want to control key steps in their manufacturing process capabilities and will therefore want to manufacture the nanotechnology-enabled products themselves. In order to successfully integrate our proposed products with theirs, we may be required to rely on our partners for access to their manufacturing process and capabilities. If this access is restricted or denied, our nanotechnology-enabled products may not be competitive with products internally developed by our partners or others.

•	Scalability of development. A significant challenge in commercializing our nanotechnology-enabled products across multiple industries and end user products will be our ability to leverage our core technology and development efforts. Most nanotechnology-enabled products require custom development to meet application specific product requirements. To minimize custom development efforts, we will need to develop nanotechnology-enabled products that utilize our common set of our core technology and can benefit from our previous development efforts. If we are unable to achieve this, our development capabilities will be less competitive.

          If we do not compete successfully, our ability to develop and sell our products could be harmed and our business could suffer.

Employees

          As of March 31, 2004, we had 34 employees, including 23 in research and development and 11 in selling, general and administrative functions. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good. We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, research and development, sales and marketing personnel.

Properties

          Our principal offices are located in Palo Alto, California. Our facility is occupied under a lease that expires in 2005. At March 31, 2004, our leased space approximated 14,000 square feet. This figure excludes approximately 7,000 square feet leased to others, which was subject to a sublease that terminated in April 2004.

          We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations.

Legal Proceedings

          We are not currently a party to any material legal proceedings. From time to time, we may become subject to legal proceedings, including those requiring us to defend the parties which have licensed intellectual property to us.

Scientific Advisory Board

          We recruited a number of leading researchers in nanoscience to serve as members of our scientific advisory board. These advisors have entered into agreements with us to serve for fixed terms ranging from one to five years. In general, they serve on an exclusive basis within a defined field of collaboration. These advisors have received option grants and restricted stock purchase awards to purchase our common stock. In addition, some may receive cash compensation in connection with services rendered, and they receive reimbursement for expenses.

          The following persons served on our scientific advisory board and their primary affiliations were as follows as of March 31, 2004:

Name	Position

A. Paul Alivisatos, Ph.D.	Professor of Chemistry, University of California Berkeley Head of Molecular Design Institute, Lawrence Berkeley Laboratories
Uri Banin, Ph.D.	Associate Professor of Institute of Chemistry and Co-Director, Institute for Nanoscience and Nanotechnology at Hebrew University of Jerusalem
Moungi Bawendi, Ph.D.	Professor of Chemistry, Massachusetts Institute of Technology
Vladimir Bulovic, Ph.D.	Assistant Professor of Electrical Engineering and Computer Science, Massachusetts Institute of Technology
Louis Brus, Ph.D.	Professor of Chemistry, Columbia University
Philippe Guyot-Sionnest, Ph.D.	Professor of Chemistry and Physics, University of Chicago
James R. Heath, Ph.D.	Professor of Chemistry, California Institute of Technology Scientific Director, California Nanosystems Institute
Charles M. Lieber, Ph.D.	Professor of Chemistry, Harvard University
Paul L. McEuen, Ph.D.	Professor of Physics, Cornell University Principal Investigator, Lawrence Berkeley Laboratories
Hongkun Park, Ph.D.	Professor of Chemistry, Harvard University
Peidong Yang, Ph.D.	Assistant Professor of Chemistry, University of California, Berkeley

MANAGEMENT

Directors and Executive Officers

          Our directors and executive officers and certain information about them as of March 31, 2004 are as follows:

			Director
			or
			Executive
			Officer
Name	Age	Position	Since

Lawrence A. Bock	44	Executive Chairman of the Board	2001
Calvin Y. H. Chow(3)	49	Chief Executive Officer and Director	2001
J. Wallace Parce, Ph.D.	54	Chief Technical Officer and Vice President of Research	2002
Matthew Murphy, Esq.	39	Vice President, Intellectual Property	2002
Karen L. Vergura	46	Vice President, Finance	2001
Clinton W. Bybee(2)(4)	40	Director	2001
Regis P. McKenna(2)(4)	64	Director	2002
Bryan E. Roberts, Ph.D.(1)	37	Director	2002
Sasson Somekh, Ph.D.(2)	58	Director	2003
John A. Young(1)	71	Director	2004
Gregory J. Yurek, Ph.D.(1)(4)	56	Director	2004

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Grant Committee.

(4)	Member of the Nominating and Governance Committee.

          Mr. Bock has served as executive chairman of our board of directors since October 2003. Mr. Bock acted as our chief executive officer, president and a director from July 2001 to October 2003. Mr. Bock also acted as our chief financial officer from July 2001 to September 2001. Mr. Bock was a managing general partner of CW Group, a life sciences venture capital fund from June 1998 to April 2004 and from June 1998 to present has served as a general partner. From 1988 to June 1998, Mr. Bock was general partner of Avalon Ventures, a seed stage venture capital firm. Mr. Bock was the founder and initial chief executive officer of Metro Biosystems, Inc., Neurocrine Biosciences, Inc., Pharmacopeia, Inc., Argonaut Technologies, Inc. and Caliper Technologies Corp. Mr. Bock was also a co-founder of ARIAD Pharmaceuticals, Inc., Athena Neurosciences, Inc., GenPharm International, Vertex Pharmaceuticals, Inc., Onyx Pharmaceuticals, Inc. and Illumina, Inc. Mr. Bock holds a B.A. in Liberal Arts from Bowdoin College and an M.B.A. from the Anderson School at the University of California, Los Angeles.

          Mr. Chow has served as our chief executive officer since October 2003 and as a director since February 2002. From November 2001 to October 2003, Mr. Chow served as our chief operating officer and, from November 2001 to June 2002, he served as our acting vice president of development. From October 1995 to September 2001, Mr. Chow, co-founded Caliper and served in various capacities, including most recently as its chief operating officer. From October 1985 to September 1995, Mr. Chow was a co-founder of and last served as vice president of engineering and operations at Molecular Devices Corporation. Mr. Chow holds a B.S.E.E. from the Illinois Institute of Technology and an M.S. in Electrical Engineering from Stanford University.

          Dr. Parce has served as our chief technical officer and vice president of research since June 2002. Dr. Parce served on our Scientific Advisory Board from January 2002 to June 2002. From September 1995 to December 2002, Dr. Parce was a co-founder of and served as vice president of research at Caliper. Prior to joining Caliper, Dr. Parce spent 12 years with Molecular Devices Corporation as a co-founder, consultant, director of research and vice president of research. Dr. Parce holds a B.A. in Chemistry from Western Maryland College and a Ph.D. in Biochemistry from Wake Forest University.

          Mr. Murphy has served as our vice president of intellectual property since April 2002. From March 1997 to March 2002, Mr. Murphy served in various capacities at Caliper, the most recent of which was vice president of intellectual property. From August 1994 to March 1997, Mr. Murphy was an associate at the law firm of Townsend and Townsend and Crew LLP. Mr. Murphy holds a B.S. in Microbiology from the University of California, Davis and a Juris Doctorate from the University of San Francisco.

          Ms. Vergura has served as our vice president of finance since December 2001. From September 2001 to December 2001, Mr. Vergura provided services to us as a consultant. From August 1998 to April 2001 she served as the corporate controller and from January 2001 to April 2001 as director of financial planning at Convergent Networks, Inc., a broadband infrastructure company. From July 1997 to August 1998, Ms. Vergura served as the corporate controller at New Oak Communications, an extranet switching company that was acquired by Bay Networks. Ms. Vergura holds a B.S. in Business Administration from the University of Vermont.

          Mr. Bybee has served as a member of our board of directors since October 2001. Since December 1996, Mr. Bybee has served as a managing director of ARCH Venture Partners, a venture capital company, and as a general partner of its related funds. From January 1994 to November 1996, he served as a vice president of ARCH Venture Partners. Mr. Bybee holds a B.S. in Engineering from Texas A&M University and an M.B.A. from the University of Chicago.

          Mr. McKenna has served as a member of our board of directors since April 2002. Mr. McKenna has served as a marketing consultant to technology companies since 1970. He is chairman of Regis McKenna, Inc., a private firm specializing in the development of marketing information and network-based business strategies. Mr. McKenna has served as a general partner of McKenna Ventures, L.P., an investment partnership specialized in investments in early stage companies, since November 1998. Mr. McKenna holds a B.A. in Liberal Arts from Duquesne University.

          Dr. Roberts has served as a member of our board of directors since May 2003. He joined Venrock Associates, a venture capital firm, in October 1997 and is now a general partner. Dr. Roberts worked at the investment banking firm Kidder Peabody & Co., Inc. in corporate finance from 1989 to 1992. Dr. Roberts also serves as a member of the Board of Directors of Sirna Therapeutics, Inc. Dr. Roberts holds a B.A. from Dartmouth College and a Ph.D. in Chemistry and Chemical Biology from Harvard University.

          Dr. Somekh has served as a member of our board of directors since December 2003. Dr. Somekh has served as the president of Novellus, a manufacturer of semiconductor fabrication equipment, since February 2004. Dr. Somekh served in various capacities at Applied Materials, Inc. from 1980 to February 2004, the most recent of which was executive vice president, to which he was appointed in December 2000 and chairman, global executive committee, which took the place of the office of the president, to which he was appointed in October 2002. Dr. Somekh also serves as a member of the board of directors of Synopsys, Inc., an electronic design automation company. Dr. Somekh holds a B.S. in Physics from Tel Aviv University, an M.S. in Electrical Engineering from the California Institute of Technology and a Ph.D. in Electrical Engineering from the California Institute of Technology.

          Mr. Young has served as a member of our board of directors since March 2004. Mr. Young is retired. He served as president and chief executive officer of Hewlett-Packard Company from 1978 to 1992 and served in other capacities at Hewlett-Packard from 1958 to 1978. Mr. Young currently serves as the chairman of the board of Ciphergen Biosystems, Inc. He also serves on the boards of directors of Affymetrix Inc., Perlegen Sciences, Inc., Fluidigm Corporation and Lucent Technologies, Inc. Mr. Young holds a B.S.E.E. from Oregon State University and an M.B.A. from the Stanford Graduate School of Business.

          Dr. Yurek has served as a member of our board of directors since February 2004. Since 1988, Dr. Yurek has served in various capacities at American Superconductor Corporation, an electricity solutions company that he founded in 1987, and currently serves as its chief executive officer and chairman of the board of directors. From 1976 to 1988, Dr. Yurek was professor of materials science and engineering at the Massachusetts Institute of Technology. Dr. Yurek holds a B.S. and an M.S. in Metallurgy from Pennsylvania State University and a Ph.D. in Metallurgical Engineering from Ohio State University.

Board Composition and Committees

          Our board of directors currently consists of eight members. Prior to the closing of this offering, our board of directors will be divided into three classes, with each director serving a three year term and one class being elected at each year’s annual meeting of stockholders. Dr. Yurek, Mr. Bybee and Dr. Roberts will be in the class of directors whose initial term expires at the 2005 annual meeting of stockholders. Mr. McKenna, Dr. Somekh and Mr. Chow will be in the class of directors whose initial term expires at the 2006 annual meeting of the stockholders. Mr. Bock and Mr. Young will be in the class of directors whose initial term expires at the 2007 annual meeting of stockholders.

          Our board of directors currently has an audit committee, a compensation committee, a nominating and governance committee and a grant committee. Dr. Yurek, Mr. Young and Dr. Roberts are currently members of the audit committee. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. Mr. Bybee, Mr. McKenna and Dr. Somekh are currently members of the compensation committee. The compensation committee reviews and recommends to the board of directors the compensation and benefits for all of our officers and establishes and reviews general policies relating to compensation and benefits for our other employees. Mr. Bybee, Mr. McKenna and Dr. Yurek are currently members of the nominating and governance committee. The nominating and governance committee assists our board of directors in the areas of membership selection, evaluation of overall effectiveness of the board of directors and the review of developments in corporate governance practices. Mr. Chow is the sole member of the grant committee. The grant committee approves option grants and other equity awards to our non-officer employees pursuant to guidelines set forth by the board of directors.

Director Compensation

          We reimburse our directors for reasonable travel expenses in connection with attendance at board and committee meetings. Under our 2001 stock plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board of directors. In addition, in 2004, we granted restricted stock purchase rights to purchase our common stock to two of our nonemployee directors. For a description of these options, see “Our Relationships and Arrangements with Our Stockholders, Our Officers and Our Directors.” After this offering is completed, nonemployee directors will receive stock options pursuant to the 2004 stock plan. Each nonemployee director appointed to the board after the completion of this offering will receive an initial option to purchase 45,000 shares upon such appointment. Beginning in 2005, nonemployee directors who have been directors for at least six months will receive a subsequent option to purchase 9,000 shares following each annual meeting of our stockholders. Also, beginning in 2005, nonemployee directors who are members of the audit committee or compensation committee who have been members of such committee for at least six months will receive a subsequent option to purchase 3,000 shares following each annual meeting of our stockholders for each such committee upon which they serve, provided that the chairman of the audit committee and the chairman of the compensation committee will instead receive a subsequent option to purchase 4,500 shares. All such options shall have an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to one-third of the shares on each anniversary of the date of the grant, provided the nonemployee director remains a service provider on such dates. Each subsequent option becomes exercisable as to all of the shares subject to the subsequent option on the one year anniversary of the date of grant, provided the nonemployee director remains a service provider on such date. In addition, upon the effective date of this offering, each nonemployee director will receive options for a number of shares equal to the number of shares granted to directors and audit and compensation committee members, with respect to the committees upon which the nonemployee director is then serving, at each annual meeting of stockholders, provided that the exercise price per share for each grant shall be equal to the price of our common stock in this offering. These options will also become exercisable as to all of the shares subject to the options on the one year anniversary of the date of grant. The term of such option is 10 years. Our board may also grant additional options to our directors under our 2004 stock plan, which became effective upon its adoption by our board of directors in April 2004.

Compensation Committee Interlocks and Insider Participation

          Our board of directors established its compensation committee in October 2001. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us during 2003, to each person who acted as chief executive officer during 2003 and our next most highly compensated executive officers, to whom we refer to collectively as the named executive officers in this prospectus, each of whose compensation exceeded $100,000 in 2003.

						Long-Term
						Compensation Awards
		Annual
		Compensation				Restricted	Securities
				Other Annual		Stock	Underlying
Name and Principal Position	Year	Salary	Bonus	Compensation		Award(s)	Options(1)

Calvin Y.H. Chow	2003	$299,717	—	$3,539	(2)	—	—
Chief Executive Officer
Lawrence A. Bock(3)	2003	—	—	—		—	—
Executive Chairman of the Board and former Chief Executive Officer and President
J. Wallace Parce, Ph.D.	2003	287,020	—	3,181	(2)	—	—
Chief Technical Officer and Vice President of Research
Matthew Murphy	2003	217,077	—	2,593	(2)	—	35,000
Vice President, Intellectual Property
Karen L. Vergura	2003	157,944	—	68,858	(4)	—	—
Vice President, Finance

(1)	The stock options listed in the table represent options to purchase our common stock. See “— Executive Compensation — Option Grants in 2003” for additional information regarding options to purchase our stock granted during 2003.

(2)	Consisted of payment for group term life insurance premiums.

(3)	Mr. Bock was our chief executive officer and president from July 2001 to October 2003. He was not an employee of our company and we did not pay him any compensation for his services to us.

(4)	Consisted of payment for group term life insurance premiums of $1,859 and $66,999 for payment of relocation expenses.

Option Grants in 2003

          The following table sets forth certain information concerning grants of stock options to each of our named executive officers during 2003.

Potential
		% of Total			Realizable
		Options			Value at
		Granted to			Assumed
		Employees			Annual Rates
	Number of	and			of Stock Price
	Securities	Executive			Appreciation for
	Underlying	Officers in	Exercise or		Option Term
	Options	Fiscal	Base Price	Expiration
Name	Granted	Year	Per Share	Date	5%	10%

Calvin Y.H. Chow	—	—	—	—	—	—
Lawrence A. Bock	—	—	—	—	—	—
J. Wallace Parce	—	—	—	—	—	—
Matthew Murphy	35,000	20%	$0.15	1/09/13
Karen L. Vergura	—	—	—	—	—	—

          The stock option granted to the named executive officer in 2003 vests as to  1/60 of the total number of shares subject to the option one month from the vesting commencement date and as to  1/60 of the total number of shares subject to the option each full month thereafter. Under the 2001 stock plan, our board retains discretion to modify the terms of outstanding options. The percentage of total options granted was based on an aggregate of options to purchase 175,000 shares of common stock granted to our employees and executive officers in 2003.

          Options were granted at an exercise price equal to the fair market value of our common stock on the grant date, as determined by our board of directors. As there was no public market for our stock prior to this offering, the board of directors determined the fair market value of our common stock by considering a number of factors, including, but not limited to, our current financial performance and prospects for future growth and profitability, the status of product releases and product integration, the absence of a resale market for our common stock and comparisons of certain of our key valuation metrics with similar metrics for comparable publicly traded companies, including measures of market capitalization based on revenue multiples, price to earning ratios and operating margins.

          The table sets forth the hypothetical gains or “option spreads” that would exist for the option at the end of their respective ten year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted until the expiration of the ten year option term. The 5% and 10% assumed rates are promulgated by the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices or stock price growth.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

          The following table sets forth certain information regarding the exercise of stock options in 2003 by the named executive officers and the value of options held by these individuals at December 31, 2003.

Number of Securities
Underlying
			Unexercised		Value of Unexercised
	Number of		Options at		in-the-Money Options
	Shares	Value	December 31, 2003		at December 31, 2003(1)
	Acquired on	Received
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Calvin Y.H. Chow	—	—	—	—	—	—
Lawrence A. Bock	—	—	—	—	—	—
J. Wallace Parce	—	—	—	—	—	—
Matthew Murphy	—	—	79,750	175,250
Karen L. Vergura	—	—	—	—	—	—

(1)	Based on the assumed public offering price of $ per share, minus the exercise price, multiplied by the number of shares issued or issuable upon the exercise of the options.

          The value received is calculated as the market value of our common stock at the exercise date minus the exercise price. The value of unexercisable in the money options is deemed to be the market value of our common stock at fiscal year end minus the exercise price. The fair market value of our common stock on December 31, 2003, as determined by our board of directors, was $0.19 per share. However, we have used the estimated initial public offering price of $           per share for purposes of this computation.

Employment Contracts, Change of Control Arrangements and Separation Agreements

          We do not have any employment contracts, change of control arrangements or separation agreements with our officers.

Incentive Plans

2001 Stock Plan, As Amended

          Our board of directors adopted and our stockholders initially approved the 2001 stock plan in September and October of 2001, respectively. Our board of directors has decided not to grant any additional awards under the plan following the effective date of this offering. However, the plan will continue to govern the terms and conditions of the outstanding options and stock purchase rights previously granted under the plan.

          A total of 9,137,000 shares of our common stock are authorized for issuance under the 2001 stock plan. As of March 31, 2004, options to acquire a total of 969,593 shares of our common stock were issued and outstanding, and a total of 6,102,240 shares of our common stock had been issued upon the exercise of options or stock purchase rights granted under the plan.

          The plan provides for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants, and for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to our employees. Our board of directors administers the 2001 stock plan. The administrator has the authority to determine the terms and conditions of the options and stock purchase rights granted under the plan.

          The term of the options granted under the 2001 stock plan is set forth in the option agreement The exercise price for options granted under the 2001 stock plan is determined in the option agreement. However, in the case of options granted to an optionee who owns stock representing more than 10% of the voting power of all classes of voting stock of our company, parent or subsidiaries, the exercise price may be no less than 110% of the fair market value of a share of our common stock at the time of the grant. For all other optionees, the exercise price may not be less than fair market value of our common stock on the date of grant for an incentive stock option and may not be less than 85% of the fair market value on the date of grant for a non-incentive stock option. Generally, options granted under the 2001 stock plan to new service providers vest as to 20% of the shares subject to the option on the first anniversary of the vesting commencement date and as to  1/60 of the shares subject to the option per month thereafter.

          To the extent incentive stock options granted to an optionee become exercisable in any calendar year for more than an aggregate fair market value in excess of $100,000 (determined on the date any such option was granted), such options will not be treated as incentive stock options for the amounts in excess of $100,000.

          The administrator determines the exercise price of stock purchase rights granted under our 2001 stock plan. However, in the case of stock purchase rights granted to an optionee who owns stock representing more than 10% of the voting power of all classes of voting stock of our company, parent or subsidiaries, the purchase price may be no less than 100% of the fair market value of a share of our common stock at the time of the grant. For all other employees, the exercise price may not be less than 85% of the fair market value of our common stock on the date of grant. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse, provided that for stock purchase rights granted to service providers other than officers, directors and consultants, the repurchase right must lapse as to 20% of the shares subject to the award each year from the date of grant.

          Our 2001 stock plan provides that in the event of our merger with or into another corporation or our change of control, the successor corporation will assume or substitute each outstanding award. If the outstanding awards are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the award as to all of the shares subject to the award, including shares that would not otherwise be exercisable, for a period of 15 days from the date of notice. The award will terminate upon the expiration of the 15-day period.

2004 Stock Plan

          Our board of directors adopted our 2004 stock plan in April 2004 and we expect our stockholders to approve it on or before the effective time of this offering. Our 2004 stock plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock purchase rights, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

          As of April 15, 2004, a total of 3,000,000 shares of our common stock were reserved for issuance pursuant to the 2004 stock plan, of which no awards were issued and outstanding as of that date. The 2004 stock plan became effective on the date our board of directors adopted it. In addition, the shares reserved for issuance under our 2004 stock plan will be increased by the number of shares reserved but unissued under our 2001 stock plan as of the effective date of this offering, any shares returned to the 2001 stock plan as the result of termination of options or the repurchase of shares issued under such plan and annual increases in the number of shares available for issuance on the first day of each fiscal year beginning with January 1, 2005, equal to the lesser of:

•	5% of the outstanding shares of common stock on the first day of our fiscal year,

•	6,000,000 shares, or

•	an amount our board may determine.

          Our board of directors or a committee of our board administers our 2004 stock plan. In the case of options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code, the committee will consist of two or more outside directors within the meaning of Section 162(m) of the Internal Revenue Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. The administrator also has the authority to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a lower exercise price.

          The administrator determines the exercise price of options granted under our 2004 stock plan, but with respect to nonstatutory stock options intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

          No optionee may be granted an option to purchase more than 2,250,000 shares in any fiscal year. However, in connection with his or her initial service, an optionee may be granted an additional option to purchase up to 4,500,000 shares.

          After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

          Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2004 stock plan. The administrator determines the purchase price of stock purchase rights. Unless the administrator determines otherwise, we will retain a repurchase option that we may exercise upon the termination of the purchaser’s service with us for any reason. The administrator determines the rate at which our repurchase option will lapse.

          Stock appreciation rights may be granted under our 2004 stock plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

          Restricted stock may be granted under our 2004 stock plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

          Performance units and performance shares may be granted under our 2004 stock plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date.

          Our 2004 stock plan also provides for the automatic grant of options to our non-employee directors. Each non-employee director appointed to the board after the completion of this offering will receive an initial option to purchase 45,000 shares upon such appointment. Beginning in 2005, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 9,000 shares following each annual meeting of our stockholders. Also, beginning in 2005, non-employee directors who are members of the audit committee or compensation committee who have been members of such committee for at least six months will receive a subsequent option to purchase 3,000 shares following each annual meeting of our stockholders for each such committee upon which they serve, provided that the chairman of the audit committee and the chairman of the compensation committee will instead receive a subsequent option to purchase 4,500 shares. All such options shall have an exercise price equal to fair market value on the date of grant. Each initial option becomes exercisable as to one-third of the shares on each anniversary of the date of the grant, provided the non-employee director remains a service provider on such dates. Each subsequent option becomes exercisable as to all of the shares subject to the subsequent option on the one-year anniversary of the date of grant, provided the non-employee director remains a service provider on such date. In addition, upon the effective date of this offering, each nonemployee director will receive options for a number of shares equal to the number of shares granted to directors and audit and compensation committee members, with respect to the committees upon which the nonemployee director is then serving, at each annual meeting of stockholders, provided that the exercise price per share for each grant shall be equal to the price of our common stock in this offering. These options will also become exercisable as to all of the shares subject to the options on the one year anniversary of the date of grant.

          Our 2004 stock plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

          Our 2004 stock plan provides that in the event of our change of control, the successor corporation will assume or substitute an equivalent award for each outstanding award. If there is no assumption or substitution of outstanding awards, the administrator will provide notice to the recipient that he or she has the right to exercise his or her awards as to all of the shares subject to the awards, including shares which would not otherwise be exercisable, for a period of time as the administrator may determine from the date of the notice. The awards will terminate upon the expiration of such period. In addition, all restrictions and rights of repurchase on restricted stock will lapse and, with respect to performance awards all performance goals will be deemed achieved at target levels, and all other terms and conditions met in the event of a change of control and these awards are not assumed. In the event an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her awards will fully vest and become immediately exercisable and, with respect to such director’s performance awards, all performance goals will be deemed achieved at target levels, and all other terms and conditions met.

          Our 2004 stock plan will automatically terminate in 2014, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2004 stock plan provided such action does not impair the rights of any participant.

401(k) Plan

          In 2001, we adopted the Nanosys 401(k) plan, which covers all of our eligible employees who have attained the age of 21 and have completed one month of service with us. The 401(k) plan is intended to qualify under Sections 401(a), 401(m) and 401(k) of the Internal Revenue Code and the 401(k) plan trust is intended to qualify under Section 501(a) of the Internal Revenue Code. All contributions to the 401(k) plan by eligible employees, and the investment earnings thereon, are not taxable to these employees until withdrawn and are 100% vested immediately. Our eligible employees may elect to reduce their current compensation up to the maximum statutorily prescribed annual limit, and to have these salary reductions contributed on their behalf to the 401(k) plan. We have not made any matching contributions to our 401(k) plan.

Limitations on Liability and Indemnification Matters

          We have adopted provisions in our certificate of incorporation that will limit the liability of our directors and executive officers for monetary damages for breach of their fiduciary duties to the maximum extent permitted by Delaware law. Under Delaware laws a certificate of incorporation may provide that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to our company or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

          The limits on a director or officer’s liability in our certificate of incorporation will not apply to liabilities arising under the federal securities laws and will not affect the availability of equitable remedies such as injunctive relief or rescission.

          Our certificate of incorporation together with our bylaws will provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that the indemnification provisions of our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

          We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and executive officers.

          At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of our company in such person’s capacity with our company where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceedings that might result in a claim for indemnification.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2004 and as adjusted to reflect the sale of                      shares of common stock by us in this offering, by the following:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the compensation table above;

•	each of our directors; and

•	all directors and executive officers as a group.

          Except as otherwise noted below, the address is c/o Nanosys, Inc., 2625 Hanover Street, Palo Alto, California 94304.

          We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information furnished by these owners, have sole voting power and investment power with respect to these shares, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership of 46,710,263 shares of common stock outstanding as of March 31, 2004, after giving effect to the conversion of our outstanding preferred stock, and                      shares of common stock outstanding upon completion of this offering.

          In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable within 60 days of March 31, 2004. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

	Before Offering		After Offering

Name and Address of Beneficial Owner	Number	Percentage	Number	Percentage

5% Stockholders
Entities affiliated with ARCH Venture Partners(1)	6,876,397	14.7%		%
8725 West Higgins Road, Suite 290
Chicago, IL 60631
Entities affiliated with CW Group(2)	6,340,778	13.6
1041 Third Avenue, 2nd Floor
New York, NY 10021
Entities affiliated with Polaris Venture Partners(3)	6,340,778	13.6
1000 Winter Street, Suite 3350
Waltham, MA 02451
Entities affiliated with Venrock Associates(4)	6,340,778	13.6
30 Rockefeller Plaza, #5508
New York, NY 10112
Executive Officers and Directors
Lawrence A. Bock(5)	7,434,528	15.9
Calvin Y. H. Chow(6)	1,735,000	3.7
J. Wallace Parce, Ph.D.(7)	753,333	1.6
Matthew Murphy(8)	116,000	*
Karen L. Vergura(9)	287,500	*
Clinton W. Bybee(10)	6,876,397	14.7
8725 West Higgins Road, Suite 290
Chicago, IL 60631
Regis P. McKenna(11)	262,099	*
Bryan E. Roberts, Ph.D.(12)	6,340,778	13.6
30 Rockefeller Plaza, #5508
New York, NY 10112
Sasson Somekh, Ph.D.(13)	100,000	*
John A. Young	—	*
Gregory J. Yurek, Ph.D.(14)	100,000	*
All directors and executive officers as a group (11 persons)(15)	24,005,635	51.3

footnotes begin on following page

*	Less than one percent.

(1)	Represents: (a) 6,302,435 shares held by ARCH Venture Fund V, L.P., (b) 535,619 shares held by Healthcare Focus Fund, L.P. and (c) 38,343 shares held by ARCH V Entrepreneurs Fund, L.P.

(2)	Represents: (a) 4,720,826 shares held by CW Ventures III, L.P., (b) 825,030 shares held by CW Ventures III — A Co-Investment Fund, L.P. and (c) 794,922 shares held by JP Morgan/ CW Ventures III (Nanosys), L.P.

(3)	Represents: (a) 6,086,798 shares held by Polaris Venture Partners III, L.P., (b) 158,043 shares held by Polaris Venture Partners Entrepreneurs Fund III, L.P., and (c) 95,937 shares held by Polaris Venture Partners Founders’ Fund III, L.P.

(4)	Represents: (a) 5,072,623 shares held by Venrock Associates III, L.P., (b) 1,141,340 shares held by Venrock Associates and (c) 126,815 shares held by Venrock Entrepreneurs Fund III, L.P.

(5)	Represents: (a) 950,000 shares held by The Bock Family Trust and in trust for the benefit of Mr. Bock’s children, of which 934,167 shares are subject to our right of repurchase upon Mr. Bock’s termination as our service provider, (b) 143,750 shares held by the Bock Family Trust, of which 74,271 of the shares remain subject to a repurchase right upon Mr. Bock and CW Group affiliates no longer remaining available to provide services to us, (c) 4,720,826 shares held by CW Ventures III, L.P., (d) 825,030 shares held by CW Ventures III — A Co-Investment Fund, L.P. and (e) 794,922 shares held by JP Morgan/ CW Ventures III (Nanosys), L.P. Mr. Bock disclaims beneficial ownership of the shares held by funds affiliated with CW Group except to the extent of his proportionate partnership interest.

(6)	Represents 1,735,000 shares held by Mr. Chow, of which 1,130,000 shares are subject to our right of repurchase upon termination of Mr. Chow as a service provider.

(7)	Represents: (a) 730,000 shares held by Dr. Parce, of which 481,474 shares are subject to our right of repurchase upon termination of Dr. Parce as a service provider and (b) the right to acquire 23,333 shares exercisable within 60 days of March 31, 2004.

(8)	Represents: (a) 95,324 shares held by Mr. Murphy, of which 14,500 are subject to our right of repurchase upon termination of Mr. Murphy as a service provider, and (b) 20,676 shares underlying options held by Mr. Murphy that are exercisable within 60 days of March 31, 2004.

(9)	Represents 287,500 shares held by Ms. Vergura, of which 143,500 shares are subject to our right of repurchase upon termination of Ms. Vergura as a service provider.

(10)	Represents: (a) 6,302,435 shares held by ARCH Venture Fund V, L.P., (b) 535,619 shares held by Healthcare Focus Fund, L.P. and (c) 38,343 shares held by ARCH V Entrepreneurs Fund, L.P. Mr. Bybee disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest.

(11)	Represents: (a) 125,000 shares held by Mr. McKenna, of which 100,000 shares are subject to our right of repurchase upon termination of Mr. McKenna as a service provider and (b) 137,099 shares held by McKenna Ventures L.P. Mr. McKenna disclaims beneficial ownership of the shares held by McKenna Ventures L.P. except to the extent of his proportionate interest.

(12)	Represents: (a) 5,072,623 shares held by Venrock Associates III, L.P., (b) 1,141,340 shares held by Venrock Associates and (c) 126,815 shares held by Venrock Entrepreneurs Fund III, L.P. Dr. Roberts disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest.

(13)	Represents: 100,000 shares held by Dr. Somekh, all of which are subject to our right of repurchase upon his termination as a service provider.

(14)	Represents: 100,000 shares held by Dr. Yurek, all of which are subject to our right of repurchase upon his termination as a service provider.

(15)	See notes 5 through 14.

OUR RELATIONSHIPS AND ARRANGEMENTS WITH

OUR STOCKHOLDERS, OUR OFFICERS AND OUR DIRECTORS

Stock Issuances to our Directors, Officers and Principal Stockholders

          In October 2001, we sold 5,499,998 shares of our series A preferred stock at $0.30 per share. In January and February 2002, we sold 12,500,003 shares of our series B preferred stock at $1.20 per share. In April and May 2003 and April 2004, we sold 20,081,927 shares of our series C preferred stock at $1.867 per share. Our series A, series B and series C preferred stock is convertible into shares of our common stock on a one for one basis.

          Upon the closing of this offering, all shares of our outstanding preferred stock will be automatically converted into shares of common stock. We have entered into an agreement pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see “Description of Capital Stock.”

          Since our inception, we have from time to time sold shares of our common stock pursuant to option exercises and restricted stock purchase rights at per share prices ranging from $0.001 per share to $1.00 to our directors, officers, founders and consultants, subject to repurchase rights in our favor that lapse over specified periods, usually five years. The repurchase right entitles us to repurchase unvested shares at their original purchase price on termination of a purchaser’s services with us.

          Listed below are those persons who participated in the transactions described above who are our executive officers or directors or who beneficially own five percent or more of our securities.

	Common Stock		Convertible Preferred Stock

		Aggregate				Aggregate
Name of Purchaser	Shares (#)	Consideration ($)	Series A (#)	Series B (#)	Series C (#)	Consideration ($)

5% Stockholders
Entities affiliated with ARCH Venture Partners(1)	—	—	1,250,000	2,604,167	3,022,230	$9,142,504
Entities affiliated with CW Group(2)	—	—	1,250,000	2,604,167	2,486,611	8,142,503
Entities affiliated with Polaris Venture Partners(3)	—	—	1,250,000	2,604,167	2,486,611	8,142,503
Entities affiliated with Venrock Associates(4)	—	—	1,250,000	2,604,167	2,486,611	8,142,503
Executive Officers and Directors
Lawrence A. Bock(5)	1,093,750	$180,644	1,250,000	2,604,167	2,486,611	8,142,503
Calvin Y. H. Chow(6)	1,735,000	179,100	—	265,833	—	319,000
J. Wallace Parce, Ph.D.	730,000	84,900	—	—	—	—
Matthew Murphy	95,324	12,699	—	—	—	—
Karen L. Vergura	257,500	11,640	—	30,000	—	36,000
Clinton W. Bybee(7)	—	—	1,250,000	2,604,167	3,022,230	9,142,504
Regis P. McKenna(8)	125,000	15,000	—	83,334	53,765	200,380
Bryan E. Roberts, Ph.D.(9)	—	—	1,250,000	2,604,167	2,486,611	8,142,503
Sasson Somekh, Ph.D.	100,000	19,000	—	—	133,905	250,001
John A. Young	100,000	40,000	—	—	—	—
Gregory J. Yurek, Ph.D.	100,000	19,000	—	—	—	—

(1)	Represents: (a) 1,242,887 shares of series A preferred stock, 2,589,349 shares of series B preferred stock and 2,470,199 shares of series C preferred stock held by ARCH Venture Fund V, L.P., (b) 535,619 shares of series C preferred stock held by Healthcare Focus Fund, L.P., and

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(c) 7,113 shares of series A preferred stock, 14,818 shares of series B preferred stock, and 16,412 shares of series C preferred stock held by ARCH V Entrepreneurs Fund, L.P.

(2)	Represents: (a) 926,250 shares of series A preferred stock, 1,929,687 shares of series B preferred stock and 1,864,889 shares of series C preferred stock held by CW Ventures III, L.P., (b) 161,875 shares of series A preferred stock, 337,240 shares of series B preferred stock and 325,915 shares of series C preferred stock held by CW Ventures III — A Co-Investment Fund, L.P. and (c) 161,875 shares of series A preferred stock, 337,240 shares of series B preferred stock and 295,807 shares of series C preferred stock held by JP Morgan/ CW Ventures III (Nanosys), L.P.

(3)	Represents: (a) 1,199,931 shares of series A preferred stock, 2,499,857 shares of series B preferred stock and 2,387,010 shares of series C preferred stock held by Polaris Venture Partners III, L.P., (b) 31,156 shares of series A preferred stock, 64,909 shares of series B preferred stock, and 61,978 shares of series C preferred stock held by Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and (c) 18,913 shares of series A preferred stock, 39,401 shares of series B preferred stock, and 37,623 shares of series C preferred stock held by Polaris Venture Partners Founders’ Fund III, L.P.

(4)	Represents: (a) 1,000,000 shares of series A preferred stock, 2,083,334 shares of series B preferred stock and 1,989,289 shares of series C preferred stock held by Venrock Associates III, L.P., (b) 225,000 shares of series A preferred stock, 468,750 shares of series B preferred stock and 447,590 shares of series C preferred stock held by Venrock Associates, and (c) 25,000 shares of series A preferred stock, 52,083 shares of series B preferred stock and 49,732 shares of series C preferred stock held by Venrock Entrepreneurs Fund III, L.P.

(5)	Represents: (a) 893,750 shares of common stock held by the Bock Family Trust, (b) 200,000 shares of common stock held by trusts for the benefit of Mr. Bock’s children, (c) 926,250 shares of series A preferred stock, 1,929,687 shares of series B preferred stock, and 1,864,889 shares of series C preferred stock held by CW Ventures III, L.P., (d) 161,875 shares of series A preferred stock, 337,240 shares of series B preferred stock and 325,915 shares of series C preferred stock held by CW Ventures III — A Co-Investment Fund, L.P. and (e) 161,875 shares of series A preferred stock, 337,240 shares of series B preferred stock and 295,807 shares of series C preferred stock held by JP Morgan/ CW Ventures III (Nanosys), L.P. Mr. Bock disclaims beneficial ownership of the shares held by funds affiliated with CW Group except to the extent of his proportionate partnership interest.

(6)	Represents: (a) 1,735,000 shares of common stock held by Mr. Chow and (b) 265,833 shares of series B preferred stock held in trust for the benefit of Mr. Chow’s children. Mr. Chow disclaims beneficial ownership with respect to the shares held in trust for the benefit of his children.

(7)	Represents: (a) 1,242,887 shares of series A preferred stock, 2,589,349 shares of series B preferred stock and 2,470,199 shares of series C preferred stock held by ARCH Venture Fund V, L.P. (b) 535,619 shares of series C preferred stock held by Healthcare Focus Fund, L.P., and (c) 7,113 shares of series A preferred stock, 14,818 shares of series B preferred stock, and 16,412 shares of series C preferred stock held by ARCH V Entrepreneurs Fund, L.P. Mr. Bybee disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest.

(8)	Represents: (a) 125,000 shares of common stock held by Mr. McKenna and (b) 83,334 shares of series B preferred stock and 53,765 shares of series C preferred stock held by McKenna Ventures L.P. Mr. McKenna disclaims beneficial ownership of the shares held by McKenna Ventures except to the extent of his proportionate interest.

(9)	Represents: (a) 1,000,000 shares of series A preferred stock, 2,083,334 shares of series B preferred stock and 1,989,289 shares of series C preferred stock held by Venrock Associates III, L.P., (b) 225,000 shares of series A preferred stock, 468,750 shares of series B preferred stock and 447,590 shares of series C preferred stock held by Venrock Associates and (c) 25,000 shares of series A preferred stock, 52,083 shares of series B preferred stock and 49,732 shares of series C footnotes continued on following page

preferred stock held by Venrock Entrepreneurs Fund III, L.P. Dr. Roberts disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest.

Stock and Option Issuances to Our Officers and Directors

          Since our inception we have issued the following options and restricted stock purchase rights to our current officers and directors under our 2001 stock plan and they have exercised options and stock purchase rights to acquire our common stock as follows:

			Number of			Number of
			Shares	Exercise		Shares
			Subject to	Price Per	Date of	Acquired	Aggregate
Name	Date of Grant		Grant	Share	Exercise	Upon Exercise	Exercise Price

Lawrence A. Bock	3/10/04	(1)	950,000	$0.19	3/12/04	950,000	$180,500
Calvin Y. H. Chow	11/12/01	(2)	500,000	0.03	12/02/01	500,000	15,000
	11/12/01	(3)	220,000	0.03	12/28/01	220,000	6,600
	9/11/02	(4)	505,000	0.12	11/11/02	505,000	60,600
	2/10/04	(5)	510,000	0.19	3/1/04	510,000	96,900
J. Wallace Parce, Ph.D.	1/11/02	(6)	30,000	0.03	1/11/02	30,000	900
	7/19/02	(7)	700,000	0.12	8/12/02	700,000	84,000
	2/10/04	(8)	350,000	0.19	—	—	—
Matthew Murphy	5/15/02	(9)	220,000	0.12	1/13/04	73,328	8,799
	1/9/03	(10)	35,000	0.15	1/13/04	6,996	1,049
	2/10/04	(11)	15,000	0.19	3/1/04	15,000	2,850
Karen L. Vergura	12/13/01	(12)	200,000	0.03	12/17/01	200,000	6,000
	9/11/02	(13)	35,000	0.12	1/3/03	35,000	4,200
	2/10/04	(14)	7,500	0.19	3/1/04	7,500	1,425
Regis P. McKenna	4/2/02	(15)	125,000	0.12	4/15/02	125,000	15,000
Sasson Somekh, Ph.D.	12/9/03	(16)	100,000	0.19	1/27/04	100,000	19,000
John A. Young	3/18/04	(17)	100,000	0.40	3/19/04	100,000	40,000
Gregory J. Yurek, Ph.D.	2/10/04	(18)	50,000	0.19	2/11/04	50,000	9,500
	3/15/04	(19)	50,000	0.19	3/15/04	50,000	9,500

(1)	Represents a restricted stock purchase right. Such shares purchased by Mr. Bock are subject to our repurchase right upon the termination of Mr. Bock as a service provider that lapses monthly over a five year period beginning February 10, 2004. As of March 31, 2004, 934,167 shares remained subject to our repurchase right.

(2)	Represents the early exercise in full of a non-statutory option pursuant to a restricted stock purchase agreement. Such shares purchased by Mr. Chow are subject to our repurchase right upon the termination of Mr. Chow as a service provider that lapses monthly over a five year period beginning November 12, 2001. As of March 31, 2004, 266,667 shares remained subject to our repurchase right.

(3)	Represents the early exercise in full of a non-statutory option pursuant to a restricted stock purchase agreement. Shares purchased by Mr. Chow were subject to our repurchase right upon the termination of Mr. Chow as a service provider that lapsed according to the achievement by Mr. Chow of annual milestones determined in the discretion of our board of directors. As of March 31, 2004, none of such shares remained such to our repurchase right.

(4)	Represents a restricted stock purchase right. Such shares purchased by Mr. Chow are subject to our repurchase right upon the termination of Mr. Chow as a service provider that lapses monthly over a five year period beginning November 14, 2002. As of March 31, 2004, 370,333 shares remained subject to our repurchase right.

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(5)	Represents a restricted stock purchase right. Such shares purchased by Mr. Chow are subject to our repurchase right upon the termination of Mr. Chow as a service provider that lapses monthly over a five year period beginning January 1, 2004. As of March 31, 2004, 493,000 shares remained subject to our repurchase right.

(6)	Represents the early exercise in full of a non-statutory option pursuant to a restricted stock purchase agreement. Such shares purchased by Dr. Parce are subject to our repurchase right upon the termination of Dr. Parce as a service provider that lapses monthly over a five year period beginning January 11, 2002. As of March 31, 2004, 17,000 shares remained subject to our repurchase right.

(7)	Represents a restricted stock purchase right. Such shares purchased by Dr. Parce are subject to our repurchase right upon the termination of Dr. Parce as a service provider that lapses monthly over a five year period beginning June 1, 2002. As of March 31, 2004, 464,474 shares remained subject to our repurchase right.

(8)	Represents incentive stock option. Such option vests as to 1/60th of the shares subject to such option each month over a five year period beginning January 1, 2004. As of March 31, 2004, 338,334 shares remained unvested.

(9)	Represents an incentive stock option that was partially exercised. Such option vested as to 20% of the shares subject to such option one year after April 29, 2002 and continued vesting as to 1/60th of the shares each month thereafter. As of March 31, 2004, 135,667 shares remained unvested.

(10)	Represents an incentive stock option that was partially exercised. Such option vests as to 1/60th of the shares subject to such option each month over a five year period beginning January 1, 2003. As of March 31, 2004, 26,833 shares remained unvested.

(11)	Represents a restricted stock purchase right. Such shares purchased by Mr. Murphy are subject to our repurchase right upon the termination of Mr. Murphy as a service provider that lapses monthly over a five year period beginning January 1, 2004. As of March 31, 2004, 14,500 shares remained subject to our repurchase right.

(12)	Represents the early exercise in full of a non-statutory option pursuant to a restricted stock purchase agreement. Such shares purchased by Ms. Vergura are subject to our repurchase right upon the termination of Ms. Vergura as a service provider that lapses monthly over a five year period beginning December 13, 2001. As of March 31, 2004, 110,000 shares remained subject to our repurchase right.

(13)	Represents a restricted stock purchase right. Such shares purchased by Ms. Vergura are subject to our repurchase right upon the termination of Ms. Vergura as a service provider that lapses monthly over a five year period beginning December 17, 2002. As of March 31, 2004, 26,250 shares remained subject to our repurchase right.

(14)	Represents a restricted stock purchase right. Such shares purchased by Ms. Vergura are subject to our repurchase right upon the termination of Ms. Vergura as a service provider that lapses monthly over a five year period beginning January 1, 2004. As of March 31, 2004, 7,250 shares remained subject to our repurchase right.

(15)	Represents the early exercise in full of a non-statutory option pursuant to a restricted stock purchase agreement. Such shares purchased by Mr. McKenna are subject to our repurchase right upon the termination of Mr. McKenna as a service provider that lapses as to 20% of such shares on each anniversary of April 2, 2002. As of March 31, 2004, 100,000 shares remained subject to our repurchase right.

(16)	Represents a restricted stock purchase right. Such shares purchased by Dr. Somekh are subject to our repurchase right upon the termination of Dr. Somekh as a service provider that lapses as to 20% of such shares on each anniversary of November 18, 2003. As of March 31, 2004, all such shares remained subject to our repurchase right.

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(17)	Represents a restricted stock purchase right. Such shares purchased by Mr. Young are subject to our repurchase right upon the termination of Mr. Young as a service provider that lapses as to 20% of such shares on each anniversary of March 18, 2004. As of March 31, 2004, all such shares remained subject to our repurchase right.

(18)	Represents a restricted stock purchase right. Such shares purchased by Dr. Yurek are subject to our repurchase right upon the termination of Dr. Yurek as a service provider that lapses as to 20% of such shares on each anniversary of February 10, 2004. As of March 31, 2004, all such shares remained subject to our repurchase right.

(19)	Represents a restricted stock purchase right. Such shares purchased by Dr. Yurek are subject to our repurchase right upon the termination of Dr. Yurek as a service provider that lapses as to 20% of such shares on each anniversary of March 15, 2004. As of March 31, 2004, all such shares remained subject to our repurchase right.

Loans to Management

          In connection with the purchase by Dr. J. Wallace Parce of 700,000 shares of our common stock on August 12, 2002, we provided Dr. Parce with a loan, secured by such shares, under a full recourse promissory note dated August 12, 2002, in the amount of $84,000 and an interest rate of 6.0% per annum. Dr. Parce repaid us the principal and interest accrued to date under such promissory note in March 2004.

          In connection with the purchase by Calvin Chow of 505,000 shares of our common stock on November 11, 2002, we provided Mr. Chow with a loan, secured by such shares, under a full recourse promissory note dated November 11, 2002, in the amount of $60,600 and an interest rate of 6.0% per annum. Mr. Chow repaid us the principal and interest accrued to date under such promissory note in March 2004.

Other Transactions

          In March 2004, we entered an agreement with CW Group, Inc., certain entity and individual affiliates of CW Group, Inc. and Mr. Bock. In accordance with the terms of this agreement, we issued 50,000 shares of common stock to each of Charles Hartman, Barry Weinberg and Walter Channing, affiliates of CW Group, Inc., and 950,000 shares of common stock to Mr. Bock. We also granted to CW Group, Inc. board observation rights that terminate upon an initial public offering of our common stock, agreed to discuss with a new entity that could be formed in connection with a potential spin-out transaction of some of our current technology the possibility of such new entity granting CW Group, Inc. the ability to invest in such new entity’s initial venture capital funding, stated our intention to offer Lawrence Bock an offer of employment with us and agreed to reimburse Mr. Bock for COBRA payments in connection with Mr. Bock’s maintenance of health insurance coverage with CW Group, Inc., Mr. Bock’s former employer, and the entity of which Mr. Bock remains a general partner. CW Group, Inc., in turn, agreed to terminate its rights to designate a member of our board of directors pursuant to a voting agreement, the terms of which will terminate upon an initial public offering of our common stock, fully vest Mr. Bock in his interests in CW Group, Inc. and that CW Group, Inc., and its entities, would not have any further rights to cash or equity amounts issued or granted by us to Mr. Bock or otherwise.

          On August 17, 2001, Dr. Charles Lieber purchased 550,000 shares of our common stock at a price per share of $0.001. Such shares purchased by Mr. Lieber are subject to our repurchase right upon the termination of Mr. Lieber as a service provider that lapsed as to 5% of such shares on October 3, 2001, with the repurchase right lapsing as to the remaining shares monthly over a five year period beginning October 3, 2001. As of March 31, 2004, 269,964 shares remained subject to our repurchase right. Dr. Lieber is a member of our scientific advisory board, was a holder of more than 5% of our voting securities for a period of time after such purchase, and a member of our board of directors from September 2001 to June 2003.

          On August 17, 2001, Dr. Hongkun Park purchased 450,000 shares of our common stock at a price per share of $0.001. Such shares purchased by Dr. Park are subject to our repurchase right upon the termination of Dr. Park as a service provider that lapsed as to 5% of such shares on October 3, 2001, with the repurchase right lapsing as to the remaining shares monthly over a five year period beginning October 3, 2001. As of March 31, 2004, 220,880 shares remained subject to our repurchase right. Dr. Park is a member of our scientific advisory board, and was a holder of more than 5% of our voting securities for a period of time after such purchase.

          Dr. Park and Dr. Lieber are professors at Harvard University. As such, Dr. Park and Dr. Lieber may receive compensation from Harvard University in respect of inventions Dr. Park and Dr. Lieber may have assigned to such university, including certain patent rights that we licensed from Harvard University in October 2001 and January 2003. In connection with such licenses, Harvard acquired 160,000 shares of our common stock in October 2001, 20,000 shares of our common stock in February 2003 and 10,000 shares of our common stock in June 2003. In addition to the compensation Dr. Park and Dr. Lieber may receive as described above, Dr. Park and Dr. Lieber may be entitled to receive a portion of such shares of common stock or the proceeds that Harvard University may recognize upon the disposition of such shares.

          On September 20, 2001, Dr. A. Paul Alivisatos purchased 385,000 shares of our common stock at a price per share of $0.001. Such shares purchased by Dr. Alivisatos are subject to our repurchase right upon the termination of Dr. Alivisatos as a service provider that lapses monthly over a five year period beginning September 4, 2001. As of March 31, 2004, 192,497 shares remained subject to our repurchase right. Dr. Alivisatos is a member of our scientific advisory board, and was a holder of more than 5% of our voting securities for a period of time after such purchase.

          Dr. Alivisatos is head of the Molecular Design Institute and a Director of the Material Science Division at Lawrence Berkeley Laboratories. As such Dr. Alivisatos may receive compensation from Lawrence Berkeley Laboratories in respect of inventions Dr. Alivisatos may have assigned to such institution, including certain patent rights that we licensed from Lawrence Berkeley Laboratories in October 2002.

          In March 2002, we entered into a sublease with Optobionics Corporation for certain real property located at our principal offices at 2625 Hanover Street, Palo Alto, California. Our rental payments from Optobionics under this sublease were approximately $24,000 per month. Alan Chow, M.D., is a founder and an executive officer of Optobionics, and is the brother of Calvin Y.H. Chow, our chief executive officer, and Calvin Chow is a member of the board of directors of Optobionics. The sublease terminated in April 2004.

DESCRIPTION OF CAPITAL STOCK

General

          We are authorized to issue 53,500,000 shares of common stock, $0.001 par value. Upon the closing of this offering, we will be authorized to issue 120,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value.

Common Stock

          As of March 31, 2004, we had 8,762,240 shares of common stock outstanding that were held of record by approximately 90 stockholders and 37,948,023 shares of preferred stock outstanding that were convertible to 37,948,023 shares of common stock and held of record by approximately 41 persons.

          The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Preferred Stock

          Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by the stockholders.

          We have no present plans to issue any shares of preferred stock.

Warrants

          As of March 31, 2004, we had the following warrants outstanding to purchase a total of 839,335 shares of our capital stock:

•	75,000 shares of our series B preferred stock at an exercise price of $1.20 per share, terminating in March 2012.

•	41,250 shares of our series B preferred stock at an exercise price of $1.20 per share, terminating in May 2012.

•	723,085 shares of our series C preferred stock at an exercise price of $0.001 per share, terminating on the completion of this offering.

Holders of Registration Rights Can Require Us to Register Shares of Our Stock for Resale

          The holders of 37,948,023 shares of common stock and 839,335 shares of common stock issuable upon the exercise of warrants or their permitted transferees are entitled to rights with respect to registration of these shares under the Securities Act of 1933, as amended. These rights are provided under the terms of our agreement with the holders of registrable securities. Under these registration rights, holders of the then outstanding registrable securities may require on two occasions that we register their shares for public resale. Each such registration requires the election of the holders of registrable securities holding at least 40% of the registrable securities to register at least 40% of the registrable securities held by such group of electing holders or a lesser percentage with an expected aggregate offering price to the public of at least $5,000,000. Holders of registrable securities may require that we register their shares for public resale on Form S-3 or similar short-form registration, if we are eligible to use Form S-3 or similar short-form registration, and the value of the securities to be registered is at least $1,000,000. In addition, if we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. We may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions. None of the holders of registrable securities may require that we include shares in this offering.

Anti-Takeover Effects of Some Provisions of Delaware Law

          Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

          We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents

          Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides for our board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions. Our amended and restated certificate of incorporation to be in effect upon the closing of this offering provides that directors may be removed with cause by the affirmative vote of the holders of the outstanding shares of common stock.

          Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

          Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Only a majority of our board of directors, the chairman of the board, our chief executive officer or president (in the absence of a chief executive officer) are authorized under our bylaws to call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time as a majority of the board of directors believed or the chief executive officer believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board could be delayed until the next annual meeting.

          Delaware law provides that stockholders may execute an action by written consent in lieu of a stockholder meeting. However, Delaware law also allows us to eliminate stockholder actions by written consent. Elimination of written consents of stockholders may lengthen the amount of time required to take stockholder actions since actions by written consent are not subject to the minimum notice requirement of a stockholder’s meeting. However, we believe that the elimination of stockholders’ written consents may deter hostile takeover attempts. Without the availability of stockholder’s actions by written consent, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting. The holder would have to obtain the consent of a majority of the board of directors, the chairman of the board or the chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by the board of directors. Our certificate of incorporation provides for the elimination of actions by written consent of stockholders upon the closing of this offering.

National Market Listing

          We have applied to have our common stock listed on the Nasdaq National Market for quotation under the symbol “NNSY.”

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A. and its address is 150 Royall Street, Canton, Massachusetts 02021 and its telephone number is 816-843-4299.

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering or the possibility of these sales occurring could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through an offering of equity securities.

          After this offering, we will have outstanding                      shares of common stock, based upon 46,710,263 shares outstanding as of March 31, 2004, assuming no exercise of outstanding options or warrants after March 31, 2004. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 46,710,263 shares of common stock held by existing stockholders are restricted shares as that term is defined in Rule 144 under the Securities Act. We issued and sold the restricted shares in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration, such as the exemptions provided under Rule 144 under the Securities Act, which is summarized below.

          Our officers, directors, employees and stockholders, who collectively hold an aggregate of                     restricted shares, and the underwriters entered into lock-up agreements in connection with this offering. These lock-up agreements provide that, with certain limited exceptions, our officers, directors, certain of our employees, and certain other stockholders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our shares for a period of 180 days after the effective date of this offering. Merrill Lynch may, in its sole discretion and at any time upon prior notice, release all or any portion of the shares subject to these lock-up agreements. We have also entered into an agreement with Merrill Lynch that, with certain exceptions, we will not offer, sell or otherwise dispose of our common stock until 180 days after the date of this prospectus.

          Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144 and 144(k) will be as follows:

Date of Availability for Sale	Number of Shares

At various times after the date that is 180 days after the date of this prospectus	46,710,263
At various times thereafter upon the expiration of applicable holding periods

          Following the expiration of the initial 180 day lockup period, shares issued upon exercise of options granted by us prior to the completion of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act unless those shares are held by one of our affiliates, directors or officers.

          Beginning 181 days after the date of this prospectus, approximately 247,410 additional shares subject to vested options will become available for sale in the public market in reliance on Rule 701 or pursuant to a registration statement on Form S-8.

          Our stockholders who acquired the shares of our common stock they hold between July 2001 and April 2004 may resell the shares pursuant to Rule 144 under the Securities Act. Unless the shareholder who acquired shares from us upon exercise of stock options prior to the filing of our registration statement on Form S-8 is currently our officer, director or affiliate, that shareholder will be able to sell all of the shares they acquired as soon as their contractual lockup period expires.

          We issued warrants to purchase an aggregate of 839,335 shares of our preferred stock, which will be available for resale in the public market 180 days after the offering, assuming those warrants are net exercised. Warrants exercised for cash will be available for resale in the public market one year from the date of issuance of the shares acquired upon exercise under Rule 144. Holders of these warrants have registration rights.

          In addition, after the 180th day after this prospectus, our officers, directors and other affiliates will be eligible to sell shares of our common stock they hold under Rule 144. In general, under Rule 144 as currently in effect, a person, or persons whose shares are required to be aggregated, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after the offering, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed.

          Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of our company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

          Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus.

          We intend to file a registration statement on Form S-8 under the Securities Act to register shares of our common stock that are subject to outstanding options or reserved for issuance under our 2001 stock plan and our 2004 stock plan promptly after the date of this prospectus, thus permitting the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.

          Additionally, subject to limitations in our stockholders agreement, we granted demand registration rights, rights to participate in offerings that we initiate and Form S-3 registration rights to the former holders of our preferred stock and warrants to acquire our preferred stock. See “Description of Capital Stock — Holders of Registration Rights Can Require Us to Register Shares of Our Stock for Resale.”

UNDERWRITING

          Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., CIBC World Markets Corp. and Needham & Company, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lehman Brothers Inc.
CIBC World Markets Corp.
Needham & Company, Inc.

Total

          Subject to the terms and conditions set forth in the purchase agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The representatives have advised us that they propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                     per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                     per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The following table shows the initial public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Nanosys, Inc.	$	$	$

          The total expenses of the offering, not including the underwriting discount, are estimated at $                     million and are payable by us.

Overallotment Option

          We have granted an option to the underwriters to purchase up to           additional shares at the initial public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

          We, our executive officers and directors and all of our existing security holders have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

Quotation on the Nasdaq National Market

          We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “NNSY.”

          Before this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our past and present operations, and the prospects for, and timing of, our future revenues;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; or

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

          An active trading market for our shares of common stock may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than            percent of the shares being offered in this offering to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

          Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

          The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

          In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during a period beginning with the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Directed Share Program

          At our request, the underwriters have reserved for sale, at the initial public offering price, up to                      shares of our common stock offered hereby to be sold to certain partners, employees, officers, directors and other persons associated with us. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares.

Electronic Offer, Sale and Distribution of Shares

          Merrill Lynch will be facilitating internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch web site is not part of this prospectus.

LEGAL MATTERS

          The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation and for the underwriters by Latham & Watkins LLP. Investment partnerships comprised of members and persons associated with Wilson Sonsini Goodrich & Rosati and members of Wilson Sonsini Goodrich & Rosati own shares of our common stock representing less than 1% of our outstanding shares of common stock as of March 31, 2004.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 2002 and 2003, and for the period from inception (July 12, 2001) to December 31, 2001 and for each of the two years in the period ended December 31, 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

          Once we undertake this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference rooms and the web site of the SEC referred to above. Our Internet address is http://www.nanosysinc.com.

          We intend to provide our stockholders with annual reports containing, among other information, financial statements audited by an independent public accounting firm and we intend to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We also intend to furnish other reports as we may determine or as required by law.

NANOSYS, INC.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

Nanosys, Inc.

          We have audited the accompanying balance sheets of Nanosys, Inc. as of December 31, 2002 and 2003, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the period from inception (July 12, 2001) to December 31, 2001 and for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nanosys, Inc. at December 31, 2002 and 2003, and the results of its operations and its cash flows for the period from inception (July 12, 2001) to December 31, 2001 and for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Palo Alto, California

March 25, 2004, except for Note 15
     as to which the date is April 15, 2004

NANOSYS, INC.

BALANCE SHEETS

	December 31,		Pro Forma
			Stockholders’ Equity at
	2002	2003	December 31, 2003

			(Unaudited)

	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$10,828	$5,707
Available-for-sale investments	—	33,176
Accounts receivable	77	572
Prepaid expenses and other current assets	31	224

Total current assets	10,936	39,679
Property and equipment, net	2,111	3,275
Other assets	485	86

Total assets	$13,532	$43,040

Liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Notes payable, current portion	$571	$837
Accounts payable	310	767
Accrued expenses	808	884
Deferred revenue	1,912	512

Total current liabilities	3,601	3,000
Liability for early exercise of stock options and restricted stock purchase awards	83	122
Other long-term liabilities	24	30
Notes payable, net of current portion	1,008	706
Commitments
Redeemable convertible preferred stock, $0.001 par value, 18,500,000 and 40,250,000 shares authorized at December 31, 2002 and 2003, respectively; issuable in series; 18,000,001 and 37,948,023 shares issued and outstanding at December 31, 2002 and 2003, respectively; aggregate liquidation preference of $16,650 and $53,893 at December 31, 2002 and 2003, respectively; no shares issued or outstanding pro forma (unaudited)	16,610	55,064	$—
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 26,500,000 and 53,500,000 shares authorized at December 31, 2002 and 2003, respectively; 5,135,317 and 5,321,325 shares issued and outstanding at December 31, 2002 and 2003, respectively; 43,269,348 shares issued and outstanding pro forma (unaudited)	5	5	43
Additional paid-in capital	226	2,334	57,360
Notes receivable from stockholders	(145)	(145)	(145)
Deferred stock compensation	—	(1,033)	(1,033)
Accumulated other comprehensive income	—	6	6
Accumulated deficit	(7,880)	(17,049)	(17,049)

Total stockholders’ equity (deficit)	(7,794)	(15,882)	$39,182

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$13,532	$43,040

See accompanying notes.

NANOSYS, INC.

STATEMENTS OF OPERATIONS

	Period from Inception	Years Ended December 31,
	(July 12, 2001) to
	December 31, 2001	2002	2003

	(In thousands, except share and per share amounts)
Revenue	$—	$283	$3,039
Operating expenses:
Research and development*	237	5,153	9,930
Selling, general and administrative*	562	2,344	2,572

Total operating expenses	799	7,497	12,502

Loss from operations	(799)	(7,214)	(9,463)
Interest and other income	7	201	398
Interest expense	—	(75)	(104)

Net loss	$(792)	$(7,088)	$(9,169)

Basic and diluted net loss per share	$(3.87)	$(8.94)	$(4.72)

Weighted average shares used to compute basic and diluted net loss per share	204,454	792,707	1,941,341

Pro forma basic and diluted net loss per share			$(0.27)

Weighted average shares used to compute pro forma basic and diluted net loss per share			34,078,191

* Includes stock-based compensation of the following:
Research and development	$—	$41	$1,375
Selling, general and administrative	—	—	33

Total stock-based compensation	$—	$41	$1,408

See accompanying notes.

NANOSYS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

	Redeemable Convertible							Accumulated
	Preferred Stock		Common Stock		Additional		Deferred	Other		Total
					Paid-In	Notes Receivable	Stock	Comprehensive	Accumulated	Stockholders’
	Shares	Value	Shares	Par Value	Capital	from Stockholders	Compensation	Income	Deficit	Deficit

	(In thousands, except share amounts)
Sale of common stock to founders for cash	—	$—	190,000	$—	$—	$—	$—	$—	$—	$—
Sale of restricted stock to nonemployees for cash	—	—	2,100,000	2	—	—	—	—	—	2
Exercise of stock options for restricted stock in exchange for cash	—	—	965,000	1	28	—	—	—	—	29
Issuance of stock for services rendered	—	—	100,000	—	—	—	—	—	—	—
Issuance of stock in connection with technology license agreement	—	—	160,000	1	—	—	—	—	—	1
Sale of Series A redeemable convertible preferred stock, net of issuance costs of $102	5,499,998	1,548	—	—	—	—	—	—	—	—
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(792)	(792)

Balance at December 31, 2001	5,499,998	1,548	3,515,000	4	28	—	—	—	(792)	(760)
Sale of Series B redeemable convertible preferred stock, net of issuance costs of $51	12,500,003	14,949	—	—	—	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock warrants in connection with a line of credit agreement	—	40	—	—	—	—	—	—	—	—
Issuance of Series B convertible preferred stock warrants in connection with a operating lease agreement	—	73	—	—	—	—	—	—	—	—
Sale of stock for cash in connection with technology license agreements	—	—	10,000	—	1	—	—	—	—	1
Exercise of stock options and issuance of restricted stock in exchange for cash and notes receivable	—	—	1,605,000	1	155	(145)	—	—	—	11
Vesting of common stock from early exercises of stock options	—	—	5,317	—	1	—	—	—	—	1
Compensation related to grant of stock options to non- employees	—	—	—	—	41	—	—	—	—	41
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(7,088)	(7,088)

Balance at December 31, 2002	18,000,001	16,610	5,135,317	5	226	(145)	—	—	(7,880)	(7,794)
Sale of Series C redeemable convertible preferred stock, net of issuance costs of $159	19,948,022	37,084	—	—	—	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock warrants in connection with a research and development agreement	—	1,370	—	—	—	—	—	—	—	—
Sale of stock in connection with technology license agreements for cash below fair market value	—	—	90,000	—	12	—	—	—	—	12
Exercise of stock options for restricted stock in exchange for cash	—	—	15,000	—	2	—	—	—	—	2
Vesting of common stock from early exercises of stock options	—	—	217,675	—	27	—	—	—	—	27
Repurchase of unvested common stock from terminated employee	—	—	(136,667)	—	(4)	—	—	—	—	(4)
Deferred compensation related to options and restricted stock granted to employees	—	—	—	—	1,107	—	(1,107)	—	—	—
Amortization of employee deferred stock compensation	—	—	—	—	—	—	74	—	—	74
Compensation related to options and restricted stock issued to non-employees	—	—	—	—	964	—	—	—	—	964
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(9,169)	(9,169)
Unrealized gain on available-for-sale investments	—	—	—	—	—	—	—	6	—	6

Comprehensive loss										(9,163)

Balance at December 31, 2003	37,948,023	$55,064	5,321,325	$5	$2,334	$(145)	$(1,033)	$6	$(17,049)	$(15,882)

See accompanying notes.

NANOSYS, INC.

STATEMENTS OF CASH FLOWS

		Years Ended
	Period from Inception	December 31,
	(July 12, 2001) to
	December 31, 2001	2002	2003

	(In thousands)
Cash flows from operating activities
Net loss	$(792)	$(7,088)	$(9,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5	537	1,323
Stock-based compensation expense	—	41	1,408
Changes in assets and liabilities:
Accounts receivable	—	(77)	(495)
Prepaid expenses and other assets	(17)	(386)	206
Deferred revenue	—	1,912	(1,400)
Accounts payable and other liabilities	406	736	539

Net cash used in operating activities	(398)	(4,325)	(7,588)
Cash flows from investing activities
Purchases of available-for-sale investments	—	—	(35,370)
Maturities of available-for-sale investments	—	—	2,200
Purchases of property and equipment	(117)	(2,536)	(2,487)

Net cash used in investing activities	(117)	(2,536)	(35,657)
Cash flows from financing activities
Proceeds from equipment line of credit, net of issuance costs	—	1,774	727
Payments on equipment line of credit	—	(195)	(763)
Proceeds from sales of redeemable convertible preferred stock, net of issuance costs	1,548	14,949	37,084
Proceeds attributed to redeemable convertible preferred stock warrant	—	—	1,000
Proceeds from sales of common stock and exercise of stock options	32	12	14
Proceeds from the early exercise of stock options and restricted stock	—	84	66
Payment to repurchase restricted common stock	—	—	(4)

Net cash provided by financing activities	1,580	16,624	38,124

Net increase (decrease) in cash and cash equivalents	1,065	9,763	(5,121)
Cash and cash equivalents at beginning of period	—	1,065	10,828

Cash and cash equivalents at end of period	$1,065	$10,828	$5,707

Supplemental disclosure of cash flow information Cash paid for interest	$—	$23	$90

See accompanying notes.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Description of Business

          Nanosys, Inc. (the “Company”) was incorporated in Delaware on July 12, 2001 and is engaged in the development and commercialization of unique nanotechnology-enabled systems. The Company is developing products based on its core technology that incorporate proprietary, high performance inorganic nanostructures with integrated functionality for multiple industries. The Company is utilizing its technology to develop products in multiple industries such as energy, defense, electronics, life sciences and information technology. In prior years, the Company was considered to be in the development stage for accounting purposes.

Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying. Actual results could differ from those estimates.

Concentration of Credit Risk

          Financial instruments that potentially subject the Company to credit risk consist of investments and accounts receivable to the extent of the amounts recorded on the balance sheets. The Company’s investments are placed with high credit-quality financial institutions and issuers. The Company generally does not require collateral to support the financial instruments subject to credit risk.

          The Company performs credit evaluations of its customers and generally does not require collateral. The Company has not recorded material losses due to customer nonpayment.

          During 2002 approximately 71% and 29% of the Company’s revenue was derived from two companies. For 2003, the Company derived 53%, 19% and 11% of its revenue from three companies. The Company’s largest customer in 2002 and 2003 was located in Japan. All other customers were located in the United States.

Available-for-Sale Investments

          The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Investments in debt securities and marketable equity securities are classified as “available-for-sale”. The Company views its available-for-sale portfolio as available for use in current operations. Accordingly, the Company has classified all investments as current assets, even though the stated maturity may be more than one year beyond the current balance sheet date. Available-for-sale investments are carried at fair value based on quoted market prices, with unrealized gains and losses reported in accumulated other comprehensive income, as a separate component of stockholders’ equity (deficit).

          The cost basis of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. This amortization and accretion is included in interest income (expense) and other income, net. Realized gains and losses are also included in interest income (expense) and other income, net. The cost of all securities sold is based on the specific identification method.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

          Financial instruments consist principally of cash, available-for-sale investments and notes payable. The carrying value of notes payable approximates its fair value, as determined from information obtained from market sources and management estimates.

Revenue Recognition

          Revenue consists of revenue from research and development contracts and government grants. The Company recognizes revenue ratably over the research and development period provided that there is persuasive evidence of an arrangement, there are no uncertainties regarding customer acceptance, the sales price is fixed or determinable and collection of the related receivable is probable. Amounts collected or billed prior to satisfying the above revenue recognition criteria are reflected as deferred revenue.

          In 2003, in connection with a revenue arrangement with a customer, the Company issued warrants for the purchase of Series C redeemable convertible preferred stock. In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), management estimated the portion of the consideration received from the customer that related to the issuance of the warrants and the portion that related to revenue for the performance of research and development services. The warrants become exercisable by the customer as the customer makes milestone payments to the Company. Until the warrants are fully exercisable, they are subject to remeasurement at fair value. In 2003, the Company received $1.0 million in cash proceeds which were attributed entirely to the value of the warrants. Because the value of the warrant exceeded the estimated total cash proceeds under the arrangement, the Company did not recognize any revenue under the arrangement and therefore recorded $370,000 of stock-based compensation in research and development expense in 2003. Additional expense may be recorded in future periods if the estimated fair value of the warrants increases. The warrants expire if not exercised prior to the closing of the Company’s initial public offering.

Property and Equipment, Net

          Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the related assets. Property and equipment are generally depreciated over a useful life of three years, except leasehold improvements, which are amortized over the term of the lease.

Research and Development

          Research and development costs are expensed as incurred. Research and development costs consist of salaries, employee benefits, license fees, and payments to research organizations and professional service providers.

Stock-Based Compensation

          The Company accounts for employee stock options using the intrinsic-value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, and related interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. The pro forma net loss disclosure has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The resulting effect on net loss pursuant to SFAS No. 123 is not likely to be representative of the effects on net loss pursuant to SFAS No. 123 in future years, since future years are likely to include additional grants and the impact of future years’ vesting.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

          The Company estimates the fair value of stock options using the Black-Scholes model. The following table illustrates the weighted average assumptions for the Black-Scholes model used in determining the fair value of options granted to employees:

	Period from Inception	Years Ended
	(July 12, 2001)	December 31,
	through
	December 31, 2001	2002	2003

Dividend yield	0%	0%	0%
Risk-free interest rate	5.00%	3.80%	4.25%
Expected volatility	0.75	0.75	0.75
Expected life	5 years	5 years	5 years

          The following table illustrates the effect on net loss had the Company applied the fair value provisions of SFAS No. 123 to employee stock compensation (in thousands, except per share amounts):

	Period from Inception	Years Ended
	(July 12, 2001)	December 31,
	to
	December 31, 2001	2002	2003

Net loss, as reported	$(792)	$(7,088)	$(9,169)
Add: Non-cash employee compensation included in reported net loss	—	—	74
Deduct: Total stock-based employee compensation expense determined under the fair value method for all awards	(1)	(13)	(113)

Pro forma net loss	$(793)	$(7,101)	$(9,208)

Basic and diluted net loss per share, as reported	$(3.87)	$(8.94)	$(4.72)

Basic and diluted net loss per share, pro forma	$(3.88)	$(8.96)	$(4.74)

Comprehensive Income (Loss)

          Comprehensive income (loss) is comprised of net loss and other comprehensive income. Other comprehensive income includes unrealized gains and losses on the Company’s available-for-sale securities.

Impairment of Long Lived Assets

          The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2003, the Company has not identified any impairment of its long-lived assets.

Income Taxes

          The Company utilizes the liability method of accounting for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax reporting bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

the deferred tax asset will not be recovered. Currently, there is no provision for income taxes as the Company has incurred operating losses to date.

Emerging Accounting Developments

          On March 31, 2004, the Financial Accounting Standards Board (the “FASB”) issued its Exposure Draft, Share-Based Payment, which is a proposed amendment to FASB Statement No. 123, Accounting for Stock-Based Compensation. Generally, the approach in the Exposure Draft is similar to the approach described in Statement 123. However, the Exposure Draft would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The FASB expects to issue a final standard late in 2004 that would be effective for our 2005 fiscal year. The pro forma impact of the adoption of Statement 123 on the Company’s historical financial statements is included in the footnotes to the financial statements. The Company expects to continue to grant stock-based compensation to employees and the impact of the adoption of the new standard, when and if issued, may have a material impact on its future results of operations.

2.	Investments

          As of December 31, 2002, the Company’s cash and cash equivalents of $10,828,000 included deposits in money market investment accounts. The table below outlines the Company’s available-for-sale investments as of December 31, 2003 (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized Cost	Gains	Losses	Fair Value

United States government and agency securities	$10,526	$10	$(1)	$10,535
Auction rate securities issued by states of the United States	14,550	—	—	14,550
Money market funds	1,913	—	—	1,913
Corporate debt investments	8,094	3	(6)	8,091

Total available-for-sale investments	$35,083	$13	$(7)	$35,089

Classified as cash and cash equivalents				(1,913)

Classified as available-for-sale investments				$33,176

          There were no material realized gains or losses on sales of available-for-sale investments in any of the periods presented. The amortized cost and estimated fair value of available-for-sale investments in debt securities at December 31, 2003, by contractual maturity, were as follows (in thousands):

		Estimated
	Amortized Cost	Fair Value

Due in 1 year or less	$8,803	$8,800
Due in 1–2 years	9,730	9,739
Due in 2–5 years	—	—
Due after 5 years	16,550	16,550

Total investments in available-for-sale debt securities	$35,083	$35,089

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

3.	Notes Payable

          In 2002, the Company entered into an equipment line of credit, which provided for up to a maximum of $2,500,000 to finance the purchases of equipment. Borrowings under the equipment line of credit convert to notes payable that are repayable ratably over 36 months, starting in the month following the borrowing. Borrowings outstanding bear interest at a rate of 5% per annum, and are secured by the financed property and equipment of the Company. At December 31, 2003, there was $1,543,000 outstanding under the equipment line of credit, which was secured by related property and equipment. There were no further borrowings available under the equipment line of credit as of December 31, 2003.

          In connection with the equipment line of credit, the Company issued warrants to purchase 41,250 shares of Series B redeemable convertible preferred stock to the lender. The warrants are immediately exercisable at an exercise price of $1.20 per share at the option of the holder and expire in 2012. The Company ascribed a fair value of $40,000 to these warrants, as determined by the Black-Scholes option pricing model, using the following assumptions: a ten-year term, volatility of 0.75, no dividend yield and a 4% risk free rate. The Company recorded the fair value of the warrants, and amortized the value into interest expense on a straight-line basis over the commitment period of the equipment line of credit. During 2002 and 2003, the Company recorded $32,000 and $8,000, respectively, of interest expense related to the amortization of these warrants.

          Future minimum annual principal payments due under the equipment line of credit are as follows at December 31, 2003 (in thousands):

Year Ending December 31,

2004	$837
2005	663
2006	43

Total minimum payments	$1,543

4.	License and Collaboration Agreements

          The Company has several patent license agreements with various institutions for the right of the Company to use certain technology incorporated in the Company’s potential products. The Company can terminate these agreements at anytime, or the agreements expire upon the expiration or abandonment of the related licensed patents. The Company is also obligated to pay specified royalty fees on sales of licensed products, as defined. In the event that the Company does not obtain waivers of any minimum royalty obligation, the following table reflects the Company’s minimum royalties to the institutions (in thousands):

Year Ending December 31,

2004	$95
2005	140
2006	293
2007	436
2008	464
2009	605
2010	685
Each year therafter	735

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

          In connection with the execution of a patent license agreement, the Company is obligated to pay a license milestone payment in cash. The amount of the milestone payment will be 70,000 multiplied by the public offering price, which will be payable at various times over twenty-six months after the closing of an initial public offering. The Company is expected to expense this license milestone when and if the milestone is achieved.

5.	Commitments

Operating Leases

The Company leases a facility under an operating lease that expires in December 2005. In connection with entering into the operating lease, the Company issued warrants to purchase 75,000 shares of Series B redeemable convertible preferred stock to the landlord. The warrants are immediately exercisable at an exercise price of $1.20 per share at the option of the holder and expire in 2012. The Company ascribed a fair value of $73,000 to these warrants, as determined by the Black-Scholes option pricing model using the following assumptions: a ten-year term, volatility of 0.75, no dividend yield and a 4% risk free interest rate. The Company recorded the fair value of the warrants and is amortizing the fair value of the warrants into rent expense on a straight-line basis over the term of the operating lease. During the years ended December 31, 2002 and 2003, the Company recorded $16,000 and $19,000 related to the amortization of these warrants.

          The Company entered into a sublease agreement with a related party for a portion of its current rented space. The sublease expires in April 2004.

          Rent expense for the period from inception to December 31, 2001, and for 2002 and 2003, was $0, $711,000 and $1,194,000, respectively. Total sublease income was $0, $86,000 and $282,000 for the period from inception to December 31, 2001, and for 2002 and 2003, respectively. At December 31, 2003, the minimum future rental payments and sublease income, under operating lease arrangements, were as follows (in thousands):

	Operating Lease	Sublease
Year Ending December 31,	Payments	Income

2004	$806	$96
2005	834	—

Total	$1,640	$96

Scientific Advisory Board

The Company has consulting arrangements with members of its scientific advisory board guaranteeing minimum cash payments of $178,000 per year in 2004, 2005 and 2006.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Property and Equipment

          Property and equipment consisted of the following (in thousands):

	December 31,

	2002	2003

Laboratory equipment	$2,098	$4,186
Computer and office equipment	367	539
Furniture and fixtures	45	137
Leasehold improvements	142	277

Total property and equipment	2,652	5,139
Less accumulated depreciation	541	1,864

Property and equipment, net	$2,111	$3,275

7.	Related Party Transactions

          As disclosed in Note 5, the Company has entered into a sublease arrangement that expires in April 2004 with a related party. The related party is a company for which the chief executive officer of Nanosys serves on the Board of Directors. The amount of sublease income recorded under this sublease arrangement was $86,000 and $282,000 in 2002 and 2003, respectively. As security for the sublease, the Company required a security deposit from the subtenant of approximately $23,000 in cash. The security deposit is classified in accrued expenses as a current liability on the balance sheet as of December 31, 2003.

          At December 31, 2003, the Company held two full recourse stockholder notes receivable in the amount of $145,000 from two officers in consideration for the exercise of stock options for 1,205,000 shares of common stock. The shares issued are subject to a repurchase agreement under which the shares can be repurchased at the lower of the shares original issuance price or the fair market value of the shares at the date of repurchase. The notes accrue interest at a rate of 6% per annum and are reflected as a reduction of stockholders’ equity. The notes were repaid in full in cash in March 2004.

8.	Net Loss Per Share

          Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, less outstanding shares subject to repurchase. Outstanding shares subject to repurchase are not included in the computation of basic net loss per share until the Company’s time-based repurchase rights have lapsed. The Company has excluded all common stock subject to repurchase by the Company, preferred stock and stock options from the calculation of historical diluted net loss per common share because all such securities are antidilutive for all periods presented. The following table sets forth the common stock equivalents outstanding as of December 31, 2003 that may be included in diluted earnings per share in future periods:

Common stock subject to repurchase	2,701,977
Shares of common stock issuable in connection with redeemable convertible preferred stock	37,948,023
Outstanding stock options	917,333
Shares of common stock issuable in connection with warrants for the purchase of redeemable convertible preferred stock	839,335

Total common stock equivalents outstanding as of December 31, 2003	42,406,668

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

          The unaudited pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock using the as-if-converted method as of the date of issuance.

	Period from Inception
	(July 12, 2001)	Year Ended December 31,
	to
	December 31, 2001	2002	2003

	(In thousands, except share and per share amounts)
Historical
Numerator:
Net loss	$(792)	$(7,088)	$(9,169)

Denominator:
Weighted-average common shares outstanding	1,949,723	4,256,887	5,247,586
Less: Weighted-average unvested common shares subject to repurchase	(1,745,269)	(3,464,180)	(3,306,245)

Denominator for basic and diluted net loss per share	204,454	792,707	1,941,341

Basic and diluted net loss per share	$(3.87)	$(8.94)	$(4.72)

Pro forma
Net loss			$(9,169)

Pro forma basic and diluted net loss per share			$(0.27)

Denominator for pro forma basic and diluted net loss per share:
Shares used above			1,941,341
Pro forma adjustments to reflect assumed weighted-average effect of conversion of preferred stock			32,136,850

Shares used to compute pro forma basic and diluted net loss per share			34,078,191

9.     Redeemable Convertible Preferred Stock

          The redeemable convertible preferred stock is redeemable upon the liquidation or winding up of the Company, a greater than 50% change of control or sale of substantially all of the assets of the Company. As the redemption event is outside the control of the Company, all shares of redeemable convertible preferred stock have been presented outside of permanent equity. Further, the Company has not adjusted the carrying values of the Series A, B, or C redeemable convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. If it becomes certain that the redeemable convertible preferred stock will become redeemable, the amount reclassified from equity will be equal to the fair value of the instrument on the date that the contingent event becomes certain.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

          The Board of Directors is authorized to determine the rights, preferences and terms of each series of redeemable convertible preferred stock. Collectively, Series A, B and C are referred to as “redeemable convertible preferred stock” and have similar rights and preferences as outlined below (in thousands, except share amounts):

	December 31, 2002

				Aggregate
		Shares Issued and		Liquidation
	Shares Authorized	Outstanding	Carrying Amount	Preference

Series A	5,500,000	5,499,998	$1,548	$1,650
Series B	13,000,000	12,500,003	14,949	15,000

Total	18,500,000	18,000,001	$16,497	$16,650

	December 31, 2003

				Aggregate
		Shares Issued and		Liquidation
	Shares Authorized	Outstanding	Carrying Amount	Preference

Series A	5,500,000	5,499,998	$1,548	$1,650
Series B	13,000,000	12,500,003	14,949	15,000
Series C	21,750,000	19,948,022	37,084	37,243

Total	40,250,000	37,948,023	$53,581	$53,893

          Each series of redeemable convertible preferred stock is convertible at the stockholders’ option at any time on a one-for-one basis, subject to adjustment for antidilution. Conversion is automatic upon the closing of an firm commitment underwritten public offering of common stock registered under the Securities Act of 1933, with aggregate offering proceeds exceeding $30,000,000 and an offering price of at least $5.60 per share (appropriately adjusted for any stock splits, stock dividends, recapitalization, or similar events) or upon agreement of the majority of holders of the outstanding shares.

Dividends

          Holders of the Series A, B and C redeemable convertible preferred stock, in preference to the holders of common stock, are entitled to receive, when and as declared by the Board of Directors, cash dividends at the rate of $0.024, $0.096, and $0.149, respectively, on each outstanding share of redeemable convertible preferred stock. Such dividends are noncumulative. Upon conversion to common stock, the holder is entitled to receive any declared and unpaid dividends on the shares of redeemable convertible preferred stock being converted. No dividends have been declared through December 31, 2003.

Liquidation Preference

          In the event of a liquidation or winding up of the Company, holders of the Series A, B and C redeemable convertible preferred stock have a liquidation preference of $0.30, $1.20, and $1.867 per share, respectively, together with any declared but unpaid dividends, over holders of common shares. If the assets of the Company available for distribution are insufficient to pay each holder of the redeemable convertible preferred stock the full amount of the preference payment, then the shareholders are entitled to share ratably in the distribution. After payment of the full liquidation preference of the redeemable convertible preferred stock, the remaining assets of the Company shall be distributed among the holders of the preferred and common stock pro rata based on the number of shares of stock held. The redeemable convertible preferred stockholders’ distribution is limited to 225% of their respective initial investment.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Voting

          Each share of redeemable convertible preferred stock has voting rights equal to the number of common shares into which the preferred stock is convertible at the record date.

Preferred Stock Warrants

          As of December 31, 2003 the Company had issued a total of 116,250 warrants to purchase Series B redeemable convertible preferred stock at $1.20 per share, in connection with an equipment line of credit and an operating lease.

          The Company has also issued 723,085 warrants for the purchase of Series C redeemable convertible preferred stock at an exercise price of $0.001 per share in connection with a research and development agreement signed in September 2003. The warrants expire in 2008, or upon the closing of an initial public offering. The warrants become exercisable by the collaborative partner as the collaborative partner makes milestone payments to the Company. In accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), the Company has allocated the portion of the consideration received from the collaborative partner that relates to the issuance of the warrants and the portion that relates to the revenue for the performance of research and development services. Until the warrants are fully exercisable, they are subject to remeasurement at fair value. Because of the increase in the estimated fair value of the Company’s Series C redeemable convertible preferred stock subsequent to September 2003, the amount of consideration allocated to the equity component of this arrangement exceeds the cash consideration received. As a result of this condition, no revenue was recognized for research and development services performed under this collaborative arrangement and $370,000 of additional research and development expense was recorded in 2003. Additional expense may be recorded in future periods until the warrants are fully exercisable if the fair value of the Series C redeemable convertible preferred stock increases further.

10.	Options

2001 Stock Plan

          Under the 2001 Stock Plan (“the Plan”), as amended, the Company may grant restricted stock, incentive and nonqualified stock options to employees, officers, directors, advisors, scientific advisory board members and consultants of the Company. All option grants are issued at an exercise price equal to 100% of the estimated fair value of common stock, as established by the Board of Directors on the date of grant; provided, however, that an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company shall be granted options with a purchase price of at least 110% of the estimated fair value of the common stock on the date of grant.

          Certain options granted under the Plan may be exercisable immediately and all options vest over periods determined by the Board of Directors, generally up to 5 years, and expire no more than 10 years after the date of grant. Stock which is purchased prior to the option vesting is subject to the Company’s

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

right of repurchase, which lapses over the vesting period. Stock option activity for the period from inception (July 12, 2001) through December 31, 2003 is as follows:

		Options Outstanding

			Weighted-Average
	Shares Available		Exercise Price
	for Grant	Number of Shares	per Share

Inception (July 12, 2001)
Shares authorized	2,387,500	—	$—
Options granted	(965,000)	965,000	0.03
Options exercised	—	(965,000)	0.03

Balances at December 31, 2001	1,422,500	—	—
Shares authorized	2,249,500	—	—
Options granted	(1,193,000)	1,193,000	0.09
Restricted shares issued	(1,681,500)	—	—
Options exercised	—	(404,400)	0.03

Balances at December 31, 2002	797,500	788,600	0.12
Shares authorized	1,432,000	—	—
Options granted	(222,000)	222,000	0.17
Restricted shares issued	(490,000)	—	—
Options exercised	—	(78,267)	0.13
Options repurchased	136,667	—	—
Restricted shares repurchased	26,500	—	—
Options forfeited	15,000	(15,000)	0.12

Balances at December 31, 2003	1,695,667	917,333	0.13

Exercisable/ vested at December 31, 2001		—	—
Exercisable/ vested at December 31, 2002		—	—
Exercisable/ vested at December 31, 2003		175,280	0.12

          Options presented as exercised in the table above for the year ended December 31, 2003 include the vesting of restricted common stock associated with the early exercise of stock options in previous periods.

          The following table summarizes information concerning options outstanding as of December 31, 2003:

		Weighted Average
		Remaining
	Number	Contractual Life
Exercise Price	Outstanding	(in years)	Options Vested

$0.12	705,333	8.36	153,331
0.15	95,000	9.00	17,416
0.19	117,000	9.78	4,533

	917,333		175,280

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

          The weighted-average fair value of options granted for the period from inception to December 31, 2001 and during 2002 and 2003 was $0.02, $0.06, and $1.87 per share, respectively.

Deferred Stock Compensation

          No employee stock compensation expense was reflected in the Company’s reported net loss in any period prior to December 31, 2002, as all options granted had an exercise price equal to the fair value of the underlying common stock on the date of the grant. During 2003, stock options were granted with exercise prices that were at the fair value of the common stock at the date of grant as determined by the Board of Directors. Subsequent to the commencement of the initial public offering process, the Company reevaluated the fair value of its common stock and determined that certain of the stock options granted during 2003 were granted at exercise prices that were below the reassessed fair value of the common stock on the date of grant. Accordingly, deferred stock compensation of $1,107,000 was recorded during 2003 in accordance with APB Opinion No. 25. The deferred compensation will be amortized straight-line over the vesting period of the related awards, generally five years. For 2003 the Company recorded employee stock compensation expense of $74,000.

Stock Options Granted to Nonemployees

          Stock-based compensation arrangements for nonemployees are accounted for in accordance with SFAS No. 123, as amended by SFAS No. 148, and EITF Issue No. 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. Compensation expense associated with these arrangements is subject to periodic remeasurement over the vesting terms as earned.

          During 2002 and 2003, the Company granted options and restricted stock purchase awards of 63,000 shares and 132,000 shares, respectively, to acquire shares of common stock to non-employees. Stock compensation expense of $41,000 and $964,000 was recorded for the years ended December 31, 2002, and 2003, respectively. The deferred compensation expense represented the difference between the fair market value and the exercise price of the common stock options for shares vesting during the period.

          The following table illustrates the weighted average assumptions for the Black-Scholes model used in determining the fair value of options granted to nonemployees:

	2002	2003

Dividend yield	0%	0%
Risk-free interest rate	3.80%	4.25%
Expected volatility	0.75	0.75
Expected life	10 years	10 years

11.	Common Stock and Notes Receivable

Restricted Common Stock

          The Company has issued restricted common stock to employees, consultants, officers and directors of the Company. Shares issued pursuant to a restricted stock purchase agreement are subject to repurchase by the Company solely at its option. In the event of termination of services, the Company has the right to repurchase unvested shares at the original purchase price. The restrictions generally lapse over a five year vesting period.

          In accordance with EITF Issue No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, the shares issued pursuant to

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

the early exercise of stock options or restricted stock purchase awards are not deemed to be issued until those shares vest. Therefore, payments received by the Company for the exercise price of stock options or restricted stock purchase awards that were early-exercised after March 21, 2002 are recorded as a liability for early exercise of stock options and restricted stock purchase awards on the balance sheet, and will be transferred into common stock and additional paid-in capital as the shares vest. A summary of activity related to restricted common stock, excluding restricted shares issued after March 21, 2002, from inception to December 31, 2003 is set forth below:

Inception (July 12, 2001)
Issuance of restricted shares	3,230,000
Vesting of restricted shares	(138,833)

December 31, 2001	3,091,167
Issuance of restricted shares	1,605,000
Vesting of restricted shares	(800,548)

December 31, 2002	3,895,619
Vesting of restricted shares	(1,056,975)
Repurchase of restricted shares	(136,667)

December 31, 2003	2,701,977

Notes Receivable from Stockholders

          At December 31, 2003, the Company held two full recourse notes receivable in the amount of $145,000 from two officers in consideration for the exercise of stock options for 1,205,000 shares of common stock. The shares issued are subject to a repurchase agreement under which the shares can be repurchased at the lower of the shares original issuance price or the fair market value of the shares at the date of repurchase. The notes accrue interest at a rate of 6% per annum and are reflected as a reduction of stockholders’ equity. The notes were repaid in full in cash in March 2004.

Shares Reserved for Issuance

          The Company is required to reserve and keep available out of its authorized but unissued shares of common stock a number of shares sufficient to effect the conversion of all outstanding shares of redeemable convertible preferred stock, plus shares granted and available for grant under the Company’s stock option plans. The Company had reserved shares of common stock for future issuance as of December 31, 2003, as follows:

Exercise of stock options	917,333
Shares available for future grants	1,695,667
Exercise of redeemable convertible preferred stock warrants	839,335
Conversion of redeemable convertible preferred stock	37,948,023

41,400,358

12.	Employee Benefit Plans

          The Company sponsors an employee benefit plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to make pretax contributions of up to the maximum allowable amount set by the Internal Revenue Service. In addition, the Company may make discretionary contributions to the plan. To date, the Company has not made any contributions to the plan.

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Income Taxes

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31,

	2002	2003

Net operating loss carryforwards	$2,483	$5,311
Amortization and depreciation	175	369
Other	274	331
Research and development credits	172	476

Total deferred tax assets	3,104	6,487
Valuation allowance	(3,104)	(6,487)

Net deferred tax asset	$—	$—

          Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Accordingly, deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $0.3 million, $2.8 million and $3.4 million during the period from inception to December 31, 2001 and 2002 and 2003, respectively.

          As of December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of approximately $13.9 million which will expire beginning in 2021 and California net operating loss carryforwards of approximately $10.1 million which will expire beginning in 2013. The Company also has federal and California research and development tax credit carryforwards of approximately $295,000 and $279,000 respectively. The federal research tax credits will begin to expire in 2021, and the California research tax credits have no expiration date.

          Utilization of the Company’s net operating loss and research tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. Such an annual limitation could result in the expiration of net operating losses and credits before utilization.

14.	Indemnification

          The Company has certain agreements with customers and collaborators that contain indemnification provisions. In such provisions, the Company typically agrees to indemnify the customer or collaborator against certain types of third-party claims. The Company would accrue for known indemnification issues if a loss were probable and could be reasonable estimated. The Company would also accrue for estimated incurred but unidentified issues based on historical activity. There was no accrual for or expense related to indemnification issues for any period presented.

15.	Subsequent Events

Unaudited Pro Forma Information

          In April 2004, the Company’s Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission in connection with the Company’s proposed initial public offering of its common stock. If the offering is completed upon the terms presently contemplated, all outstanding shares of redeemable convertible preferred stock outstanding as of December 31, 2003 will

NANOSYS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

automatically convert into 37,948,023 shares of common stock immediately prior to the closing of the proposed offering. Unaudited pro forma stockholders’ equity at December 31, 2003 reflects the automatic conversion of outstanding shares of redeemable convertible preferred stock that would occur upon completion of the offering as if that conversion had happened as of the balance sheet date.

Stock Option and Restricted Stock Purchase Awards

          In March 2004, the Board of Directors increased the number of shares of common stock available for future grant under the 2001 Stock Plan by 3,100,000 shares. From January 1 to March 31, 2004, the Company granted employees options and restricted stock purchase awards to acquire 2,520,500 of shares of common stock at a weighted average exercise price of $0.19 per share. As a result, the Company estimates that it will recognize $11.1 million in employee deferred stock compensation that will be amortized to expense over the five-year vesting period. In addition, the Company granted restricted stock purchase awards to purchase a total of 240,000 shares of common stock to nonemployees at a weighted average price of $0.19.

Issuance of Series C Redeemable Convertible Preferred Stock

          In April 2004, the Company issued 133,905 shares of Series C redeemable convertible preferred stock for $1.867 per share resulting in aggregate net cash proceeds of $250,000. In connection with the proposed initial public offering, the Company will record a deemed dividend, limited to the amount of proceeds of $250,000, based on the difference between the conversion price and the deemed fair value of the common stock on the transaction date.

2004 Stock Plan

          In April 2004, the Board of Directors adopted the 2004 Stock Plan. The 2004 Stock Plan provides for the grant of incentive and nonstatutory stock options to employees, directors and consultants. As of April 15, 2004, a total of 3,000,000 shares of common stock were reserved for issuance pursuant to the 2004 Stock Plan. In addition, shares reserved under the 2004 Stock Plan will also include (a) shares reserved but unissued under the 2001 Stock Plan as of the effective date of the proposed initial public offering, (b) shares returned to the 2001 Stock Plan as the result of termination of options or the repurchase of shares issued under such plan, and (c) annual increases in the number of shares available for issuance on the first day of each fiscal year beginning on January 1, 2005, equal to the lesser of:

•	5% of the outstanding shares of common stock on the first day of the Company’s fiscal year.

•	6,000,000 shares, or

•	an amount the Company’s board may determine.

          Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Common Stock

PROSPECTUS

Merrill Lynch & Co.

Lehman Brothers
CIBC World Markets
Needham & Company, Inc.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ National Market listing fee.

SEC Registration Fee		$14,570.50
NASD Filing Fee		12,000.00
Nasdaq National Market Listing Fee		*
Printing Costs		*
Directors and Officers’ Insurance		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Blue Sky Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

          As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that: (1) the registrant is required to indemnify its directors and executive officers and persons serving in these capacities in other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) the registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with defending a proceeding, except that it is not required to advance expenses to a person against whom the registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit; (4) the rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (5) the registrant may not retroactively amend the bylaw provisions in a way that it adverse to our directors, executive officers and employees in these matters.

          The registrant’s policy is to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the bylaws, as well as certain additional procedural protections. In addition, the indemnification agreements provide that the registrant’s directors and executive officers will be indemnified to the fullest possible extent not prohibited by law against all expenses, including attorney’s fees, and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the registrant, on account of their services as directors or executive officers of the registrant or as directors or officers of any other company or enterprise when they are serving in these capacities at the request of the registrant. The registrant will not be obligated pursuant to the indemnification agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the registrant’s board of directors or brought to enforce a right to indemnification under the indemnification agreement, the registrant’s bylaws or any statute or law. Under the agreements, the registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in any proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless the registrant consents to such settlement; (3) with respect to any proceeding brought by the registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (4) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the registrant pursuant to the provisions of §16(b) of the Securities Exchange Act of 1934, and related laws; (5) on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (6) an account of any conduct from which the indemnified party derived an improper personal benefit; (7) on account of conduct the indemnified party believed to be contrary to the best interests of the registrant or its stockholders; (8) on account of conduct that constituted a breach of the indemnified party’s duty of loyalty to the registrant or its stockholders; or (9) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

          The indemnification provision in the bylaws and the indemnification agreements entered into between the registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933.

          Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit
Document	Number

Form of Underwriting Agreement	1.1 *
Certificate of Incorporation of Registrant	3.1
Form of Amended and Restated Certificate of Incorporation of Registrant to be filed after Action by Written Consent of Stockholders	3.1.1
Bylaws of Registrant	3.2
Form of Bylaws of Registrant to be in effect after Action by Written Consent of Stockholders	3.2.1
Form of Indemnification Agreement	10.4

*	To be filed by amendment.

Item 15.	Recent Sales of Unregistered Securities.

A.	Preferred Stock

          (1) In October 2001, the Registrant sold an aggregate of 5,499,998 shares of its series A preferred stock to investors at a price of $0.30 per share for an aggregate purchase price of $1,649,999.

          (2) In January and February 2002, the Registrant sold an aggregate of 12,500,003 shares of its series B preferred stock to investors at a price of $1.20 per share for an aggregate purchase price of $15,000,004.

          (3) In April and May 2003 and April 2004, the Registrant sold an aggregate of 20,081,927 shares of its series C preferred stock to investors at a price of $1.867 per share for an aggregate purchase price of $37,492,958.

          The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

B.	Stock Options and Stock Purchase Rights

          Since inception in July 2001, the Registrant issued an aggregate of 6,102,240 shares of the Registrant’s common stock to employees, consultants and directors pursuant to the exercise of stock options and stock purchase rights under the Registrant’s 2001 Amended Stock Plan, for aggregate consideration of $831,226.

          The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation.

C.	Common Stock Issuances Outside of Service Provider Equity Plans

          (1) In August and September 2001, the Registrant sold an aggregate of 2,290,000 shares of common stock at a price of $0.001 per share to certain founders, employees and members of the Registrant’s Scientific Advisory Board for an aggregate purchase price of $2,290.

          (2) In October 2001, the Registrant sold an aggregate of 160,000 shares of common stock at a price of $0.001 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $160.

          (3) In October 2001, the Registrant issued an aggregate of 100,000 shares of common stock to an individual in connection with a settlement agreement and mutual release with an aggregate value of $100.

          (4) In April 2002, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.12 per share to Shellwater & Co. (as nominee of the Regents of the University of California) in connection with the license of certain patent rights for an aggregate purchase price of $1,200.

          (5) In January 2003, the Registrant sold an aggregate of 20,000 shares of common stock at a price of $0.12 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $2,400.

          (6) In April 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.15 per share to an individual and WS Investment Company, LLC for an aggregate purchase price of $1,500.

          (7) In April 2003, the Registrant sold an aggregate of 50,000 shares of common stock at a price of $0.12 per share to the Massachusetts Institute of Technology in connection with the license of certain patent rights for an aggregate purchase price of $6,000.

          (8) In June 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.19 per share to The President and Fellows of Harvard College in connection with the license of certain patent rights for an aggregate purchase price of $1,900.

          (9) In December 2003, the Registrant sold an aggregate of 10,000 shares of common stock at a price of $0.19 per share to the Trustees of Columbia University in the City of New York in connection with the license of certain patent rights for an aggregate purchase price of $1,900.

          The sales of the above securities were deemed to be exempt from registration in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. All recipients were either accredited or sophisticated investors, as those terms are defined in the Securities Act and the regulations promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16.	Exhibits and Financial Statement Schedules

          a.     Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number

1	.1*	Form of Underwriting Agreement
3.1		Third Amended and Restated Certificate of Incorporation of Registrant, as amended
3	.1.1	Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3.2		Bylaws of Registrant
3	.2.1	Amended and Restated Bylaws of Registrant to be in effect upon closing of this offering
4	.1*	Form of Specimen Stock Certificate
4.2		Second Amended and Restated Investors’ Rights Agreement by and between Registrant and the persons and entities listed on Exhibit A thereto, dated as of April 10, 2003
4	.2.1	Waiver of Right of First Offer and Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement by and between Registrant, the Joining Parties, as defined therein, and the Majority Holders, as defined therein, dated as of September 4, 2003
4	.2.2	Joinder Agreement by and between Registrant, Silicon Valley Bank and the Majority Holders, as defined therein, dated as of May 17, 2002
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1		2001 Stock Plan, as amended
10.2		2004 Stock Plan
10	.3*	Reserved
10.4		Form of Indemnification Agreement entered into between the Registrant, its directors and officers
10	.5†	Form of License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.1†	Co-Exclusive License Agreement between the Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.2†	License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of February 1, 2002
10	.5.3†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 2, 2002
10	.5.4†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of April 25, 2003
10.6		Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated as of January 30, 2002

Exhibit
Number

10	.6.1	First Amendment to Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated September 27, 2002
10.7		Loan and Security Agreement by and between Registrant and Silicon Valley Bank, dated as of May 17, 2002
10	.8†	License Agreement for Nanocrystal Technology by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of November 9, 2002
10	.8.1†	Amendment A to the License Agreement by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of March 20, 2003
10	.9†	Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of November 18, 2002
10	.9.1†	First Amendment to the Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of February 18, 2004
10	.10†	Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of September 5, 2002
10	.10.1†	Amendment One to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of December 13, 2002
10	.10.2†	Amendment Two to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of March 12, 2003
10	.11†	Patent License Agreement by and between Registrant and the Trustees of Columbia University in the City of New York, effective as of May 20, 2003
10	.12†	Master Marketing and Business Development Agreement by and between Registrant and Science Applications International Corporation, effective as of July 9, 2003
10	.13†*	Development Agreement by and between Registrant and In-Q-Tel, Inc., effective as of September 4, 2003
10	.14†	Cooperative Development Agreement by and between Registrant and Intel Corporation, effective as of December 15, 2003
10	.15†	Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Company, effective as of January 22, 2004
10	.15.1†	Amendment A to Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Registrant dated April 21, 2004
23.1		Consent of Ernst & Young LLP, Independent Auditors
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1		Power of Attorney (see pages II-7 and II-8 to this Form S-1)

*	To be filed by amendment.

†	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

          (b) Financial Statement Schedules

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on April 22, 2004.

By:	/s/ CALVIN Y. H. CHOW

Calvin Y. H. Chow
Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Calvin Y. H. Chow and Karen L. Vergura, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his or her said attorney to any and all amendments to said registration statement.

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date

/s/ CALVIN Y. H. CHOW (Calvin Y. H. Chow)	Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2004

/s/ KAREN L. VERGURA (Karen L. Vergura)	Vice President, Finance (Principal Accounting and Financial Officer)	April 22, 2004

/s/ LAWRENCE A. BOCK (Lawrence A. Bock)	Executive Chairman of the Board of Directors	April 22, 2004

/s/ CLINTON W. BYBEE (Clinton W. Bybee)	Director	April 22, 2004

/s/ REGIS P. MCKENNA (Regis P. McKenna)	Director	April 22, 2004

/s/ BRYAN E. ROBERTS (Bryan E. Roberts)	Director	April 22, 2004

/s/ SASSON SOMEKH (Sasson Somekh)	Director	April 22, 2004

Signature	Title	Date

/s/ JOHN A. YOUNG (John A. Young)	Director	April 22, 2004

/s/ GREGORY J. YUREK (Gregory J. Yurek)	Director	April 22, 2004

EXHIBIT INDEX

Exhibit
Number

1	.1*	Form of Underwriting Agreement
3.1		Third Amended and Restated Certificate of Incorporation of Registrant, as amended
3	.1.1	Amended and Restated Certificate of Incorporation to be in effect upon closing of this offering
3.2		Bylaws of Registrant
3	.2.1	Amended and Restated Bylaws of Registrant to be in effect upon closing of this offering
4	.1*	Form of Specimen Stock Certificate
4.2		Second Amended and Restated Investors’ Rights Agreement by and between Registrant and the persons and entities listed on Exhibit A thereto, dated as of April 10, 2003
4	.2.1	Waiver of Right of First Offer and Amendment No. 1 to Second Amended and Restated Investors’ Rights Agreement by and between Registrant, the Joining Parties, as defined therein, and the Majority Holders, as defined therein, dated as of September 4, 2003
4	.2.2	Joinder Agreement by and between Registrant, Silicon Valley Bank and the Majority Holders, as defined therein, dated as of May 17, 2002
5	.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1		2001 Stock Plan, as amended
10.2		2004 Stock Plan
10	.3*	Reserved
10.4		Form of Indemnification Agreement entered into between the Registrant, its directors and officers
10	.5†	Form of License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.1†	Co-Exclusive License Agreement between the Registrant and President and Fellows of Harvard College, effective as of October 4, 2001
10	.5.2†	License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of February 1, 2002
10	.5.3†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of October 2, 2002
10	.5.4†	Exclusive License Agreement by and between Registrant and President and Fellows of Harvard College, effective as of April 25, 2003
10.6		Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated as of January 30, 2002
10	.6.1	First Amendment to Lease Agreement by and between Registrant and ARE-2625/2627/2631 Hanover, LLC, dated September 27, 2002
10.7		Loan and Security Agreement by and between Registrant and Silicon Valley Bank, dated as of May 17, 2002
10	.8†	License Agreement for Nanocrystal Technology by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of November 9, 2002
10	.8.1†	Amendment A to the License Agreement by and between Registrant and the Regents of the University of California through the Ernest Orlando Lawrence Berkeley National Laboratory, effective as of March 20, 2003
10	.9†	Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of November 18, 2002
10	.9.1†	First Amendment to the Development Agreement by and between Registrant and Matsushita Electric Works, Ltd., effective as of February 18, 2004

Exhibit
Number

10	.10†	Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of September 5, 2002
10	.10.1†	Amendment One to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of December 13, 2002
10	.10.2†	Amendment Two to the Exclusive Patent License Agreement by and between Registrant and Massachusetts Institute of Technology, effective as of March 12, 2003
10	.11†	Patent License Agreement by and between Registrant and the Trustees of Columbia University in the City of New York, effective as of May 20, 2003
10	.12†	Master Marketing and Business Development Agreement by and between Registrant and Science Applications International Corporation, effective as of July 9, 2003
10	.13†*	Development Agreement by and between Registrant and In-Q-Tel, Inc., effective as of September 4, 2003
10	.14†	Cooperative Development Agreement by and between Registrant and Intel Corporation, effective as of December 15, 2003
10	.15†	Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Company, effective as of January 22, 2004
10	.15.1†	Amendment A to Cooperative Development Agreement by and between Registrant and E.I. du Pont de Nemours and Registrant dated April 21, 2004
23.1		Consent of Ernst & Young LLP, Independent Auditors
23	.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
24.1		Power of Attorney (see pages II-7 and II-8 to this Form S-1)

*	To be filed by amendment.

†	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.